As filed with the Securities and Exchange Commission on September 21, 2018

Registration No. 333-224622

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 5

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DERMADOCTOR, LLC

(to be converted as described herein to a corporation named)

DERMADOCTOR, INC.

(Exact name of registrant as specified in its charter)

Delaware	8071	36-4900272
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

DERMAdoctor, Inc.

1901 McGee Street

Kansas City, Missouri 64108

(816) 472-5700

 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Jeff Kunin, M.D.

President and Chief Executive Officer

DERMAdoctor, Inc.

1901 McGee Street

Kansas City, Missouri 64108

(816) 472-5700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Leslie Marlow, Esq.

Hank Gracin, Esq.

Patrick J. Egan, Esq.

Gracin & Marlow, LLP

The Chrysler Building

405 Lexington Avenue, 26th Floor

New York, NY 10174

Telephone: (212) 907-6457

Facsimile: (212) 208-4657

Aron Izower, Esq. Reed Smith, LLP 599 Lexington Avenue New York, NY 10022 Telephone: (212) 521-5400 Facsimile: (212) 521-54504

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging Growth Company ☒

If an emerging growth company, indicate by checkmark if the registrant has not elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Units consisting of:	$14,202,500	$1,768.21
(i) Common Stock, $0.001 par value(2)(3)(4)	—	—
(ii) Warrants to purchase shares of Common Stock (3)(4)(5)	—	—
Shares of Common Stock issuable upon exercise of the Warrants (2)	$17,753,125	$2,210.27
Representative’s Warrants(6)	—	—
Shares of Common Stock issuable upon exercise of the Representative’s Warrants (2)(7)	$771,875	$96.10
Total	$32,727,500	$4,074.58	(8)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 416 under the Securities Act the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(3)	Includes shares of common stock and/or warrants to purchase shares of common stock that the underwriters have the option to purchase to cover over-allotments, if any.

(4)	No fee pursuant to Rule 457(i) under the Securities Act.

(5)	Each unit will include one warrant to purchase one share of common stock. The warrants are exercisable at a per share exercise price equal to 125% of the public offering price of one unit.

(6)	No fee pursuant to Rule 457(g) under the Securities Act.

(7)	The representative’s warrants are exercisable at a per share exercise price equal to 125% of the public offering price per share. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the representative’s warrants is $771,875, which is equal to 125% of $617,500 (5% of $12,350,000).

(8)	A fee of $2,264.35 was previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED SEPTEMBER 21, 2018

2,470,000 Units Consisting of Shares

of Common Stock and Warrants

DERMAdoctor, Inc.

This is a firm commitment initial public offering of 2,470,000 units of DERMAdoctor, Inc., each unit consisting of one share of common stock, par value $0.001 per share, and one warrant to purchase one share of common stock. The units will not be certificated and the shares of common stock and warrants included in the units will be issued separately and may be transferred separately immediately upon issuance. We anticipate that the initial public offering price of each unit will be $5.00. The warrants included in the units will be exercisable immediately, have an exercise price of $6.25 per share (based on an assumed initial public offering price of $5.00 per unit), and expire five years from the date of issuance.

Prior to this offering, there has been no public market for our common stock or warrants. We have applied to list our shares of common stock and warrants for trading on The Nasdaq Capital Market (“Nasdaq”) under the symbols “DDOC” and “DDOCW,” respectively. No assurance can be given that our listing application will be approved.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 13 of this prospectus for a discussion of information that you should consider before investing in our securities.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We are an “emerging growth company” under applicable SEC rules and will be eligible for reduced public company disclosure requirements. See “Summary — Implications of Being an Emerging Growth Company.”

	Per Unit	Total
Public offering price(1)	$	$
Underwriting discounts and commissions(2)	$	$
Proceeds, before expenses, to us	$	$

(1)	The assumed public offering price for each unit corresponds to an assumed public offering price per share of common stock of $4.99 and an assumed public offering price per accompanying warrant of $0.01.

(2)	The underwriters will receive compensation in addition to the discounts and commissions. See “Underwriting” for a description of compensation payable to the underwriters.

We have granted the representative a 45-day option to purchase up to an additional 370,500 shares of common stock and/or additional warrants to purchase up to 370,500 shares of common stock, in any combination thereof, from us to cover over-allotments, if any, at the public offering price per share and the public offering price per warrant, respectively, less the underwriting discounts and commissions.

The underwriters expect to deliver the securities to purchasers in the offering on or about                 , 2018.

ThinkEquity

a division of Fordham Financial Management, Inc.

The date of this prospectus is                 , 2018

DERMAdoctor®

The DERMAdoctor® brand has a wide presence with national retailers, e-commerce and international merchants, which allows us to leverage insights gained from each channel to drive performance across the business.

DERMAdoctor
kakadu C
180 ml – 6.09 fl oz

DERMAdoctor
AIN'T
misbehavin'
210 ml – 7.10 oz

DERMAdoctor
KP duty
473 ml – 16 fl oz (410 g)
MED e TATE

DERMAdoctor
POETRY
in lotion
DD cream
PICTURE
perfect
physical CHEMISTRY

DERMAdoctor
wrinkle
REVENGE

You should rely only on the information contained in this prospectus or in any free writing prospectus that we may specifically authorize to be delivered or made available to you. We have not, and the underwriters have not, authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell our securities. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted.

For investors outside the United States: We have not and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States must inform themselves about, and observe any restrictions relating to, the offering of securities and the distribution of this prospectus outside the United States.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified market and industry data from third-party sources. We believe that the data obtained from these industry publications and third-party research, surveys and studies are reliable. We are ultimately responsible for all disclosure included in this prospectus.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each case included elsewhere in this prospectus. In this prospectus, unless the context otherwise requires, the terms “we,” “us,” “our,” “DERMAdoctor” and the “Company” refer to DERMAdoctor, LLC for the periods prior to the consummation of the corporate reorganization (as described below), and such terms refer to DERMAdoctor, Inc. for the periods after the consummation of the corporate reorganization. Except as disclosed in the prospectus, the financial statements and selected historical financial data and other financial information included in this registration statement are (i) those of DERMAdoctor, LLC and an affiliated company, 1901 McGee, LLC, a variable interest entity for which DERMAdoctor, LLC is the primary beneficiary; and (ii) do not give effect to the corporate reorganization.

Prior to the effectiveness of the registration statement of which this prospectus is a part, we will complete a number of transactions pursuant to which DERMAdoctor, Inc. will succeed to the business of DERMAdoctor, LLC and the members of DERMAdoctor, LLC will become stockholders of DERMAdoctor, Inc. In this prospectus, we refer to such transactions as the “corporate reorganization.”

Overview

We are an omni-channel, innovative, skincare company primarily focused on the creation of products that are designed to target common skin concerns, ranging from aging and blemishes to dry skin, perspiration and keratosis pilaris. We develop, market, distribute and sell skincare products under our DERMAdoctor® brand worldwide. All of our DERMAdoctor® products are conceived by our product design team headed by our Chief Creative Officer and founder, Dr. Audrey Kunin, who is a board-certified dermatologist. Dr. Kunin adds her unique perspective, which is incorporated in our packaging, that skincare can be both elegant and powerful. Our philosophy is to mix science and technology synergistically to provide non-irritating, effective and pleasing skincare products aimed at targeting overlooked or unfulfilled common skin concerns. All of our products are fragrance and dye free. Since 2003, we have been developing, marketing, distributing and selling an extensive array of our proprietary skincare products. Today, we produce and sell over 30 DERMAdoctor® products that account for 40 stock keeping units, or skus, at prices ranging from $22 for an antiperspirant to $95 for a Kakadu vitamin C skin product. Our products are typically grouped into families of products and include those such as Wrinkle Revenge, Ain’t Misbehavin’, Calm Cool and Corrected and KP Duty designed to improve the skin’s appearance for aging, acne, redness and keratosis pilaris, respectively. Within each family, products are typically further broken down to face, eyes, and body. The ingredients are then uniquely formulated for the resulting product subcategory. Each family of products creates opportunities for the customer to expand into different product types aimed at addressing their particular skincare problems. For example, within our KP Duty family we offer both a lotion and a scrub as well as a Body Peel Pad, which provides an innovative product delivery system. Often these products are purchased together. We recently launched the first product in our new Lucky Bamboo family, Jukyeom 9x Water Gel, taking advantage of the increasing global interest in Korean Beauty products and we expect to introduce an extension to our DD family in the fourth quarter of 2018, with DD Eye Crème.

We initially began operations in 1998 as an e-commerce company selling third-party beauty products and skincare products on the internet and providing skincare advice and information on our website. Through our online sales we developed significant market knowledge of the industry, specifically what consumers desired and disliked, product packaging successes and failures, new technology and product opportunities and market voids, which led to our decision to create our own proprietary products to leverage our customer base and daily internet traffic and eventually to discontinue sales of third-party products in 2011 to focus on sales of our own proprietary products. We named our proprietary skincare line DERMAdoctor®.

We utilize an omni-channel distribution model which includes traditional domestic retail distribution outlets, online shopping, and international merchants including distributors and retail outlets. For the six months ended June 30, 2018, domestic, e-commerce and international sales were 57%, 24%, and 19%, respectively, of total net sales, as compared to 44%, 33%, and 23%, respectively, for the six months ended June 30, 2017. For the year ended December 31, 2017, domestic, e-commerce and international sales were 44%, 26% and 30% of our net sales, respectively, as compared to 68%, 26% and 6%, respectively, for the year ended December 31, 2016.

The traditional domestic retail distribution outlets consist mainly of specialty and department stores, including their company websites. To date, specialty retailers Ulta Beauty, Sephora and Costco Wholesale Corporation, or Costco, have accounted for a majority of our U.S. sales. Other U.S. retailers include Belk, Macy’s online, Von Maur, Nordstrom online, Anthropologie, Dermstore.com, and Skinstore.com. We have recently entered into an agreement with Dillard’s Department Stores to sell DERMAdoctor products in some of their retail stores and expect to begin shipping product to them in the fourth quarter of 2018. Other retail outlets include “flash” websites such as Gilt, HauteLook, Rue La La and Zulily and in the past have included Home Shopping Network, or HSN, and QVC. In 2017, we began initial sales to Evine, a home shopping television channel. As of June 30, 2018, our products are distributed to over 700 Ulta Beauty stores located in 49 states and the District of Columbia as well as other department stores. Our direct to consumer distribution channel is comprised of internet sales through our website (www.dermadoctor.com) and through Amazon.com.

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Our primary source of revenue historically has been from the sale of our products in the United States. In 2017, however, we saw significant growth in our international customer base. The majority of the growth during 2017 was driven by our China distributor, who we signed with in October 2016, and its significant advance purchase in 2017 of one of our products at a price that reflected a one-time special manufacturing discount. We also saw growth in sales to our Kuwait distributor in 2017. During the six months ended June 30, 2018, we experienced continued growth in our international sales channel with product sales to our China, Kuwait, and Guatemala distributors as well as sales to our Hong Kong distributor, who we began shipping to in October 2017, and our United Arab Emirates (UAE) distributor, who we began shipping to in January 2018. Our UAE distributor also sells our products to customers in Oman, Lebanon, Bahrain, and Jordan and is expected to begin selling our products to customers in Saudi Arabia in the fourth quarter of 2018.

The majority of our international sales have occurred through these distributors who sell our products via the internet and to brick and mortar outlets in China, Hong Kong, Macau, Kuwait, the UAE, Guatemala, and Costa Rica. In April 2017, we received approval for European Union registration of many of our products and have been working to expand our product shipments in Europe. We signed with Beauty Bay, an e-commerce company, in the second quarter of 2018. Beauty Bay is currently selling our products in the United Kingdom (UK) and Ireland. We also have an agreement with HSE24, a shopping channel/website in Germany, to sell our products in Germany, Austria, and Switzerland, and we are in discussions with QVC UK for them to sell our products in the UK. We have also entered into an agreement with Douglas, a cosmetics and skincare retail chain based in Germany, to sell our products online and in a new concept store in Germany. We have also expanded in Central and South America, signing exclusive agreements with distributors in Panama and Argentina in the third quarter of 2018, and expect to begin shipping our products to those countries in the fourth quarter of 2018. We also have an agreement with Costco Canada to begin selling one of our products in Canada in the fourth quarter of 2018. While we are very encouraged by these new customer relationships and agreements, we do not know if or how the market for our products will develop in these countries and therefore, it is difficult to estimate the impact they will have on our net sales.

We believe that a core element of our success is our proprietary unique product formulations and distinctive brand marketing strategy. We focus on educating our target customers, women between the ages of 18 to 65 who have a college education with above average household income, about the unique attributes of our products, developing intimate relationships with these consumers and capitalizing on our omni-channel distribution strategy to effectively reach and engage these consumers. We believe educational media such as appearances on television shows, information on our website and physical presence at specialty retailers such as Ulta Beauty, as well as at certain department stores, has helped us to further strengthen our brand image and provide additional points of contact to educate consumers about our products. We have received multiple awards from respected publications such as Health and Fitness magazine and have been a finalist in the CEW Beauty Awards, the “Academy Awards” of the beauty industry. In addition, Dr. Audrey Kunin has been a guest on The Dr. Oz show several times. Dr. Kunin and her products have graced numerous print and on-line publications including InStyle, W, More, Redbook, Brides, Teen Vogue, Glamour, Family Circle, O The Oprah Magazine, Shape, Self, Fitness, Good Housekeeping, Cosmopolitan, Health, Allure, Elle, RealSimple, Lucky, Ladies Home Journal, People and People en Espanol, Prevention, Men’s Health, New York Daily News, The Wall Street Journal, The Washington Post, The Chicago Tribune, WebMD, Refinery29, Newsweek and U.S. News and World Report, The Today Show, E! and the Tyra Banks Show.

Strengths and Competitive Advantages

The skincare products market is large and attractive

We believe that the skincare products market is highly attractive given its scale, growth dynamics and consumer demand trends. The Cosmetic Skin Care Market: Global Industry Analysis, Trends, Market Size and Forecasts to 2023 reports that the global cosmetic skincare market was $130.7 billion in 2016. It predicts the global skincare market to grow with a compound annual growth rate of between 4.7% and 5.3% from 2017 to 2023. The report predicts that Asia Pacific, which includes China, will dominate the world market with the Middle East and Africa growing at the highest compounded annual growth rate over the forecasted period. Lucitel, a market research firm, in its December 12, 2016 report, forecasts the global skincare market to grow at a compound annual growth rate of 3.8% from 2016 to 2021, with opportunities in the areas of anti-aging, sun protection, body care lotion and multi-functional skin cream.

Our strategic differentiation: DERMAdoctor, a prestige, problem solving, skincare company

We are driven by what we believe today’s consumer wants—an assortment of high-quality, prestige-inspired skincare products at extraordinary value. Through our modern consumer engagement and responsiveness, we interact with our consumers instead of broadcasting at them. We focus a significant portion of our product development efforts on creating new and improving existing products that fulfill unmet skincare needs. We believe that our business model has multiple areas of competitive advantage, including the following:

Authentic brand that attracts a wide range of consumers in the category. Since 1998, we have prioritized getting to know our consumers, and they in turn have provided us with valuable feedback, enabling us to build DERMAdoctor® into an authentic and trusted brand that targets common skin concerns from head to toe. Our differentiated marketing approach focuses on educating consumers as to the unique attributes of our products; communicating product efficacy through product demonstrations; featuring our consumers instead of celebrities on our website and developing direct connections with our consumers. By providing a comprehensive experience—from integrated engagement online, through social media and in retail stores to our differentiated product offerings—we target new users as well as sophisticated buyers of skincare products.

2

Innovation and customer feedback model. We believe innovation is a major key to our success. We have built an innovation capability that has led to breakthrough new product introductions. We introduced five new products over the past three years and 28% of our 2017 net sales came from products launched in the last three years. With just over one-half million visitors per year and online reviews, dermadoctor.com has been a useful vehicle for aiding in refinement of products and determining customer preferences. We are able to analyze sales results, reviews and feedback through social media to provide a quick indication of a product’s performance, which allows us to quickly allocate appropriate marketing and other resources.

True omni-channel brand. We are a true omni-channel brand with a presence across national retailers, e-commerce and international customers, which allows us to leverage insights gained from each channel to drive performance across the business.

●	National retailers. We currently sell our products to retailers, some of which sell our products in brick-and-mortar stores and through their websites and others who sell our products solely through their websites. Ulta Beauty, a leading national retail customer and key beauty destination for many consumers, currently sells our products in over 700 of their stores. We have also continued to expand our sales through other retailers, including Von Maur, Nordstrom, Gilt, Sephora, Anthropologie, Costco and Macy’s. We have recently entered into an agreement with Dillard’s Department Stores to sell DERMAdoctor products in some of their retail stores and expect to begin shipping product to them in the fourth quarter 2018. We believe that our presence across many touch points within the beauty industry further strengthens our brand image.

●	e-commerce. Our e-commerce business, which includes sales on our website and on Amazon.com, serves as a strong source of sales and an important component of our engagement and innovation model. We have nurtured a loyal, highly active online community for almost two decades through our own website and more recently through Amazon’s Luxury Beauty page. In 2017, we had just over one-half million total visitors to our website and over two million page views. During 2017 and the first half of 2018, we focused on driving more customers to our website through on-line marketing and social media. Sales through our website and Amazon.com contribute the highest gross profit of any of our sales channels.

●	International. Our strategy is to utilize distributors in international markets whenever possible. We believe that utilizing distributors who know how to best market our products in their territories reduces the risks of international business operations. Although gross profit tends to be lower when selling to distributors rather than directly to retailers, the distributors are responsible for all of their selling and marketing expenses, resulting in a greater percentage of the gross profit included in our net income. Where distributors are not traditionally used in a particular territory or certain large retailers in a particular territory do not traditionally work with distributors, we will sell directly to the retailer. We currently sell our products to international distributors who sell our products to customers in China, Hong Kong, Macau, Guatemala, Costa Rica, and the Middle East. This is the fastest growing segment of our business with a growth rate of 539% between 2016 and 2017 and a growth rate of 31% between the first half of 2017 and the first half of 2018. While we do not expect to replicate the significant growth in this segment we achieved during the twelve months ended December 31, 2017, as our 2017 sales included the impact of the signing of our China distributor in October 2016 and its significant advance purchase of one of our products for a price that reflected a one-time special manufacturing discount, we do expect to continue significant growth in this segment. We are actively pursuing additional distribution partners and other opportunities to sell our products internationally and have been successful in signing new customers and distributors during 2018 including Beauty Bay (UK and Ireland), HSE24 (Germany, Austria and Switzerland), Douglas (Germany), distributors in Panama and Argentina, and Costco Canada (Canada). We are also in discussions QVC UK for them to sell our products in the UK. While we are very encouraged by these new customer relationships and agreements, we do not know if or how the market for our products will develop in these countries and therefore, so it is difficult to estimate the impact they will have on our net sales.

Experienced management team. Our Chief Creative Officer, Audrey Kunin, M.D., is a board-certified dermatologist, author, clinician, educator, and television personality. Dr. Kunin founded our company in 1998 with her husband, Jeff Kunin, M.D., who currently serves as our President and Chief Executive Officer. Jeff Kunin also holds a Master of Business Administration from Washington University in St. Louis, Missouri. Under the leadership of Audrey and Jeff Kunin we have assembled an experienced management team that possesses complementary experiences managing prestige cosmetic brands within retail and wholesale distribution channels and overseeing operations in the branded consumer products industry. Our team has demonstrated skills in building brands, leading innovation, expanding distribution, and supply chain management. We operate with a high-performance team culture. The combination of an experienced team, strong culture and values and disciplined execution forms the foundation of our success.

Our Growth Strategy

DERMAdoctor® is a prestige skincare brand. We are in the early stages of development, with significant room to grow by developing innovative new products, converting more consumers to the brand while increasing sales to existing consumers, and making DERMAdoctor® products more widely available both domestically and internationally. We expect international markets to be the largest source of our growth over the next few years and also see an opportunity to expand in the United States. We also believe we have an opportunity to improve our profitability through greater operating leverage and efficiency.

We believe we are well positioned for continued growth driven by three main strategies.

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Develop new products

We have a track record of bringing prestige-inspired innovative and effective skincare products to markets. As stated above, from 2015 through 2017, we introduced five new products including our Kakadu C line of products and KP Duty Peel Pads and 28% of our net sales during the year ended December 31, 2017 came from products launched in the last three years. We focus a significant portion of our product development efforts on creating new products and improving existing products based on feedback from our consumer community. We seek to create packaging that is unique to our brand, while being approachable and effective. We believe there are significant additional opportunities within the skincare space. During the third quarter 2018 we launched the first product in our new Lucky Bamboo family, Jukyeom 9x Water Gel, taking advantage of the increasing global interest in Korean Beauty products and we intend to introduce an extension to our DD family in the fourth quarter of 2018, with DD Eye Crème. We expect to continue to leverage our product development expertise to introduce new products into related market segments.

Expand domestic market penetration

Draw new consumers to the brand. Increasing brand awareness is a major growth driver for our company. We believe we can significantly grow our following of passionate consumers to the brand from current levels with assistance from a public relations firm focused on beauty and through a greater focus on social media and other on-line marketing tools. While we introduced DERMAdoctor® 14 years ago, we are still relatively unknown to many women.

Encourage current consumers to use more DERMAdoctor® products. Our consumers’ loyalty to the DERMAdoctor® brand drives growth through increased usage of our products across categories and advocacy of our brand to other potential consumers. We have a loyalty program where customers receive reward points for each purchase that may be applied to payment for future purchases made through our website within 90 days. We also allow customers on our website to select up to three free samples of other products with each purchase to encourage future purchases of those additional products. In 2016, we started a subscription service for our products which allows customers to sign up for periodic delivery of our products. While still in its infancy, we are seeing increased participation by our consumers resulting in increased monthly subscription sales. We believe that through sustained innovation and efficient marketing, we will increase the number of DERMAdoctor® items our consumers purchase.

Grow our retail relationships. We intend to continue to increase net sales through key premium retail accounts, such as Ulta Beauty, Costco, and Sephora. Within Ulta Beauty and other physical retail locations, we will seek to improve our in-store product positioning and collaborative marketing efforts. We believe we have significant potential upside in deepening distribution with our existing domestic retailers by continuing to leverage our productivity, innovation and growth to win more shelf space. In addition, we expect our domestic retail sales will grow as Ulta Beauty opens new stores and we are able to develop additional opportunities to sell our products in upscale department stores and on their websites as illustrated by our recent agreement with Dillard’s Department Stores to sell DERMAdoctor products in some of their retail stores and we expect to begin shipping product to them in the fourth quarter 2018.

Drive additional traffic to our website. We intend to grow our direct-to-consumer sales by driving additional traffic to our website and the Amazon website as well as improving customer conversion metrics. By focusing on affiliate marketing, paid search, search engine optimization (SEO) and other media spending, enhanced content and social media referrals including user generated content and paid influencers, through Facebook, Instagram, YouTube, and Pinterest, we expect to increase sales both in stores and online. The higher product margins and relatively fixed expenses of our website sales creates a leveraged business environment for higher profits.

Expand our global presence

We operate in a number of countries outside the United States, which accounted for 30% of our net sales during the year ended December 31, 2017, as compared to 6% of our net sales during the year ended December 31, 2016, and 19% of our net sales during the six months ended June 30, 2018, as compared to 23% of our net sales during the six months ended June 30, 2017. Given that the skin conditions we target are universal, we believe that the DERMAdoctor® brand is highly portable and will provide us with a significant opportunity to expand in international markets over the long-term. We believe our current market penetration in the Middle East, China and Hong Kong, and Central America represents a significant opportunity to increase our existing global sales. While not a commitment to purchase, our international distributor agreements require our international distributors to satisfy minimum purchase requirements in order to maintain their right to be our exclusive distributor in their particular territory. We expect that we will be able to continue to grow our global footprint by adding new customers in new countries.

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Recent Developments

●	We signed Beauty Bay, an e-commerce company, as a customer in the second quarter of 2018 and they are currently selling our products in the UK and Ireland.

●	We signed exclusive agreements with distributors in Panama and Argentina and expect to begin shipping products to those countries in the fourth quarter of 2018.

●	We have an agreement with Costco Canada to begin selling one of our products in Canada which we expect to begin shipments in the fourth quarter of 2018.

●	Good Morning America will be featuring a selection of our products for sale at the end of the third quarter. We have entered into an agreement to sell our products in Germany, Austria and Switzerland through HSE24, a shopping channel/website-based Germany and are in discussions to have our products sold through QVC UK.

●	We have also entered into an agreement with Douglas, a leading cosmetics and skincare company in Germany, to sell our products online and to be included in their new concept store.

●	We have recently entered into an agreement with Dillard’s Department Stores to sell DERMAdoctor products in some of their retail stores and expect to begin shipping product to them in the fourth quarter 2018.

●	We recently launched the first product in our new Lucky Bamboo family, Jukyeom 9x Water Gel, taking advantage of the increasing global interest in Korean Beauty products.

Risks

Our business and our ability to execute our business strategy are subject to a number of risks of which you should be aware before you decide to buy our securities. In particular, you should carefully consider the following risks, which are discussed more fully in “Risk Factors” beginning on page 13 of this prospectus:

●	historically we have incurred significant net losses and anticipate that we will continue to incur net losses in the future;

●	our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern;

●	we are currently dependent upon a small number of customers for a significant percentage of our revenue and a decrease or interruption in their business with us would reduce our sales and profitability;

●	we do not have long-term contracts with any of our retailers, and the loss of orders of our products from our retailers or a retailer’s refusal to accept products may have a material adverse effect on our operating results;

●	the skincare business is highly competitive, and if we are unable to compete effectively our results will suffer;

●	our success depends, in part, on the quality, performance and safety of our products and our ability to introduce new products that appeal to consumers or offer new benefits or otherwise successfully compete with our competitors in the skincare industry;

●	there can be no assurance that we will be able to execute on our business strategy, successfully market our products, drive customers to our distribution channels and increase sales;

●	we rely on third-party suppliers, manufacturers, distributors and other vendors, and their ability to produce products or provide services that are consistent with our standards or applicable regulatory requirements could be disrupted, which could harm our brand, cause consumer dissatisfaction, and require us to find alternative suppliers of our products or services;

●	we are increasingly dependent on information technology, and we may experience service interruptions, data corruption, cyber-based attacks or network security breaches which result in the disruption of our operating systems or the loss of confidential information of our customers;

●	our success depends, in part, on our retention of key members of our senior management team and ability to attract and retain qualified personnel;

●	our products may be the subject of regulatory actions, including but not limited to actions by the Food and Drug Administration, or the FDA, the Federal Trade Commission, or the FTC, and the Consumer Product Safety Commission, or the CPSC, in the United States;

●	our business is subject to complex and evolving U.S. and foreign laws and regulations; and

●	if we are unable to protect our intellectual property the value of our brand and other intangible assets may be diminished, and our business may be adversely affected.

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Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of certain exemptions from various public company reporting requirements, including not being required to have our internal controls over financial reporting audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments. We may take advantage of these exemptions until we are no longer an “emerging growth company.” In addition, the JOBS Act provides that an “emerging growth company” can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected not to use the extended transition period for complying with new or revised accounting standards under the JOBS Act, which election is irrevocable. We will remain an “emerging growth company” until the earlier of (i) the last day of the fiscal year in which the fifth anniversary of the closing of this offering occurs; (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion; (iii) the date on which we are deemed to be a large accelerated filer, which means we (1) have an aggregate worldwide market value of common equity securities held by non-affiliates of $700 million or more as of the last business day of our most recently completed second quarter, (2) have been required to file annual and quarterly reports under the Securities Exchange Act of 1934, as amended, or the Exchange Act, for a period of at least 12 months and (3) have filed at least one annual report pursuant to the Exchange Act, and (iv) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” have the meaning associated with associated with that term in the JOBS Act.

Corporate Information

DERMAdoctor, LLC was formed as a Missouri limited liability company in December 2015. Initially, our company was formed as a Missouri corporation in 1998 under the name DERMAdoctor, Inc. In December 2015, DERMAdoctor, Inc. contributed all of its assets to D. Doctor Acquisition, LLC, a Missouri limited liability company and received membership interests in D. Doctor Acquisition, LLC. On December 31, 2015, D. Doctor Acquisition, LLC filed an amendment to its articles of organization changing its name to DERMAdoctor, LLC and DERMAdoctor, Inc. filed an amendment to its articles of organization changing its name to Papillon Partners, Inc., or Papillon. Papillon is owned 51% by the Audrey G. Kunin Trust and 49% by the Jeffrey R. Kunin Trust.

Prior to the effectiveness of the registration statement of which this prospectus is a part, DERMAdoctor, LLC will merge directly with and into a Delaware corporation. We refer to this as the “corporate reorganization.” In connection with the corporate reorganization, all outstanding membership units, or Units, of DERMAdoctor, LLC will be converted into 3,000,000 shares of common stock of DERMAdoctor, Inc., the members of DERMAdoctor, LLC will become stockholders of DERMAdoctor, Inc. and DERMAdoctor, Inc. will succeed to the business of DERMAdoctor, LLC. See “The Corporate Reorganization” for further information regarding the transactions to be effected in the corporate reorganization.

Our principal executive offices are located at 1901 McGee St, Kansas City, Missouri 64108, and our telephone number is (816) 472-5700. Our website address is www.dermadoctor.com. Information contained in our website does not form part of the prospectus and is intended for informational purposes only.

This prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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THE OFFERING

Issuer	DERMAdoctor, Inc.

Securities offered by us	We are offering 2,470,000 units. Each unit will consist of one share of our common stock and one warrant to purchase one share of our common stock. The units will not be certificated and the shares of common stock and warrants included in the units will be issued separately and may be transferred separately immediately upon issuance. Each warrant will be exercisable immediately and will expire five years from the date of issuance. Each warrant will have an exercise price per share of $6.25 (based on the assumed initial public offering price of $5.00 per unit), which is 125% of the public offering price of the unit (subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events). The warrants also provide that in the event of a fundamental transaction we are required to cause any successor entity to assume our obligations under the warrants. In addition, the holder of the warrant will be entitled to receive upon exercise of the warrant the kind and amount of securities, cash or property that the holder would have received had the holder exercised the warrant immediately prior to such fundamental transaction.

Assumed Offering Price	$5.00 per unit.

Over-allotment option	We have granted the representative of the underwriters an option for a period of 45 days to purchase up to 370,500 additional shares of our common stock and/or warrants to purchase up to 370,500 additional shares of our common stock (equal to 15% of the number of shares of common stock and warrants underlying the units sold in the offering), from us in any combination thereof.

Common stock to be outstanding immediately after this offering	5,470,000 shares (assuming that none of the warrants are exercised) and 7,940,000 if the warrants offered hereby as part of the units are exercised in full. If the representative’s over-allotment option is exercised in full, the total number of shares of common stock outstanding immediately after this offering will be 5,840,500 (assuming that none of the warrants are exercised) and 8,681,000 if the warrants offered hereby as part of the units are exercised in full.

Use of Proceeds	We estimate the net proceeds from this offering will be $10,710,500, assuming an initial public offering price of $5.00 per unit, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and excluding proceeds, if any, from the exercise of the warrants included as part of the units sold in this offering.

We currently intend to use $190,000 of the net proceeds from this offering to repay the outstanding balance owed by us under two bridge notes that we issued to Papillon. The balance of the proceeds will be used to pay approximately $500,000 of our accounts payable, purchase approximately $2,000,000 in additional inventory, allocate approximately $2,000,000 to expand product development and increase marketing activities, invest approximately $500,000 to improve our infrastructure by upgrading our web site, computer systems and information technology and acquiring additional equipment for our warehouse, and retaining the remaining proceeds for other working capital and general corporate purposes. Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities. See “Use of Proceeds.”

Representative’s Warrants	The registration statement of which this prospectus is a part also registers for sale warrants to purchase 123,500 shares of our common stock to the representative of the underwriters as a portion of the underwriting compensation payable to the underwriters in connection with this offering. The warrants will be exercisable for a four-year period commencing one year following the closing of this offering at an exercise price equal to 125% of the initial public offering price of the common stock. Please see “Underwriting — Representative’s Warrants” for a description of these warrants.

Risk Factors	See “Risk Factors” beginning on page 13 and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

Proposed symbol and listing	We have applied to list our shares of common stock and warrants for trading on The Nasdaq Capital Market under the symbols “DDOC,” and “DDOCW,” respectively. No assurance can be given that our listing application will be approved.

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Unless we indicate otherwise, the number of shares of our common stock outstanding after this offering is based on the following:

●

the consummation of the corporate reorganization, pursuant to which all of the outstanding membership units of DERMAdoctor, LLC (described in the “Description of Our Securities” section of this prospectus) will be automatically converted into an aggregate of 3,000,000 shares of our common stock; and

●	excludes 731,250 shares of our common stock reserved for future issuance under the new equity incentive plan (the 2018 Equity Incentive Plan) that we intend to adopt prior to the closing of this initial public offering; however, we do not intend to issue any awards under the 2018 Equity Incentive Plan in connection with this offering.

Unless specifically stated otherwise, the information in this prospectus:

●	assumes completion of the corporate reorganization;

●	assumes no exercise by the underwriters of their over-allotment option;

●	assumes no exercise of the warrants included as part of the units to be sold in this offering;

●	assumes no exercise of the representative’s warrants granted to the representative of the underwriters upon completion of this offering; and

●	assumes an initial public offering price of $5.00 per unit (consisting of $4.99 per share of common stock and $0.01 per accompanying warrant).

Assuming an initial public offering price of $5.00 per unit, the maximum number of shares of our common stock that will be issued pursuant to the corporate reorganization and that will be reserved for future issuance under the 2018 Equity Incentive Plan will in no event exceed 3,731,250 total shares.

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SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth our summary consolidated statement of operations data for the fiscal years ended December 31, 2017 and 2016 which are derived from our audited consolidated financial statements and related notes included elsewhere in this prospectus and the summary consolidated statements of operations data for the six months ended June 30, 2018 and 2017, and selected balance sheet data as of June 30, 2018 which are derived from our unaudited condensed consolidated financial statements and related notes included elsewhere in this prospectus. In our opinion, such condensed consolidated financial statements include all adjustments consisting of only normal recurring adjustments that we consider necessary for a fair presentation of the financial information set forth in those statements. Our financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States. The results indicated below are not necessarily indicative of our future performance. You should read this information together with the sections entitled “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. We do not own or have any claim to any of the assets of 1901 McGee, LLC, nor are we liable for the mortgage on the property owned by 1901 McGee, LLC.

	Six months ended		Years ended
	June 30, (unaudited)		December 31,
	2018	2017	2017	2016
Statement of Operations Data:
Net sales	$5,276,556	$3,533,796	$8,808,674	$6,474,861
Cost of sales (1)	2,423,544	1,779,470	4,062,563	2,902,349
Gross profit	2,853,012	1,754,326	4,746,111	3,572,512
Total expenses (1)	2,536,911	2,417,785	5,014,986	5,430,936
Income (loss) from operations	316,101	(663,459)	(268,875)	(1,858,424)
Net income (loss)	181,727	(757,017)	(456,356)	(2,023,233)
Net income (loss) attributable to DERMAdoctor, LLC	213,860	(715,535)	(345,083)	(1,897,264)

Per Shares Data:
Net income (loss) per unit (2)
Basic and diluted	$0.21	$(0.72)	$(0.35)	$(1.90)
Weighted average units outstanding (2)
Basic and diluted	1,000,000	1,000,000	1,000,000	1,000,000
Pro forma net income (loss) per share of common stock (2)
Basic and diluted (unaudited)	$0.05	$(0.24)	$(0.11)	$(0.63)
Pro forma weighted average shares outstanding (2)
Basic and diluted (unaudited)	3,000,000	3,000,000	3,000,000	3,000,000

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Twelve Months Ended December 31,

Six months ended June 30,

10

	As of June 30, 2018
	Actual	Pro Forma(3)	Pro Forma, As Adjusted(4)(5)
Balance Sheet Data:
Cash and cash equivalents(1)	$377,957	$377,957	$10,398,457
Total assets(1)	5,853,480	5,853,480	15,873,980
Total liabilities(1)	6,083,475	6,083,475	5,393,475
Redeemable membership interest	1,270,000	—	—
Total equity (deficiency)	(1,499,995)	(229,995)	10,480,505

(1)	Includes cost of sales of $37,757, $37,208, $89,905, and $89,785 and operating expenses of $55,990, $60,588, $133,707, and $114,820 attributable to 1901 McGee, LLC for the six months ended June 30, 2018 and 2017, and the years ended December 31, 2017 and 2016, respectively. Total expenses including rent expense of $105,018, $100,940, $201,902, and $198,952 for the six months ended June 30, 2018 and 2017, and the years ended December 31, 2017 and 2016, respectively, paid from DERMAdoctor, LLC to 1901 McGee, LLC is eliminated upon consolidation. Includes cash and cash equivalents of $14,403, total assets of $2,945,441 and total liabilities of $2,640,296 attributable to 1901 McGee, LLC as of June 30, 2018.

(2)	The unaudited pro forma basic and diluted loss per share attributable to common stockholders for the six months ended June 30, 2018 and 2017 and for the years ended December 31, 2017 and 2016 gives effect to the assumed conversion of all membership units upon an initial public offering by treating all membership units as if they had been converted to common stock in all periods in which such shares were outstanding. Shares to be sold in the offering are excluded from the unaudited pro forma basic and diluted loss per share attributable to common stockholders’ calculations. In addition, the $5,700 and $0 of interest expense incurred during the six months ended June 30, 2018 and 2017 and the $3,250 and $0 of interest expense incurred during the twelve month ended December 2017 and 2016 on the $190,000 related party notes to be repaid at the closing of the offering has been excluded from the unaudited pro forma basic and diluted loss per share; however, the net loss attributable to common stockholders has not been adjusted for this interest expense. Finally, the unaudited pro forma basic and diluted income per share attributable to common stockholders for the six months ended June 30, 2018 includes estimated federal and state corporate income taxes in the amount of $52,396. Pro forma numbers provided for the six months ended June 30, 2017 and the years ended December 31, 2017 and 2016 do not include estimated federal and state corporate income taxes due to the losses incurred during those periods. Weighted average shares are calculated by multiplying the weighted average units by the ratio of units to shares in the corporate reorganization.

(3)	The pro forma balance sheet data gives effect to the corporate reorganization. The pro forma balance sheet also gives effect to the elimination of the redeemable membership interest in the amount of $1,270,000 as well as the reclassification of the redeemable membership interest into permanent equity.

(4)	The pro forma, as adjusted balance sheet data reflects the items described in footnote (2) and (3) above and gives effect to (i) our receipt of estimated net proceeds of $10,710,500 from the sale of 2,470,000 units (2,470,000 shares of common stock and warrants to purchase 2,470,000 shares of common stock) that we are offering at an assumed initial public offering price of $5.00 per unit, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of warrants issued in this offering, (ii) a payment of $190,000 to Papillon, which is the outstanding balance owed by us to Papillon under two bridge notes that we issued to Papillon in the aggregate principal amount of $190,000, which accrues interest at the rate of 6% per annum, and (iii) payments of $500,000 to certain vendors to reduce our accounts payable balance.

(5)	The pro forma, as adjusted data is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing.

A $1.00 increase (decrease) in the assumed initial public offering price of $5.00 per unit would increase (decrease) each of cash and cash equivalents, total assets and total stockholders’ equity by $2,272,400 assuming the number of units offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements. Those risks and uncertainties include, among others:

●	our ability to implement our business plan;

●	our ability to raise additional capital to meet our liquidity needs;

●	our ability to generate product revenues;

●	our ability to achieve profitability;

●	our ability to obtain market acceptance;

●	our ability to compete in the market;

●	our ability to gain acceptance of customers for use of our products;

●	our ability to rely on third-party researchers, manufacturers and payors;

●	our ability to establish and maintain strategic partnerships, including for the distribution of products;

●	our ability to attract and retain sufficient qualified personnel;

●	our ability to obtain or maintain patents or other appropriate protection for our intellectual property; and

●	our ability to adequately support future growth.

In some cases, you can identify forward-looking statements by terminology, such as “expects,” “anticipates,” “intends,” “estimates,” “plans,” “believes,” “seeks,” “may,” “should,” “could,” “would,” “will” or the negative of such terms or other similar expressions.

You should read this prospectus and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Because the risks and uncertainties describe in this prospectus could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New risks may emerge from time to time, and it is not possible for us to predict what new risks will arise. In addition, we cannot assess the impact of any particular risk on our business or the extent to which any risk, or combination of risks, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus, and particularly our forward-looking statements, by these cautionary statements.

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RISK FACTORS

Investors should carefully consider the risks described below before deciding whether to invest in our securities. If any of the following risks actually occurs, our business, financial condition or results of operations could be adversely affected. In such case, the trading price of our common stock and warrants could decline and you could lose all or part of your investment. Our actual results could differ materially from those anticipated in the forward-looking statements made throughout this prospectus as a result of different factors, including the risks we face described below.

Risks Relating to our Company

We have a history of losses and there can be no assurance that we will be able to generate a profit in the future.

For the six months ended June 30, 2018, we recognized net income attributable to DERMAdoctor, LLC of $213,860. Historically, other than the six months ended June 30, 2018, we have incurred net losses, including a net loss attributable to DERMAdoctor, LLC of $715,535 for the six months ended June 30, 2017, and $345,083 and $1,897,264 for the years ended December 31, 2017 and December 31, 2016, respectively. We expect to continue to incur substantial expenditures to develop, manufacture and market our products and could continue to incur losses and negative operating cash flow. We may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. Our ability to generate profits will depend, in part, on our expenses and our ability to generate revenue. Our prior losses and any future losses have had and will have an adverse effect on our stockholders’ equity and working capital.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

As described in Note 2 of our accompanying consolidated financial statements as of December 31, 2017 and 2016 and the years then ended, our auditors have issued a going concern opinion on our financial statements, expressing substantial doubt that we can continue as a going concern for the next twelve months after the issuance of their report based upon our recurring losses and negative cash flows from operations. While the net loss was significantly reduced in 2017 compared to 2016, cash from operations will not be sufficient to fund our operations for the twelve-month period from the date the 2017 financial statements were issued. In addition, management has determined that a substantial doubt about our ability to continue as a going concern continues to exist and that cash from operations will not be sufficient to fund operations for the twelve-month period from the date of the issuance of the condensed consolidated financial statements. We have entered into a receivables financing facility and we are actively pursuing additional sources of financing to fund our operations, including this offering. Our majority member, Papillon, has provided short-term loans to us and may continue to do so, but there is no assurance that additional financing from any source will be available on acceptable terms, if at all. These factors raise substantial doubt regarding our ability to continue as a going concern.

We are currently dependent upon a small number of customers for a significant percentage of our business and do not have long-term purchase commitments from these customers. A decrease or interruption in their business with us would reduce our sales and profitability.

We currently depend on three customers for a significant portion of our business. Sales to these customers each accounted for 10% or more of our revenues and combined accounted for an aggregate of approximately 62% (30%, 19%, and 13%, respectively) of our revenue from operations for the six months ended June 30, 2018. Sales to three customers each accounted for 10% or more of our revenues and combined accounted for an aggregate of approximately 58% (26%, 17% and 15%, respectively) of our revenue from operations for the fiscal year ended December 31, 2017. At June 30, 2018, two significant customers accounted for 95% (82% and 13%) of our accounts receivable. At December 31, 2017 two significant customers accounted for approximately 83% (45% and 38%) of our accounts receivable. Our arrangements with these retailers are by purchase order and are terminable at will at the option of either party. A substantial decrease or interruption in business from these three customers could result in inventory write-offs or in the loss of future business and would likely reduce our liquidity and profitability.

In the future, our significant customers may undergo restructurings or reorganizations, or realign their affiliations, any of which could decrease their orders for our products. Any severe adverse impact on the business operations of our significant customers may have a corresponding negative effect on us. One or more of these customers could decide to exclusively feature a competitor’s skincare products, develop their own store-brand skincare products or reduce the number of our skincare products they sell, any of which could affect our ability to sell our products to them on favorable terms, if at all. Our loss of significant customers would impair our sales and profitability and harm our business, prospects, financial condition and results of operations.

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We do not have long-term contracts with any of our retailers, and the loss of orders of our products from our retailers or a retailer’s refusal to accept products may have a material adverse effect on our operating results.

We do not maintain long-term contracts with any of our retailers, and retailers generally purchase products from us on a purchase order basis. As a result, our retailers generally may, with little or no notice or penalty, decide to cease ordering and selling our products, could materially reduce their orders in any period or refuse to accept products that they have ordered. If certain significant retailers, individually or in the aggregate, refuse to accept our products, particularly if an order is of significant size, choose to return our products to us, or elect to no longer sell our products, we may be unable to change our distribution to other retailers in a timely manner, which could have a material adverse effect on our financial condition and results of operations.

The skincare business is highly competitive, and if we are unable to compete effectively our results will suffer.

We face vigorous competition from companies throughout the world, including large multinational consumer products companies that have many skincare brands under ownership and standalone skincare brands, including those that may target the latest trends or specific distribution channels. The skincare industry is highly competitive and subject to rapid changes due to consumer preferences and industry trends. Competition in the skincare industry is generally based on the introduction of new products, pricing of products, quality of products and packaging, brand awareness, perceived value and quality, innovation, in-store presence and visibility, promotional activities, advertising, editorials, e-commerce and mobile-commerce initiatives and other activities. We must compete with a high volume of new product introductions and existing products by diverse companies across several different distribution channels.

Our products face, and will continue to face, competition for consumer recognition and market share with products that have achieved significant national and international brand name recognition and consumer loyalty, such as those offered by global prestige beauty companies like Avon Products, Inc., Elizabeth Arden, Inc., The Estée Lauder Companies, Inc., Johnson & Johnson, Inc., L’Oréal Group, Shiseido, Coty, Mary Kay, Inc. and The Proctor & Gamble Company, each of which have launched skincare brands. In addition, we compete with brands including Dr. Dennis Gross, Kate Somerville, Murad, Perricone M.D., Dr. Brandt, Clarins, Clinique, Dermalogica, Exuviance, La Roche Posay and Vichey. We also compete with numerous other companies that market skincare products. These companies may have substantially greater financial, technical and marketing resources, longer operating histories, greater brand recognition and larger customer bases than we do and may be able to respond more effectively to changing business and economic conditions than we can. These competitors typically devote substantial resources to promoting their brands through traditional forms of advertising, such as print media and television commercials. Because of such mass marketing methods, these competitors’ products may achieve higher visibility and recognition than our products. We compete with prestige cosmetics companies primarily in online retailing, department stores and specialty beauty retail channels, but prestige cosmetics companies also recently have increased their sales through infomercial and home shopping television channels. Mass cosmetics brands are sold primarily though channels in which we do not sell our products, such as mass merchants, but mass cosmetics companies are increasingly making efforts to acquire market share in the higher-margin prestige cosmetics category by introducing brands and products that address this market. Many of these competitors’ products are sold in a wider selection or greater number of retail stores and possess a larger presence in these stores, typically having significantly more inline shelf space than we do. Given the finite space allocated to skincare products by retail stores, our ability to grow the number of retail stores in which our products are sold, and expand our space allocation once in these retail stores, may require the removal or reduction of the shelf space of these competitors. We may be unsuccessful in our growth strategy in the event retailers do not reallocate shelf space from our competitors to us. Our competitors may attempt to gain market share by offering products at prices at or below the prices at which our products are typically offered, including through the use of large percentage discounts and “buy one and get one free” offers. Competitive pricing may require us to reduce our prices, which would decrease our profitability or result in lost sales. Our competitors, many of whom have greater resources than we do, may be better able to withstand these price reductions and lost sales.

It is difficult for us to predict the timing and scale of our competitors’ activities in these areas or whether new competitors will emerge in the skincare business. In addition, further technological breakthroughs, including new and enhanced technologies which increase competition in the online retail market, new product offerings by competitors and the strength and success of our competitors’ marketing programs may impede our growth and the implementation of our business strategy.

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Our ability to compete depends on the continued strength of our brand and products, the success of our marketing, innovation and execution strategies, the continued diversity of our product offerings, the successful management of new product introductions and innovations, strong operational execution, including in order fulfillment, and our success in entering new markets and expanding our business in existing geographies. If we are unable to continue to compete effectively, it could have a material adverse effect on our business, results of operations and financial condition.

Our new product introductions may not be as successful as we anticipate.

The skincare industry is driven in part by beauty trends, which may shift quickly. Our continued success depends on our ability to anticipate, gauge and react in a timely and cost-effective manner to changes in consumer preferences for skincare products, consumer attitudes toward our industry and brand and where and how consumers shop for those products. We must continually work to develop, produce and market new products, maintain and enhance the recognition of our brand, maintain a favorable mix of products and develop our approach as to how and where we market and sell our products.

Despite our process for new product development, there can be no assurance that our new product launches will be successful or even if initially successful that we will be able to maintain customer demand. The acceptance of new product launches and sales to our retail customers may not be as high as we anticipate, due to a variety of reasons including lack of acceptance of the products themselves or their price, or limited effectiveness of our marketing strategies. In addition, our ability to launch new products may be limited by delays or difficulties affecting the ability of our suppliers or manufacturers to timely manufacture, distribute and ship new products or displays for new products. Sales of new products may be affected by inventory management by our retail customers, and we may experience product shortages or limitations in retail display space by our retail customers. We may also experience a decrease in sales of certain existing products as a result of newly-launched products, the impact of which could be exacerbated by shelf space limitations or any shelf space loss. Any of these occurrences could delay or impede our ability to achieve our sales objectives, which could have a material adverse effect on our business, financial condition and results of operations. If our new products fail to maintain our distinctive brand identity, our brand image may be diminished and our net sales may decrease. In addition, the development and launch of new products may place a strain on management, diverting resources from other areas of business, which could negatively affect profitability.

Our success depends, in part, on the quality, performance and safety of our products.

Any loss of confidence on the part of consumers in the ingredients used in our products, whether related to product contamination or product safety or quality failures, actual or perceived, or inclusion of prohibited ingredients, could tarnish the image of our brand and could cause consumers to choose other products. We believe that our customer appeal is based in large part upon the trust our customers place in our products to be effective. If our products are found to be, or perceived to be, defective or unsafe, or if they otherwise fail to meet our consumers’ expectations, our relationships with consumers could suffer, the appeal of our brand could be diminished, we may need to recall some of our products and/or become subject to regulatory action, and we could lose sales or market share or become subject to boycotts or liability claims. In addition, safety or other defects found in our competitors’ products could reduce consumer demand for our own products if consumers view them to be similar. Any of these outcomes could result in a material adverse effect on our business, financial condition and results of operations.

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Any damage to our reputation or brand may materially and adversely affect our business, financial condition and results of operations.

We believe that developing and maintaining our brand is critical and that our financial success is directly dependent on consumer perception of our brand. Furthermore, the importance of our brand recognition may become even greater as competitors offer more products similar to ours. We believe that our customers view our brand as one that is trusted, respected and effective. Many factors, some of which are beyond our control, are important to maintaining our reputation and brand. These factors include our ability to comply with ethical, social, product, labor and environmental standards. Any actual or perceived failure in compliance with such standards could damage our reputation and brand.

The growth of our brand depends largely on our ability to provide a high-quality consumer experience, which in turn depends on our ability to bring innovative products to the market at competitive prices that respond to consumer demands and preferences. Additional factors affecting our consumer experience include our ability to provide appealing store displays in retail stores, the maintenance and stocking of those displays by our retail customers, the overall shopping experience provided by our retail customers, a reliable and user-friendly website interface and mobile applications for our consumers to browse and purchase products over the Internet. If we are unable to preserve our reputation, enhance our brand recognition or increase positive awareness of our products and in-store and Internet platforms, it may be difficult for us to maintain and grow our consumer base, and our business, financial condition and results of operations may be materially and adversely affected.

The success of our brand may also suffer if our marketing strategy or product initiatives do not have the desired impact on our brand’s image or its ability to attract consumers. Further, our brand value could diminish significantly due to a number of factors, including consumer perception that we have acted in an irresponsible manner, adverse publicity about our products, our failure to maintain the quality of our products, product contamination, the failure of our products to deliver consistently positive consumer experiences, or the products becoming unavailable to consumers.

The success of our brand internationally relies on our international distribution partners and their business and marketing strategies. They maintain independence from our company and actions on their part could not have the desired impact on our brand’s image or its ability to attract customers. Further, our brand value could diminish significantly due to a number of factors, including consumer perception that we or our distribution partners have acted in an irresponsible manner, adverse publicity about our products, our failure to maintain the quality of our products, product contamination, the failure of our products to deliver consistently positive consumer experiences, or the products becoming unavailable to consumers.

Our future success depends upon our ability to successfully implement our growth strategy.

Our future revenues and profitability depend upon our ability to successfully implement our growth strategy. There can be no assurance given that we will be successful in executing our growth strategy, and even if we achieve our strategic plan, that we will realize, in full or in part, the anticipated benefits we expect our strategy will achieve. The failure to realize those benefits could have a material adverse effect on our business, financial condition and results of operations. Further, achieving our objectives will require investments in product development, marketing initiatives, distribution channels, information technology, operating infrastructure and the hiring and training of additional employees which may result in short-term costs without generating any current net sales and therefore may be dilutive to our earnings.

In future periods, our revenue could decline or grow more slowly than we expect. We also may incur significant losses in the future for a number of reasons, including the following risks and the other risks described in this prospectus, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors:

●	we may lose one or more significant retail customers, or sales of our products through these retail customers may decrease;
●	we may be unable to attract new customers, grow our space allocation with our existing national retail customers, grow our direct-to-consumer business, develop successful distribution partners in current international markets or encourage current customers to use more of our products;

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●	the ability of our third-party suppliers and manufacturers to produce our products and of our distributors to distribute our products could be disrupted;

●	because few of our product components are sourced and manufactured internationally, our operations are susceptible to risks inherent in doing business in foreign countries;

●	our products may be the subject of regulatory actions, including but not limited to actions by the Food and Drug Administration, or the FDA, the Federal Trade Commission, or the FTC, and the Consumer Product Safety Commission, or the CPSC, in the United States;

●	we may be unable to introduce new products that appeal to consumers or offer new benefits or otherwise successfully compete with our competitors in the skincare industry;

●	we may be unsuccessful in maintaining or enhancing the recognition and reputation of our brand, and our brand may be damaged as a result of, among other reasons, our failure, or alleged failure, to comply with applicable ethical, social, product, labor or environmental standards;

●	we may experience service interruptions, data corruption, cyber-based attacks or network security breaches which result in the disruption of our operating systems or the loss of confidential information of our consumers;

●	we may be unable to successfully market our products, drive customers to our distribution channels and increase sales.

●	we may be unable to retain key members of our senior management team or attract and retain other qualified personnel; and

●	we may be affected by any adverse economic conditions in the United States or internationally.

Our growth has placed, and is expected to continue to place, a strain on our management team, financial and information systems, supply chain and distribution capacity and other resources. To manage growth effectively, we must continue to enhance our operational, financial and management systems, including our warehouse management, and inventory control; maintain and improve our internal controls and disclosure controls and procedures; maintain and improve our information technology systems and procedures; and expand, train and manage our employee base. We may not be able to effectively manage this expansion in any one or more of these areas, and any failure to do so could significantly harm our business, financial condition and results of operations.

We rely on a small number of third-party suppliers, manufacturers, distributors and other vendors, and our inability to obtain products from third-party suppliers or from our manufacturers, could have a material adverse effect on our business, financial condition, or results of operations.

The management and oversight of the engagement and activities of our third-party suppliers, manufacturers and distributors requires substantial time, effort and expense of our employees, and we may be unable to successfully manage and oversee the activities of our third-party manufacturers, suppliers and distributors. If we experience any supply chain disruptions caused by our manufacturing process or by our inability to locate suitable third-party manufacturers or suppliers, or if our manufacturers or suppliers experience problems with product quality or disruptions or delays in the manufacturing process or delivery of the finished products or the raw materials or components used to make such products, our business, financial condition and results of operations could be materially and adversely affected.

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We do not manufacture any of our products and instead rely primarily on third-party manufacturers, located in the United States, for the manufacture of most of our products with a few components manufactured in China and Spain. We also have two suppliers who accounted for approximately 53% (38% and 15%) of our purchases for the six months ended June 30, 2018 and one vendor who accounted for approximately 39% and 31% of our purchases for the years ended December 31, 2017 and December 31, 2016, respectively. We do not have long-term contracts with any of our suppliers or manufacturers and instead engage our third-party suppliers and manufacturers on a purchase order basis. These third-party suppliers and manufacturers produce and package our products according to formulations that have been developed by the manufacturer’s chemists, based on the concept, ingredient list, and application method proscribed by our in-house product development team. The fact that we do not have long-term contracts with any of our third-party suppliers or manufacturers means that they could cease supplying or manufacturing these products for us suddenly and unpredictably. Our third-party manufacturers are not restricted from manufacturing our competitors’ products. There can also be no assurance that suppliers will provide the raw materials or manufactured products that are needed by us in the quantities that we request or at the prices that we are willing to pay. Furthermore, because we do not control the actual production of certain raw materials and products, we are also subject to delays caused by any interruption in the production of these materials, based on conditions not within our control, including weather, crop conditions, transportation interruptions, strikes by supplier employees, and natural disasters or other catastrophic events. The ability of these third parties to supply and manufacture our products may be affected by competing orders placed by other customers and the demands of those customers. If we are unable to obtain adequate supplies of suitable products or ingredients because of the loss of one or more key vendors or manufacturers or our supplier agent or otherwise, our business and results of operations would suffer because we would be missing products from our merchandise mix unless and until we could make alternative supply arrangements. Any of our manufacturers may also increase the cost of the products we purchase from them. If our manufacturers increase our costs, our margins would suffer unless we were able to pass along these increased costs to our customers. If we experience significant increases in demand, or need to replace a significant number of existing suppliers or our primary manufacturer, there can be no assurance that additional supply and manufacturing capacity will be available when required on terms that are acceptable to us, or at all, or that any supplier or manufacturer will allocate sufficient capacity to us in order to meet our requirements. New suppliers and manufacturers might not allocate sufficient capacity to us to meet our requirements and products from alternative sources, if any, may be of a lesser quality or more expensive than those we currently purchase. To the extent we fail to obtain additional products from our manufacturers, we may not be able to meet customer demand, which could harm our net sales and profitability. Our inability to secure adequate and timely supplies of merchandise would harm inventory levels, net sales and gross profit, and ultimately our results of operations.

We also contract with third-party delivery service providers to deliver our products to a single distribution facility located in Kansas City, Missouri, and from there to our retail customers. Further, we rely on postal and parcel carriers for the delivery of products sold directly to consumers over the Internet. Interruptions to or failures in these delivery services could prevent the timely or successful delivery of our products. These interruptions or failures may be due to unforeseen events that are beyond our control or the control of our third-party delivery service providers, such as inclement weather, natural disasters, increased fuel expense, export or import controls, increased airport and shipping port congestion or labor unrest or shortages. Disruptions in our container shipments may result in increased costs, including the additional use of airfreight to meet demand. Congestion to ports can affect previously negotiated contracts with shipping companies, resulting in unexpected increases in shipping costs and reduction in our profitability. Although international distributors are responsible for shipping from our distribution facility, we record revenue when orders are shipped, so any delay in shipping to our international distributors could affect our results. Furthermore, the delivery personnel of contracted third-party delivery service providers act on our behalf and interact with our consumers personally. Any failure to provide high-quality delivery services to our consumers may negatively affect the shopping experience of our consumers, damage our reputation and cause us to lose consumers.

Our ability to meet the needs of our consumers and retail customers depends on the proper operation of our Kansas City, Missouri distribution facility, where most of our inventory that is not in transit is housed. Although we currently insure our inventory, our insurance coverage may not be sufficient to cover the full extent of any loss or damage to our inventory or distribution facility, and any loss, damage or disruption of this facility, or loss or damage of the inventory and contents stored there, could materially and adversely affect our business, financial condition and results of operations. A natural disaster or other catastrophic event, such as a fire, flood, severe storm, break-in, terrorist attack or other comparable event would cause interruptions or delays in our business and loss of inventory and could render us unable to accept or fulfill customer orders in a timely manner, or at all. Kansas City has been subject to severe storms and tornados increasing our susceptibility to the risk that severe weather conditions could harm the operations of our distribution facility. In the event that a storm, tornado, fire, natural disaster or other catastrophic event were to destroy a significant part of the facility or interrupt our operations for an extended period of time, our net sales would be reduced and our results of operations would be harmed.

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Changes in production costs, including raw material prices, could erode our profit margins and negatively impact operating results.

Pricing and availability of raw materials needed for our business, such as plastic, glass bottles, and cardboard, as well as pricing and availability of energy, shipping and other services needed for our business, can be volatile due to general economic conditions, labor costs, production levels, import duties and tariffs and other factors beyond our control. There is no certainty that we will be able to offset future cost increases. This volatility can significantly affect our production cost, and may, therefore, have a material adverse effect on our business, results of operations and financial condition

If we fail to properly estimate product demand and manage our inventory effectively, our results of operations, financial condition and liquidity may be materially and adversely affected.

Our business requires us to estimate demand for our products and therefore estimate the amount of inventory we require. We depend on our forecasts of demand for and popularity of various products to make purchase decisions and to manage our inventory of skus. Demand for products, however, can change significantly between the time inventory or components are ordered and the date of sale, which can be as long as four months. Demand may be affected by seasonality, new product launches, rapid changes in product cycles and pricing, product defects, promotions, changes in consumer spending patterns, changes in consumer tastes with respect to our products and other factors, and our consumers may not purchase products in the quantities that we expect. It may be difficult to accurately forecast demand and determine appropriate levels of product or componentry. We do not have the right to return unsold products to our suppliers. If we fail to manage our inventory effectively or negotiate favorable credit terms with third-party suppliers, we may be subject to a heightened risk of inventory obsolescence, a decline in inventory values, and significant inventory write-downs or write-offs. In addition, if we are required to lower sale prices in order to reduce inventory level or to pay higher prices to our suppliers, our profit margins might be negatively affected. Any of the above may materially and adversely affect our business, financial condition and results of operations.

We are increasingly dependent on information technology, and if we are unable to protect against service interruptions, data corruption, cyber-based attacks or network security breaches, our operations could be disrupted.

The global nature of our business requires the development and implementation of robust and efficiently functioning information technology systems. We rely on information technology networks and systems to market and sell our products, to process, transmit and store electronic and financial information, to manage a variety of business processes and activities and to comply with regulatory, legal and tax requirements. We are increasingly dependent on a variety of information systems to effectively process retail customer orders and fulfill consumer orders from our e-commerce business. Our ability to receive and fulfill orders successfully is critical to our success and largely depends upon the efficient and uninterrupted operation of our computer and communications hardware and software systems. Our primary computer systems and operations are located at our facility in Kansas City, Missouri.

In addition, we depend on our information technology infrastructure for digital marketing activities, personnel, retail customers, consumers, manufacturers and suppliers around the world. Our e-commerce operations are important to our business. Our website serves as an effective extension of our marketing strategies by exposing potential new consumers to our brand, product offerings and enhanced content. Due to the importance of our website and e-commerce operations, we are vulnerable to website downtime and other technical failures. Our failure to successfully respond to these risks could reduce e-commerce sales and damage our brand’s reputation.

We provide emails and “push” communications to inform consumers of new products, shipping specials and other promotions. We believe these messages are an important part of our consumer experience. If we are unable to successfully deliver emails or other messages to our subscribers, or if subscribers decline to open or read our messages, our net revenue and profitability would be materially adversely affected. Changes in how web and mail services block, organize and prioritize email may reduce the number of subscribers who receive or open our emails. For example, Google’s Gmail service has a feature that organizes incoming emails into categories (for example, primary, social and promotions). Such categorization or similar inbox organizational features may result in our emails being delivered in a less prominent location in a subscriber’s inbox or viewed as “spam” by our subscribers and may reduce the likelihood of that subscriber reading our emails.

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These information technology systems, some of which are managed by third parties, are vulnerable to damage or interruption from power outages, computer and telecommunications failures, computer viruses, security breaches, catastrophic events and errors in usage by our employees and customers. Actions by third parties to block, impose restrictions on or charge for the delivery of emails or other messages could also adversely impact our business. From time to time, Internet service providers or other third parties may block bulk email transmissions or otherwise experience technical difficulties that result in our inability to successfully deliver emails or other messages to consumers. Any material disruption of our systems, or the systems of our third-party service providers, could disrupt our ability to track, record and analyze the products that we sell and could negatively impact our operations, shipment of goods, ability to process financial information and transactions, and our ability to receive and process retail customers and e-commerce orders or engage in normal business activities. If our information technology systems suffer damage, disruption or shutdown and we do not effectively resolve the issues in a timely manner, our business, financial condition and results of operations may be materially and adversely affected, and we could experience delays in reporting our financial results.

Changes in the laws or regulations that limit our ability to send communications to consumers or impose additional requirements upon us in connection with sending such communications would also materially adversely impact our business. Our use of email and other messaging services to send communications to consumers may also result in legal claims against us, which may cause us increased expenses, and if successful might result in fines and orders with costly reporting and compliance obligations or might limit or prohibit our ability to send emails or other messages. We also rely on social networking messaging services to send communications and to encourage consumers to send communications. Changes to the terms of these social networking services to limit promotional communications, any restrictions that would limit our ability or our consumers’ ability to send communications through their services, disruptions or downtime experienced by these social networking services or decline in the use of or engagement with social networking services by consumers could materially adversely affect our business, financial condition and operating results.

If we fail to adopt new technologies or adapt our website and systems to changing consumer requirements or emerging industry standards, our business may be materially and adversely affected.

To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our Internet platform, including our e-commerce website and mobile applications. Our competitors are continually developing innovations and introducing new products to increase their consumer base and enhance user experience. As a result, in order to attract and retain consumers and compete against our competitors, we must continue to invest resources to enhance our information technology and improve our existing products and services for our consumers. The Internet and the online retail industry are characterized by rapid technological evolution, changes in consumer requirements and preferences, frequent introductions of new products and services embodying new technologies and the emergence of new industry standards and practices, any of which could render our existing technologies and systems obsolete. Our success will depend, in part, on our ability to identify, develop, acquire or license leading technologies useful in our business, and respond to technological advances and emerging industry standards and practices in a cost-effective and timely way. The development of our website and other proprietary technology entails significant technical and business risks. There can be no assurance that we will be able to properly implement or use new technologies effectively or adapt our website and systems to meet consumer requirements or emerging industry standards. If we are unable to adapt in a cost-effective and timely manner in response to changing market conditions or consumer requirements, whether for technical, legal, financial or other reasons, our business, financial condition and results of operations may be materially and adversely affected.

Failure to protect sensitive information of our consumers and information technology systems against security breaches could damage our reputation and brand and substantially harm our business, financial condition and results of operations.

We collect, maintain, transmit and store data about our consumers, suppliers and others, including personally identifiable and financial information, as well as other confidential and proprietary information. We also employ third-party service providers that collect, store, process and transmit proprietary, personal and confidential information, including credit card information, on our behalf.

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Advances in technology, the expertise of criminals, new discoveries in the field of cryptography, acts or omissions by our employees, contractors or service providers or other events or developments could result in a compromise or breach in the security of confidential or sensitive information. We and our service providers may not be able to prevent third parties, including criminals, competitors or others, from breaking into or altering our systems, conducting denial-of-service attacks, attempting to gain access to our systems, information or monetary funds through phishing or social engineering campaigns, installing viruses or malicious software on our website or devices used by our employees or contractors, or carrying out other activity intended to disrupt our systems or gain access to confidential or sensitive information in our or our service providers’ systems. Furthermore, such third parties may further engage in various other illegal activities using such information, including credit card fraud, which may cause additional harm to us, our consumers and our brand. We also may be vulnerable to error or malfeasance by our own employees or other insiders. Third parties may attempt to fraudulently induce our or our service providers’ employees to misdirect funds or to disclose information in order to gain access to personal data we maintain about our consumers or website users. In addition, we have limited control or influence over the security policies or measures adopted by third-party providers of online payment services through which some of our consumers may elect to make payment for purchases at our website. Contracted third-party delivery service providers may also violate their confidentiality obligations and disclose or use information about our consumers inadvertently or illegally.

If any breach of information security were to occur, our reputation and brand could be damaged, our business may suffer, we could be required to expend significant capital and other resources to alleviate problems caused by such breaches, and we could be exposed to a risk of loss, litigation or regulatory action and possible liability. Actual or anticipated attacks may cause us to incur increasing costs, including costs to deploy additional personnel and protection technologies, train employees and engage third-party experts and consultants. In addition, any party who is able to illicitly obtain a subscriber’s password could access the subscriber’s financial, transaction or personal information. Any compromise or breach of our security measures, or those of our third-party service providers, may violate applicable privacy, data security and other laws, and cause significant legal and financial exposure, adverse publicity and a loss of confidence in our security measures, which could have a material adverse effect on our business, financial condition and results of operations. Although we maintain privacy, data breach and network security liability insurance, we cannot be certain that our coverage will be adequate for liabilities actually incurred or that insurance will continue to be available to us on economically reasonable terms, or at all. We may need to devote significant resources to protect against security breaches or to address problems caused by breaches, diverting resources from the growth and expansion of our business.

Payment methods used on our Internet platform subject us to third-party payment processing-related risks.

We accept payments from our consumers using a variety of methods, including online payments with credit cards, and debit cards issued by major banks in the United States, and payment through third-party online payment platforms such as PayPal. We also rely on third parties to provide payment processing services. For certain payment methods, including credit and debit cards, we pay interchange and other fees, which may increase over time and raise our operating costs and lower our profit margins. We may also be subject to fraud and other illegal activities in connection with the various payment methods we offer, including online payment options. For online consumers, these are card-not-present transactions, so they present a greater risk of fraud. Criminals are using increasingly sophisticated methods to engage in illegal activities such as unauthorized use of credit or debit cards and bank account information. To the extent we are an online seller, requirements relating to consumer authentication and fraud detection are more complex. If we fail to follow payment card industry security standards, even if there is no compromise of customer information, we could incur significant fines or lose our ability to give customers the option of using payment cards to fund their payments or pay their fees. If we were unable to accept payment cards, our business would be seriously damaged. In addition, we may be subject to additional fraud risk if third-party service providers or our employees fraudulently use consumer information for their own gain or facilitate the fraudulent use of such information. Overall, we may have little recourse if we process a criminally fraudulent transaction.

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If our cash from operations is not sufficient to meet our current or future operating needs, expenditures and debt service obligations, our business, financial condition and results of operations may be materially and adversely affected.

We may require additional cash resources due to changed business conditions or other future developments, including any marketing initiatives, investments or acquisitions we may decide to pursue. To the extent we are unable to generate sufficient cash flow, we may be forced to cancel, reduce or delay these activities. Alternatively, if our sources of funding are insufficient to satisfy our cash requirements, we may seek to obtain a credit facility or sell additional equity or debt securities. The sale of additional equity securities would result in dilution of our existing stockholders. The incurrence of additional indebtedness would result in increased debt service obligations and operating and financing covenants that could restrict our operations.

Our ability to generate cash to meet our operating needs, expenditures and debt service obligations will depend on our future performance and financial condition, which will be affected by financial, business, economic, legislative, regulatory and other factors, including potential changes in costs, pricing, the success of product innovation and marketing, competitive pressure and consumer preferences. If our cash flows and capital resources are insufficient to fund our debt service obligations and other cash needs, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness. Any future credit facilities may restrict our ability to take these actions, and we may not be able to affect any such alternative measures on commercially reasonable terms, or at all.

Our ability to raise capital through the sale of equity may be limited by the various rules of SEC, and the national securities exchange on which we intend to apply to list our shares of common stock and warrants, which place limits on the number of securities that may be sold. If we should require additional capital and we do not succeed in raising additional funds on acceptable terms, we could be forced to delay, discontinue or curtail product development, forego sales and marketing efforts, and forego attractive business opportunities. Furthermore, it is uncertain whether financing will be available in amounts or on terms acceptable to us, if at all, which could have a material adverse effect on our business, financial condition and results of operations. For further discussion of our liquidity requirements as they relate to our long-term plans, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

The failure to comply with the terms of our accounts receivable financing facility with CircleUp Credit Advisors, LLC, or CircleUp, could potentially result in action against our pledged assets, which would likely have a disruptive effect on our business operations.

On October 19, 2017, we entered into an accounts receivable financing facility with CircleUp. CircleUp funds us based on a percentage of our outstanding accounts receivable from customers. Our customers pay CircleUp directly up to the amount funded to us by CircleUp in addition to any incurred interest. The accounts receivable financing facility requires us, among other things, to provide a security interest in all of our assets and meet various negative and affirmative covenants. If we fail to comply with the terms of the accounts receivable financing facility, CircleUp could declare a default and if the default were to remain uncured, CircleUp would have the right to proceed against any or all of the collateral securing the facility. Any action by our secured or unsecured creditors to proceed against our assets would likely have a disruptive effect on our business operations. Our agreement with CircleUp is ongoing and can be cancelled by either party at any time without notice.

Our success depends, in part, on our retention of key members of our senior management team and ability to attract and retain qualified personnel.

Our success depends, in part, on our ability to retain our key employees, including our executive officers (in particular, our Chief Creative Officer, Audrey Kunin, M.D., and our President and Chief Executive Officer, Jeff Kunin, M.D.), our senior management team and development, supply chain, operations, finance, sales and marketing personnel. We are a small company that relies on a few key employees, any one of whom would be difficult to replace, and because we are a small company, we believe that the loss of key employees may be more disruptive to us than it would be to a large, international company. Our success also depends, in part, on our continuing ability to identify, hire, train and retain other highly qualified personnel. In addition, we may be unable to effectively plan for the succession of senior management, including our chief executive officer. The loss of key personnel or the failure to attract and retain qualified personnel may have a material adverse effect on our business, financial condition and results of operations.

Adverse U.S. or international economic conditions could negatively affect our business, financial condition and results of operations.

Consumer spending on skincare products is influenced by general economic conditions and the availability of discretionary income. Adverse U.S. or international economic conditions or periods of inflation or high energy prices may contribute to higher unemployment levels, decreased consumer spending, reduced credit availability and declining consumer confidence and demand, each of which poses a risk to our business. A decrease in consumer spending or in retailer and consumer confidence and demand for our products could have a significant negative impact on our net sales and profitability, including our operating margins and return on invested capital. These economic conditions could cause some of our retail customers or suppliers to experience cash flow or credit problems and impair their financial condition, which could disrupt our business and adversely affect product orders, payment patterns and default rates and increase our bad debt expense. In addition, deterioration in global financial markets could make future financing difficult or more expensive, which could have a material adverse effect on our ability to finance the acquisition of inventory for sale to our customers.

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Our ability to conduct business in international markets may be affected by political, legal, tax and regulatory risks.

Net sales from outside the United States comprised 19% and 23% of our net sales for the six months ended June 30, 2018 and 2017, respectively. Net sales from outside the United States comprised 30% and 6% of our net sales for the fiscal years ended December 31, 2017 and 2016, respectively. Further, certain of our third-party suppliers and manufacturers are located in China and European countries. Our ability to capitalize on growth in new international markets and to maintain the current level of operations in our existing international markets is exposed to the risks associated with international operations, including:

●	burdens of complying with a wide variety of laws and regulations, including more stringent regulations relating to data privacy and security, particularly in the European Union;

●	political and economic instability;

●	natural disasters;

●	trade restrictions;

●	the imposition of government controls;

●	an inability to use or to obtain adequate intellectual property protection for our key brands and products;

●	tariffs and customs duties and the classifications of our goods by applicable governmental bodies;

●	the lack of well-established or reliable legal systems in certain areas or a legal system subject to undue influence or corruption;

●	a business culture in which illegal sales practices may be prevalent;

●	logistics and sourcing;
●	the presence of high inflation in the economies of international markets;
●	military conflicts; and

●	acts of terrorism.

The occurrence of any of these risks could negatively affect our international business and consequently our overall business, financial condition and results of operations.

Currency exchange rate fluctuations could reduce our overall profits.

Currently all of our international sales are denominated in U.S. dollars, so we do not currently have foreign exchange risk from our sales transactions, but could in the future. Any translation from foreign currencies to the U.S. dollar resulting from materials purchased from foreign suppliers is done using the spot exchange rate and is recorded as an expense in the period in which payment is made. If the U.S. dollar changes relative to applicable local currencies, there is a risk our reported operating expenses, and net income could fluctuate. We are not able to predict the degree of exchange rate fluctuations, nor can we estimate the effect any future fluctuations may have upon our future operations. To date, we have not entered into any hedging contracts or participated in any hedging or derivative activities as our foreign currency transactions are not currently material.

New laws, regulations, enforcement trends or changes in existing regulations governing the introduction, marketing and sale of our products to consumers could harm our business.

Our business is subject to strict government regulations. The processing, formulation, manufacturing, packaging, labeling, advertising, and distribution of our products are subject to federal laws and regulation by one or more federal agencies, including the FDA, the FTC, the Consumer Product Safety Commission, the U.S. Department of Agriculture, and the Environmental Protection Agency. These activities are also regulated by various state, local, and international laws and agencies of the states and localities in which our products are sold. If we or our manufacturers fail to comply with those regulations, we could become subject to significant penalties or claims, which could harm our results of operations or our ability to conduct our business. In addition, the adoption of new regulations or changes in the interpretations of existing regulations may result in significant compliance costs or discontinuation of product sales and may impair the marketing of our products, resulting in significant loss of net sales. Government regulations may prevent or delay the introduction, or require the reformulation, of our products, which could result in lost revenues and increased costs to us.

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Our failure to comply with federal or state regulations, or with regulations in foreign markets that cover our product claims and advertising, including direct claims and advertising by us, may result in enforcement actions and imposition of penalties or otherwise harm the distribution and sale of our products. Further, our business is subject to laws governing our accounting, tax, and import and export activities. Failure to comply with these requirements could result in legal and/or financial consequences that might adversely affect our sales and profitability. In addition, changes in the laws, regulations and policies that affect our business, or the interpretations thereof, and actions we may take in response to such changes, could have an adverse effect on our financial results. Any of these actions could prevent us from marketing particular products or making certain claims or statements of support for them. The FDA could also require us to remove a particular product from the market. Any future recall or removal would result in additional costs to us, including lost revenues from any additional products that we are required to remove from the market, any of which could be material. Any product recalls or removals could also lead to liability, substantial costs, and reduced growth prospects.

We face lengthy timelines with respect to product registrations in certain countries such as the United Arab Emirates, European Union member countries, and Latin American countries. The process for obtaining product permits and licenses may require extended periods of time that may prevent us from launching new product initiatives in the aforementioned countries on the same timelines as other markets around the world.

Additional or more stringent regulations of our products have been considered from time to time. These developments could require reformulation of some products to meet new standards, recalls or discontinuance of some products not able to be reformulated, additional record-keeping requirements, increased documentation of the properties of some products, additional or different labeling, additional scientific substantiation, adverse event reporting, or other new requirements. Any of these developments could result in, among other things, increased costs, delays in product launches, product returns or recalls and lower net sales, and therefore could have a material adverse effect on our business, financial condition and results of operations. Additionally, our third-party suppliers or vendors may not be able to comply with these rules without incurring substantial expenses. If our third-party suppliers or vendors are not able to timely comply with these new rules, we may experience increased cost or delays in obtaining certain raw materials and third-party products.

In the United States, the FDA does not currently require pre-market approval for products intended to be sold as non-prescription skincare products so long as they are not marketed for the treatment or prevention of a disease, or as affecting the structure or function of the human body. However, the FDA may in the future require pre-market approval, clearance or registration/notification of skincare products, establishments or manufacturing facilities. Moreover, such products could also be regulated as both drugs and skincare simultaneously, as the categories are not mutually exclusive. The statutory and regulatory requirements applicable to drugs are extensive and require significant resources and time to ensure compliance. For example, if any of our products intended to be sold as skincare were to be regulated as drugs, we might be required to conduct, among other things, clinical trials to demonstrate the safety and efficacy of these products. We may not have sufficient resources to conduct any required clinical trials or to ensure compliance with the manufacturing requirements applicable to drugs. If the FDA determines that any of our products intended to be sold as skincare should be classified and regulated as drug products and we are unable to comply with applicable drug requirements, we may be unable to continue to market those products. Any inquiry into the regulatory status of our skincare and any related interruption in the marketing and sale of these products could damage our reputation and image in the marketplace.

The facilities of our third-party manufacturers are subject to regulation under the FDCA, and FDA implementing regulations.

The facilities of our third-party manufacturers are subject to regulation under the FDCA and FDA implementing regulations. In accordance with the FDCA and FDA regulations, our products may not be sold if they are deemed to be adulterated or misbranded. Our third-party manufacturers may deviate from good manufacturing practices or, through their action or inaction, otherwise render our products misbranded. Labeling and claims made for products must follow specific requirements to avoid being deemed misbranded. The FDA may inspect our third-party manufacturers periodically to determine if they are complying with the FDCA. Certain claims may subject our products to being deemed an illegal new drug. A history of past compliance is not a guarantee that future FDA regulatory manufacturing requirements will not mandate other compliance steps with associated expense. Our operations could be harmed if regulatory authorities make determinations that our vendors, are not in compliance with these regulations. If the FDA finds a violation of Good Manufacturing Practices, or GMPs, it may enjoin our manufacturer’s operations, seize product, and impose administrative, civil or criminal penalties. If our third-party manufacturers fail to comply with applicable regulatory requirements, we could be required to take costly corrective actions, including suspending manufacturing operations, changing product formulations, suspending sales of nonconforming products, or initiating product recalls, change product labelling, packaging or advertising or take other corrective action. In addition, sanctions under the FDCA may include seizure of products, injunctions against future shipment of products, restitution and disgorgement of profits, operating restrictions and criminal prosecution. If any of the above events occurs, we would be required to expend significant resources on compliance, fines and/or legal fees and we might need to seek the services of alternative third-party manufacturers. A prolonged interruption in the manufacturing of one or more of our products as a result of non-compliance could decrease our supply of products available for sale, which could reduce our net sales, gross profits and market share, as well as harm our overall business, prospects, financial condition and results of operations.

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Government regulations and private party actions relating to the marketing and advertising of our products and services may restrict, inhibit or delay our ability to sell our products and harm our business, financial condition and results of operations.

Government authorities regulate advertising and product claims regarding the performance and benefits of our products. These regulatory authorities typically require a reasonable basis to support any marketing claims. What constitutes a reasonable basis for substantiation can vary widely from market to market, and there is no assurance that the efforts that we undertake to support our claims will be deemed adequate for any particular product or claim. The most significant area of risk for such activities relates to improper or unsubstantiated claims about our products and their use or safety. If we are unable to show adequate substantiation for our product claims, or our promotional materials make claims that exceed the scope of allowed claims for the classification of the specific product, whether skincare, OTC drug products or other consumer products that we offer, the FDA, the FTC, other regulatory authorities a private plaintiff, or a class of private plaintiffs, could initiate an investigation, initiate enforcement action, initiate litigation, and/or seek to impose penalties, such as monetary consumer redress, requiring us to revise our marketing materials, amend our claims or stop selling certain products, all of which could harm our business, financial condition and results of operations. Any regulatory action or penalty could lead to private party actions, which could further harm our business, financial condition and results of operations.

In 2012, the FDA issued warning letters to several cosmetic companies alleging improper structure/function claims regarding their cosmetic products, including, for example, product claims regarding gene activity, cellular rejuvenation, and rebuilding collagen. There is a degree of subjectivity in determining whether a claim is an improper structure/function claim. Given this subjectivity, there is a risk that we could receive a warning letter, be required to modify our product claims or take other actions to satisfy the FDA if the FDA determines any of our marketing materials include improper structure/function claims for our cosmetic products. In addition, plaintiffs’ lawyers have filed class action lawsuits against some of our competitors after our competitors received these FDA warning letters. There can be no assurance that we will not be subject to government actions or class action lawsuits, which could harm our business.

In 2009 in the United States, the FTC approved revisions to its Guides Concerning the Use of Endorsements and Testimonials in Advertising, or Guides, that require disclosure of material connections between an endorser and the company they are endorsing and generally do not allow marketing using atypical results. Our sales force has used testimonials and “before and after” photos to market and sell some of our popular products. We intend to continue to use testimonials for our popular products, including our anti-aging products. In highly regulated and scrutinized product categories if we or our sales force fails to comply with the Guides or makes improper product claims, the FTC could bring an enforcement action against us and we could be fined and/or forced to alter our marketing materials.

In December 2014, a complaint was filed by the FTC against us and Audrey Kunin alleging unsubstantiated product claims made by us with respect to the effects of photodynamic therapy used in certain of our antiaging products and with respect to claims made in our Shrinking Beauty product. A consent order with the FTC was approved later in December 2014 and a judgment in the amount of $843,996 was entered against us, of which we were required to pay $12,675. Payment of the balance of the judgment was indefinitely suspended.

If the FTC has reason to believe the law or a consent order is being violated (e.g. failure to possess adequate substantiation for product claims), it can initiate an enforcement action. The FTC has a variety of processes and remedies available to it for enforcement, both administratively and judicially, including compulsory process authority, cease and desist orders, and injunctions. FTC enforcement could result in civil penalties or orders requiring, among other things, limits on advertising, consumer redress, and divestiture of assets, rescission of contracts, or such other relief as may be deemed necessary. Violation of these orders could result in substantial financial or other penalties. Any action against us by the FTC could materially and adversely affect our ability to successfully market our products.

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Our business is subject to complex and evolving U.S. and foreign laws and regulations regarding privacy, data protection and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to our business practices, monetary penalties, increased costs of operations or otherwise harm our business, financial condition and results of operations.

We are subject to a variety of laws and regulations in the United States and abroad that involve matters central to our business, including privacy and data protection, intellectual property, advertising, marketing, distribution, consumer protection and online payment services. The sale of products outside the U.S., the introduction of new products or expansion of our activities in certain jurisdictions may subject us to additional laws and regulations. These U.S. federal and state and foreign laws and regulations, which can be enforced by private parties or government entities, are constantly evolving and can be subject to significant change. For example, the European Union significantly amended its data protection laws in May of 2016 through the enactment of the General Data Protection Regulation, or GDPR, which went into full force in May of 2018. The GDPR may limit our ability to collect or use information about consumers that are located in the European Union or increase our potential liability for misuse, loss or a breach of security in data of European Union residents. The application, interpretation and enforcement of the GDPR may be uncertain, and may be interpreted and applied inconsistently from jurisdiction to jurisdiction and inconsistently with our current policies and practices. Moreover, consumer data privacy remains a matter of interest to lawmakers and regulators, and a number of other proposals are pending before federal, state and foreign legislative and regulatory bodies that could significantly affect our business. These existing and proposed laws and regulations can be costly to comply with and can delay or impede our ability to market and sell our products, result in negative publicity, increase our operating costs, require significant management time and attention, and subject us to inquiries or investigations, claims or other remedies, including fines or demands that we modify or cease existing business practices.

Furthermore, foreign data protection, privacy and other laws and regulations are often more restrictive than those in the United States. The GDPR, for example, imposes stricter obligations under its laws and regulations relating to privacy than the United States. European Union member countries have discretion with respect to their interpretation and implementation of the GDPR and have their own regulators with differing attitudes towards enforcement, which results in varying privacy standards and enforcement risks from jurisdiction to jurisdiction. Legislation and regulation in the European Union and some European Union member states require companies to give specific types of notice and in some cases seek consent from consumers before using their data for certain purposes, including some marketing activities. In the majority of European Union member countries, consent must be obtained prior to setting cookies or other tracking technologies. Outside of the European Union, there are many countries with data protections laws, and new countries are adopting data protection legislation with increasing frequency. Many of these laws also require consent from consumers for the collection and use of data for various purposes, including marketing, which may reduce the ability to market our products. In particular, these laws may have an impact on our ability to conduct business through websites we and our partners may operate outside the U.S. There is no harmonized approach to these laws and regulations globally although several frameworks exist. Consequently, the potential risk of non-compliance with applicable foreign data protection laws and regulations will increase as we continue our international expansion. We may need to change and limit the way we use consumer information in operating our business and may have difficulty maintaining a single operating model that is compliant. Compliance with such laws and regulations will result in additional costs and may necessitate changes to our business practices and divergent operating models, which may adversely affect our business, financial condition and results of operations.

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We may, from time to time, become party to litigation, regulatory proceedings or other disputes that, if adversely decided or settled, could materially and adversely affect our business, financial condition and results of operations.

We may, from time to time, become party to litigation, regulatory proceedings or other disputes. In general, claims made by or against us in disputes and other legal or regulatory proceedings can be expensive and time consuming to bring or defend against, requiring us to expend significant resources and divert the efforts and attention of our management and other personnel from our business operations. These potential claims include but are not limited to personal injury and investigations relating to the advertising and promotional claims about our products. Plaintiffs in the past have received substantial damage awards from other cosmetics companies based upon claims for injuries allegedly caused by the use of their products. Any adverse determination against us in these proceedings, or even the allegations contained in the claims, regardless of whether they are ultimately found to be without merit, may also result in settlements, injunctions or damages that could have a material adverse effect on our business, financial condition and results of operations. We currently maintain general liability insurance with an annual aggregate coverage limit of two million dollars. Some allegations of regulatory non-compliance are also exempt from coverage under general liability insurance.

We may be required to recall products and may face product liability claims, either of which could result in unexpected costs and damage our reputation.

We may need to recall some of our products if they become contaminated, are tampered with or are mislabeled. A widespread product recall could result in adverse publicity, damage to our reputation, and a loss of consumer confidence in our products, which could have a material adverse effect on our business results and the value of our brands. We also may incur significant liability if our products or operations violate applicable laws or regulations, or in the event our products cause injury, illness or death. In addition, we could be the target of claims that our advertising is false or deceptive under U.S. federal and state laws as well as foreign laws, including consumer protection statutes of some states. Even if a product liability or consumer fraud claim is unsuccessful or without merit, the negative publicity surrounding such assertions regarding our products could adversely affect our reputation and brand image.

We sell products for human use. Our products intended for use as skincare are not generally subject to pre-market approval or registration processes, so we cannot rely upon a government safety panel to qualify or approve our products for use. A product may be safe for the general population when used as directed but could cause an adverse reaction for a person who has a health condition or allergies, or who is taking a prescription medication. While we include what we believe are adequate instructions and warnings and we have historically had low numbers of reported adverse reactions, previously unknown adverse reactions could occur. If we discover that any of our products are causing adverse reactions, we could suffer further adverse publicity or regulatory/government sanctions.

Potential product liability risks may arise from the testing, manufacture and sale of our products, including that the products fail to meet quality or manufacturing specifications, contain contaminants, include inadequate instructions as to their proper use, include inadequate warnings concerning side effects and interactions with other substances or for persons with health conditions or allergies, or cause adverse reactions or side effects. Product liability claims could increase our costs, and adversely affect our business, financial condition and results of operations. As we continue to offer an increasing number of new products, our product liability risk may increase. It may be necessary for us to recall products that do not meet approved specifications or because of the side effects resulting from the use of our products, which would result in adverse publicity, potentially significant costs in connection with the recall and could have a material adverse effect on our business, financial condition and results of operations.

In addition, plaintiffs in the past have received substantial damage awards from other skincare and drug companies based upon claims for injuries allegedly caused by the use of their products. Although we currently maintain general liability insurance, any claims brought against us may exceed our existing or future insurance policy coverage or limits. Any judgment against us that is in excess of our policy coverage or limits would have to be paid from our cash reserves, which would reduce our capital resources. In addition, we may be required to pay higher premiums and accept higher deductibles in order to secure adequate insurance coverage in the future. Further, we may not have sufficient capital resources to pay a judgment, in which case our creditors could levy against our assets. Any product liability claim or series of claims brought against us could harm our business significantly, particularly if a claim were to result in adverse publicity or damage awards outside or in excess of our insurance policy limits.

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If we are unable to protect our intellectual property the value of our brand and other intangible assets may be diminished, and our business may be adversely affected.

We regard our trademarks, trade dress, copyrights, trade secrets, know-how and similar intellectual property as critical to our success. Our principal intellectual property rights include registered trademarks, “DERMAdoctor”, “KP Duty”, “AIN’T MISBEHAVIN’” and “POETRY IN LOTION” among others, copyrights, as well as trade secrets, know-how, and patents relating to our product formulations, sales and marketing and other business practices. We also rely in part on confidentiality agreements to protect our proprietary rights, including know-how, such as but not limited to processes and technologies. Our trademarks are valuable assets that support our brand, consumers’ perception of our products and the resultant goodwill. Although we have registered trademarks and pending trademark applications for our brands in the United States and in many foreign countries in which we operate, we may not be successful in asserting an action for trademark infringement in all jurisdictions. We also have not applied for trademark protection in all relevant foreign jurisdictions in which we operate, and cannot ensure that our pending trademark applications will be approved. Third parties may also oppose our trademark applications domestically or abroad, or otherwise challenge our use of the trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our products in some parts of the world, which could result in the loss of brand recognition and could require us to devote resources to advertising and marketing new brands.

Our products have limited patent protection. We have issued patents relating to four of our products. We may pursue additional patent protection in the future. Limited patent protection for our products limits our ability to protect our products from competition. As such, we primarily rely on know-how to protect our products and it is possible that others may independently develop the same or similar know-how, allowing them to become direct competitors by marketing the same or similar products. The efforts we have taken to protect our proprietary rights may not be sufficient or effective. For example, our confidentiality agreements may not effectively prevent disclosure of our proprietary information, technologies and processes, and may not provide an adequate remedy in the event of unauthorized use of such information, technologies and processes, which could harm our competitive position.

In addition, effective trademark, copyright, patent and trade secret protection may be unavailable or limited for certain of our intellectual property. Other parties may infringe our intellectual property rights and may dilute our brands in the marketplace. We may need to engage in litigation or other activities to enforce our intellectual property rights, protect our trade secrets, and defend against third-party challenges to the validity and scope of our intellectual property and other proprietary rights, which could be expensive, time-consuming and unsuccessful. In addition, initiating a patent infringement litigation will place our patents at risk for invalidation through competitors counter claims of invalidity in court and/or initiation of a challenge to our patents in inter partes review or other opposition proceedings before the patent office. Such challenge, if successful, may render our patents invalid or unenforceable. An adverse result with respect to infringement could put one or more of our patents at risk for being interpreted narrowly, thereby limiting the scope of protection afforded by said patents. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. Further, we may not be able to prevent, alone or with our licensors, misappropriation of our trade secrets or confidential information, particularly in countries where the laws may not protect those rights as fully as in the United States. If we fail to protect our intellectual property or other proprietary rights, our business, financial condition and results of operations may be materially and adversely affected.

Interference proceedings provoked by third parties may be necessary to determine the priority of inventions with respect to some of our patents or patent applications subject to pre-AIA or those of our licensors (i.e., those filed before March 16, 2013). An unfavorable outcome could result in a loss of our current patent rights and could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Litigation or interference proceedings may result in a decision adverse to our interests and, even if we are successful, may result in substantial costs and distract our management and other employees.

Derivation proceedings may be provoked by third parties for our patents or patent applications subject to AIA or those of our licensors filed after March 16, 2013. Derivation proceedings provide a means to establish that a patent applicant (or patentee) was not an inventor, but rather that he derived the invention from someone else. An unfavorable result of any such derivation proceeding could require us to cease using the related technology or license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms or does not agree to license the technology. Thus, the derivation proceedings may result in a decision adverse to our interests and, even if we are successful, may result in substantial costs and distract our management and other employees.

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Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation despite the existence of protective orders in this type of litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments during the course of litigation. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our shares of common stock and/or warrants.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees on any issued patent are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of the patent. The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Noncompliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. In such an event, our competitors might be able to enter the market, which would have a material adverse effect on our business.

Our success depends on our ability to operate our business without infringing, misappropriating or otherwise violating the trademarks, patents, copyrights and other proprietary rights of third parties.

Our commercial success depends in part on our ability to operate without infringing, misappropriating or otherwise violating the trademarks, patents, copyrights, trade secrets and other proprietary rights of others. We cannot be certain that the conduct of our business, and in particular, the marketing of our products do not and will not infringe, misappropriate or otherwise violate such third-party rights. In addition, third parties may involve us in intellectual property disputes as part of a business model or strategy to gain competitive advantage. While we are not involved in any currently active intellectual property litigation, from time to time we receive allegations of trademark or patent infringement and in the past, third parties have filed claims against us with allegations of intellectual property infringement.

To the extent we gain greater visibility and market exposure as a public company or otherwise, we may also face a greater risk of being the subject of such claims and litigation. Third-parties in the industry in which we operate are presently developing pipeline product candidates and own large patent portfolios. These third-party patent portfolios include numerous U.S. and Foreign issued patents and pending patent applications. As our industry expands, the large patent portfolios owned by third-parties increases the risk that our product candidates may launch with a higher risk of infringement. Our use of our trademarks may also be the subject of allegations of infringement and such use may be limited. For these and other reasons, third parties may allege that our products or activities infringe, misappropriate, dilute or otherwise violate their trademark, patent, copyright or other proprietary rights. Defending against such allegations and litigation could be expensive, occupy significant amounts of time, divert management’s attention from other business concerns and have an adverse impact on our ability to bring products to market. In addition, if we are found to infringe, misappropriate, dilute or otherwise violate third-party trademark, patent, copyright or other proprietary rights, our ability to use brands to the fullest extent we plan may be limited and our marketing of products may be enjoined. We may need to obtain a license to use our brand or sell our products, which may not be available on commercially reasonable terms, or at all. Additionally, or alternatively, we may need to redesign or rebrand our marketing strategies or products, which may not be possible. We may also be required to pay substantial damages or be subject to an order prohibiting us and our retail customers from importing or selling certain products or engaging in certain activities. Our inability to operate our business without infringing, misappropriating or otherwise violating the trademarks, patents, copyrights and proprietary rights of others could have a material adverse effect on our business, financial condition and results of operations.

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In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties or redesign our infringing products, which may be impossible or require substantial time and monetary expenditure. We cannot predict whether any such license would be available at all or whether it would be available on commercially reasonable terms. Furthermore, even in the absence of litigation, we may need to obtain licenses from third parties to advance our research or allow commercialization of product candidates. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to further develop and commercialize product candidates, which could harm our business significantly.

We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties.

We possess confidential and proprietary information of third parties. In addition, we employ individuals who were previously employed at other beauty, cosmetic or skincare companies, and therefore, may be privy to the confidential and proprietary information of their former employers. As such, we may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed third party confidential or proprietary information without authorization. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial cost and be a distraction to our management and employees.

Use of social media may materially and adversely affect our reputation or subject us to fines or other penalties.

We rely to a large extent on our online presence to reach consumers. Negative commentary regarding us or our products may be posted on our website or social media platforms and may be adverse to our reputation or business. Our target consumers often value readily available information and often act on such information without further investigation and without regard to its accuracy. The harm may be immediate without affording us an opportunity for redress or correction. In addition, we may face claims relating to information that is published or made available through the interactive features of our website. For example, we may receive third-party complaints that the comments or other content posted by users on our platforms infringe third-party intellectual property rights or otherwise infringe the legal rights of others. While the Communications Decency Act, or the CDA, and Digital Millennium Copyright Act, or the DMCA, generally protect online service providers from claims of copyright infringement or other legal liability for the self-directed activities of its users, if it were determined that we did not meet the relevant safe harbor requirements under either law, we could be exposed to claims related to advertising practices, defamation, intellectual property rights, rights of publicity and privacy, and personal injury torts. We could incur significant costs investigating and defending such claims and, if we are found liable, significant damages. If any of these events occur, our business, financial condition and results of operations could be materially and adversely affected.

We also use third-party social media platforms as marketing tools. For example, we maintain Facebook, Twitter, Pinterest, Instagram, YouTube, Snapchat and Google+ accounts. As e-commerce and social media platforms continue to rapidly evolve, we must continue to maintain a presence on these platforms and establish presences on new or emerging popular social media platforms. If we are unable to cost-effectively use social media platforms as marketing tools, our ability to acquire new consumers and our financial condition may suffer. Furthermore, as laws and regulations rapidly evolve to govern the use of these platforms and devices, the failure by us, our employees or third parties acting at our direction to abide by applicable laws and regulations in the use of these platforms and devices could subject us to regulatory investigations, class action lawsuits, liability, fines or other penalties and have a material adverse effect on our business, financial condition and result of operations.

In addition, an increase in the use of social media for product promotion and marketing may cause an increase in the burden on us to monitor compliance of such materials, and increase the risk that such materials could contain problematic product or marketing claims in violation of applicable regulations.

Failure to comply with the U.S. Foreign Corrupt Practices Act, other applicable anti-corruption and anti-bribery laws, and applicable trade control laws could subject us to penalties and other adverse consequences.

We currently sell our products in several countries outside of the United States through distributors and directly to international retailers. Our operations are subject to the U.S. Foreign Corrupt Practices Act, or the FCPA, as well as the anti-corruption and anti-bribery laws in the countries where we do business. The FCPA prohibits covered parties from offering, promising, authorizing or giving anything of value, directly or indirectly, to a “foreign government official” with the intent of improperly influencing the official’s act or decision, inducing the official to act or refrain from acting in violation of lawful duty, or obtaining or retaining an improper business advantage. The FCPA also requires publicly traded companies to maintain records that accurately and fairly represent their transactions, and to have an adequate system of internal accounting controls. In addition, other applicable anti-corruption laws prohibit bribery of domestic government officials, and some laws that may apply to our operations prohibit commercial bribery, including giving or receiving improper payments to or from non-government parties, as well as so-called “facilitation” payments. In addition, we are subject to U.S. and other applicable trade control regulations that restrict with whom we may transact business, including the trade sanctions enforced by the U.S. Treasury, Office of Foreign Assets Control, or OFAC.

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While we have implemented certain safeguards designed to ensure compliance with U.S. trade control laws, our employees, agents, or distributors may engage in improper conduct for which we might be held responsible. Any violations of these anti-corruption or trade controls laws, or even allegations of such violations, can lead to an investigation and/or enforcement action, which could disrupt our operations, involve significant management distraction, and lead to significant costs and expenses, including legal fees. If we, or our employees, distributors or agents acting on our behalf, are found to have engaged in practices that violate these laws and regulations, we could suffer severe fines and penalties, profit disgorgement, injunctions on future conduct, securities litigation, bans on transacting government business, delisting from securities exchanges and other consequences that may have a material adverse effect on our business, financial condition and results of operations. In addition, our brand and reputation, our sales activities or our stock price could be adversely affected if we become the subject of any negative publicity related to actual or potential violations of anti-corruption, anti-bribery or trade control laws and regulations.

Government regulation of the Internet and e-commerce is evolving, and unfavorable changes or failure by us to comply with these regulations could substantially harm our business, financial condition and results of operations.

We are subject to general business regulations and laws as well as regulations and laws specifically governing the Internet and e-commerce. Existing and future regulations and laws could impede the growth of the Internet, e-commerce or mobile commerce. These regulations and laws may involve taxes, tariffs, privacy and data security, anti-spam, content protection, electronic contracts and communications, consumer protection, social media marketing and gift cards. It is not clear how existing laws governing issues such as property ownership, sales and other taxes and consumer privacy apply to the Internet as the vast majority of these laws were adopted prior to the advent of the Internet and do not contemplate or address the unique issues raised by the Internet or e-commerce. It is possible that general business regulations and laws, or those specifically governing the Internet or e-commerce, may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. We cannot be sure that our practices have complied, comply or will comply fully with all such laws and regulations. Any failure, or perceived failure, by us to comply with any of these laws or regulations could result in damage to our reputation, a loss in business and proceedings or actions against us by governmental entities or others. Any such proceeding or action could hurt our reputation, force us to spend significant amounts in defense of these proceedings, distract our management, increase our costs of doing business and decrease the use of our sites by consumers and suppliers and may result in the imposition of monetary liability. We may also be contractually liable to indemnify and hold harmless third parties from the costs or consequences of non-compliance with any such laws or regulations. In addition, it is possible that governments of one or more countries may seek to censor content available on our sites or may even attempt to completely block access to our sites. Adverse legal or regulatory developments could substantially harm our business. In particular, in the event that we are restricted, in whole or in part, from operating in one or more countries, our ability to retain or increase our consumer base may be adversely affected, and we may not be able to maintain or grow our net sales and expand our business as anticipated.

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Risks Related to this Offering

Following this offering, Papillon will have sufficient voting power to make corporate governance decisions that could have a significant effect on us and our other stockholders.

As of the date of this prospectus, Papillon owns 82.24% of our outstanding membership units. Following the consummation of this offering, Papillon, will control approximately 45.1% of our outstanding voting power, assuming the issuance of all 2,470,000 units being offered in this offering (assuming no exercise of the warrants included as part of the units to be sold in this offering). As a result, Papillon will be able to exert a significant degree of influence over our management and affairs and over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in our control and might affect the market price of our common stock, even when a change in control may be in the best interest of all stockholders. Furthermore, the interests of Papillon may not always coincide with our interests or the interests of our other stockholders.

Stockholders purchasing units in this offering will experience immediate and substantial dilution, causing their investment to immediately be worth less than their purchase price.

If you purchase units in this offering, you will experience an immediate and substantial dilution in the projected book value of the common stock included in the units from the price you pay in this offering.

After consummation of this offering and assuming the consummation of this offering exclusive of the underwriters’ over-allotment option, you will have an immediate dilution of $3.20 per common share and an immediate increase in net tangible book value from $(0.29) to $1.80 per share will occur.

Future sales and issuances of our common stock or rights to purchase our common stock, including pursuant to the 2018 Equity Incentive Plan we plan to adopt prior to the closing of this offering, and the issuance of common stock upon the exercise of outstanding warrants, could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

As part of the corporate reorganization, which we will effect prior to the effectiveness of this registration statement, we will file a certificate of incorporation with the State of Delaware that will authorize the issuance of 50,000,000 shares of common stock and 5,000,000 shares of preferred stock. Our board of directors may issue shares of common stock (including shares issued pursuant to awards under our 2018 Equity Incentive Plan) and/or shares of preferred stock in the future without stockholder approval. Any future issuances of stock will dilute the percentage ownership in us of our common stock holders. The issuance of shares of common stock upon the exercise of the warrants included as part of the units to be issued in this offering and/or the representative’s warrants will result in additional dilution.

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We expect that significant additional capital may be needed in the future to continue our planned operations, including inventory, marketing and costs associated with operating as a public company. To raise capital, we may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights, preferences and privileges senior to the holders of our common stock, including shares of common stock sold in this offering as part of the units.

In addition, our management will be authorized to grant equity incentive awards to our employees, directors and consultants under the 2018 Equity Incentive Plan, which will become effective on the business day prior to the public trading date of our common stock; however, we do not intend to issue any awards under the 2018 Equity Incentive Plan in connection with this offering, but do intend to grant equity awards after this offering is consummated. “See Executive Compensation - Employment Agreements”. Initially, the aggregate number of shares of our common stock that may be issued pursuant to stock awards under our 2018 Equity Incentive Plan is 731,250 shares. Increases in the number of shares available for future grant or purchase may result in additional dilution, which could cause our stock price to decline.

If we issue preferred stock with superior rights than the common stock offered in this offering, it could result in a decrease in the value of our common stock and delay or prevent a change in control of us.

Our board of directors will be authorized to issue 5,000,000 shares of preferred stock pursuant to the certificate of incorporation we intend to adopt as part of the corporate reorganization. The issuance of any preferred stock having rights superior to those of the common stock may result in a decrease in the value or market price of the common stock. Holders of preferred stock may have the right to receive dividends, certain preferences in liquidation and conversion rights. The issuance of preferred stock could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of us without further vote or action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

We have no plans to pay dividends in the future.

Holders of our common stock will be entitled to receive such dividends as may be declared by our board of directors. We do not expect to pay cash dividends in the foreseeable future. We intend to retain all of our future earnings, if any, to finance the growth and development of our business. Therefore, any returns investors in common stock may have will be in the form of appreciation, if any, in the market value of their common stock. See “Dividend Policy.”

Nasdaq may not list our securities for trading on its exchange which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

We anticipate that our securities will be listed on Nasdaq, a national securities exchange, upon consummation of this offering. Although, after giving effect to this offering, we expect to meet, on a pro forma basis, Nasdaq’s minimum initial listing standards, which generally mandate that we meet certain requirements relating to stockholders’ equity, market capitalization, aggregate market value of publicly held shares and distribution requirements, we cannot assure you that we will be able to meet those initial listing requirements. If Nasdaq does not list our securities for trading on its exchange, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity with respect to our securities;

●	a determination that our shares of common stock are “penny stock” which will require brokers trading in our shares of common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our shares of common stock;

●	a limited amount of news and analyst coverage for our company; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

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The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because we expect that our common stock and warrants will be listed on Nasdaq, our common stock and warrants will be covered securities. Although the states are preempted from regulating the sale of covered securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Further, if we were to be delisted from the, our common stock and warrants would cease to be recognized as covered securities and we would be subject to regulation in each state in which we offer our securities.

Our failure to meet the continued listing requirements of Nasdaq could result in a de-listing of our common stock and warrants.

We have applied to list our shares of common stock and warrants for trading on The Nasdaq Capital Market under the symbols “DDOC,” and “DDOCW,” respectively. No assurance can be given that our listing application will be approved. If after listing we fail to satisfy the continued listing requirements of Nasdaq such as the corporate governance requirements, the stockholder’s equity requirement or the minimum closing bid price requirement, they may take steps to de-list our common stock and warrants. Such a de-listing or even notification of failure to comply with such requirements would likely have a negative effect on the price of our common stock and warrants and would impair your ability to sell or purchase our common stock and warrants when you wish to do so. In the event of a de-listing, we would take actions to restore our compliance with Nasdaq’s listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock and warrants to become listed again, stabilize the market price or improve the liquidity of our common stock and warrants, prevent our common stock from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements.

The warrants are speculative in nature.

Commencing on the date of issuance, holders of the warrants may exercise their right to acquire the common stock by paying an exercise price of $6.25 per share (based on an assumed initial public offering price of $5.00 per unit), or 125% of the public offering price of the units. Following this offering, the market value of the warrants is uncertain and there can be no assurance that the market value of the warrants will equal or exceed their public offering price. Furthermore, each warrant will expire five years from the original issuance date. In the event our common stock price does not exceed the exercise price of the warrants during the period when the warrants are exercisable, the warrants may not have any value.

Holders of the warrants will have no rights as a common stockholder until they acquire our common stock.

The warrants offered hereby do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price. Upon exercise of your warrant, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise.

There is no established market for the warrants to purchase shares of our common stock being offered in this offering.

There is no established trading market for the warrants and we do not expect a market to develop. Although we have applied to list the warrants on The Nasdaq Capital Market, there can be no assurance that there will be an active trading market for the warrants. Without an active trading market, the liquidity of the warrants will be limited.

Provisions of the warrants offered by this prospectus could discourage an acquisition of us by a third party.

Certain provisions of the warrants offered by this prospectus could make it more difficult or expensive for a third party to acquire us. The warrants prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the surviving entity assumes our obligations under the warrants. These and other provisions of the warrants offered by this prospectus could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

We are an “emerging growth company,” and any decision on our part to comply with certain reduced disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an “emerging growth company” as defined in the JOBS Act, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, not being required to comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, not being required to comply with any new audit rules adopted by the PCAOB after April 5, 2012 unless the SEC determines otherwise, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could remain an emerging growth company until the earlier of: (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) the last day of our fiscal year in which the fifth anniversary of this offering occurs; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and our stock price may be more volatile. Further, as a result of these scaled regulatory requirements, our disclosure may be more limited than that of other public companies and you may not have the same protections afforded to shareholders of such companies.

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Under Section 107(b) of the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected not to avail ourselves of this exemption from new or revised accounting standards, which election is irrevocable, and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

As a result of our becoming a public company, we will become subject to additional reporting and corporate governance requirements that will require additional management time, resources and expense.

As a public company, and particularly after we are no longer an emerging growth company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the national securities exchange on which we intend to apply to list our securities and other applicable securities rules and regulations impose various requirements on public companies, including the obligation to file with the SEC annual and quarterly information and other reports that are specified in the Exchange Act, and to establish and maintain effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

We are evaluating these rules and regulations, and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

We have not performed an evaluation of our internal control over financial reporting, such as required by Section 404 of the Sarbanes-Oxley Act, nor have we engaged our independent registered public accounting firm to perform an audit of our internal control over financial reporting as of any balance sheet date or for any period reported in our financial statements. Had we performed such an evaluation or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, material weaknesses may have been identified.

As a public company, we will be subject to the reporting requirements of the Exchange Act, and the Sarbanes-Oxley Act. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time consuming and costly, and place significant strain on our personnel, systems and resources.

We have not performed an evaluation of our internal control over financial reporting, such as required by Section 404 of the Sarbanes-Oxley Act, nor have we engaged our independent registered public accounting firm to perform an audit of our internal control over financial reporting as of any balance sheet date or for any period reported in our financial statements. Had we performed such an evaluation or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, material weaknesses may have been identified. For so long as we qualify as an “emerging growth company” under the JOBS Act, which may be up to five years following this offering, we will not have to provide an auditor’s attestation report on our internal controls in future annual reports on Form 10-K as otherwise required by Section 404(b) of the Sarbanes-Oxley Act. During the course of the evaluation, documentation or attestation, we or our independent registered public accounting firm may identify weaknesses and deficiencies that we may not otherwise identify in a timely manner or at all as a result of the deferred implementation of this additional level of review.

Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business, including increased complexity resulting from our international expansion. Further, weaknesses in our disclosure controls or our internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting could also adversely affect the results of management reports and independent registered public accounting firm audits of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures, and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the market price of our common stock.

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We are not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act, and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. As a public company, we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report on Form 10-K. Our independent registered public accounting firm is not required to audit the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating.

Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on our business and operating results, and cause a decline in the market price of our common stock.

Future sales of a substantial number of our common stock by our existing stockholders could cause our stock price to decline.

We will have a significant number of shares of restricted common stock that will become eligible for sale shortly after this registration statement is declared effective. All of the shares sold in this offering will be eligible for sale immediately upon effectiveness of this registration statement. All of the remaining shares outstanding upon effectiveness of this registration statement will be eligible for sale in the public market upon expiration of lock-up agreements, which will expire 180 days after the date of this prospectus, subject, in some cases to the volume, manner of sale and other limitations of Rule 144 or 701 promulgated under the Securities Act of 1933, as amended, or the Securities Act. It is conceivable that following the holding period, many stockholders may wish to sell some or all of their shares. If our stockholders sell substantial amounts of our common stock in the public market at the same time, the market price of our common stock could decrease significantly due to an imbalance in the supply and demand of our common stock. Even if they do not actually sell the common stock, the perception in the public market that our stockholders might sell significant common stock could also depress the market price of our common stock.

A decline in the price of our common stock might impede our ability to raise capital through the issuance of additional common stock or other equity securities, and may cause you to lose part or all of your investment in our common stock.

Our common stock may be thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Prior to this offering, you could not buy or sell our common stock publicly. We cannot predict the extent to which investors’ interests will lead to an active trading market for our common stock or whether the market price of our common stock will be volatile following this offering. If an active trading market does not develop, investors may have difficulty selling any of our common stock that they buy. There may be limited market activity in our stock and we are likely to be too small to attract the interest of many brokerage firms and analysts. We cannot give you any assurance that a public trading market for our common stock will develop or be sustained. The market price of our common stock could be subject to wide fluctuations in response to quarterly variations in our revenues and operating expenses, announcements of new products or services by us, significant sales of our common stock, including “short” sales, the operating and stock price performance of other companies that investors may deem comparable to us, and news reports relating to trends in our markets or general economic conditions.

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The price of our common stock and warrants may be volatile, and you could lose all or part of your investment.

The trading price of our common stock and warrants following this offering is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control, including limited trading volume. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this prospectus, these factors include:

●	our decision to initiate or not initiate a product launch to delay a product launch, or to terminate a product;

●	changes in laws or regulations applicable to our products;

●	adverse developments concerning our manufacturers;

●	our inability to obtain adequate product supply for any product or inability to do so at acceptable prices;

●	additions or departures of key management personnel;

●	unanticipated safety concerns related to the use of our products;

●	introduction of new products offered by our competitors;

●	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

●	our ability to effectively manage our growth;

●	the size and growth of our target markets;

●	actual or anticipated variations in quarterly operating results;

●	our cash position;

●	our failure to meet the estimates and projections of the investment community or that we may otherwise provide to the public;

●	publication of research reports about us or our industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

●	changes in the market valuations of similar companies;

●	overall performance of the equity markets;

●	sales of our common stock by us or our stockholders in the future;

●	trading volume of our common stock;

●	changes in accounting practices;

●	ineffectiveness of our internal controls;

●	disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our products;

●	significant lawsuits, including patent or stockholder litigation;

●	general political and economic conditions; and

●	other events or factors, many of which are beyond our control.

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In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. If the market price of our common stock and warrants after this offering does not exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment. In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of a company’s securities. This type of litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources, which would harm our business, operating results or financial condition.

The offering price of the securities sold in this offering may not be indicative of the value of our assets or the price at which the securities can be resold.

The offering price of the units sold in this offering may not be an indication of our actual value. Prior to this offering, there has been no public market for our securities. The assumed offering price of $5.00 per unit was determined based upon negotiations between the underwriters and us. Factors considered in determining such price in addition to prevailing market conditions include an assessment of our future prospects, an increase in value of our securities due to becoming a public company and prior valuations of our securities prepared for us. Such price does not have any relationship to any established criteria of value, such as book value or earnings per share. Such price may not be indicative of the current market value of our assets. No assurance can be given that the securities sold in this offering can be resold at the public offering price.

Our management will have broad discretion over the use of the proceeds we receive in this offering, and may not apply the proceeds in ways that increase the value of your investment.

We estimate that net proceeds from the sale of the units that we are offering will be approximately $10.7 million, based on an assumed initial public offering price of $5.00 per unit, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of any warrants issued in this offering. Our management will have broad discretion to use the net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Although we intend to use a portion of the net proceeds from this offering for payment of accounts payable, product development, improvement of our infrastructure, marketing and advertising and the purchase of additional inventory, because of the number and variability of factors that will determine our use of the net proceeds from this offering, we cannot specify with certainty the particular use of the net proceeds that we will receive from this offering, and we cannot assure you that we will use the proceeds in a manner that will increase the value of your investment or of which you would approve. Moreover, you will not have the opportunity to influence our decision on how to use the proceeds from this offering. We may use the proceeds for corporate purposes that do not immediately enhance our prospects for the future or increase the value of your investment. See the section entitled “Use of Proceeds.”

The application of the “penny stock” rules to our securities could limit the trading and liquidity of the securities, adversely affect the market price of our securities and increase your transaction costs to sell those securities.

If our securities become traded on a securities market or exchange, as long as the trading price of such securities is below $5.00 per unit, the open-market trading of the securities will be subject to the “penny stock” rules, unless we otherwise qualify for an exemption from the “penny stock” definition. The “penny stock” rules impose additional sales practice requirements on certain broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1.0 million or annual income exceeding $200,000 or $300,000 together with their spouse). These regulations, if they apply, require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction prior to sale. These regulations may have the effect of limiting the trading activity of our securities, reducing the liquidity of an investment in our securities and increasing the transaction costs for sales and purchases of our securities as compared to other securities. The stock market in general and the market prices for penny stock companies in particular, have experienced volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our securities, regardless of our operating performance. Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include: (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. The occurrence of these patterns or practices could increase the volatility of our share price.

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Provisions in our corporate charter documents and under Delaware law could make an acquisition of our company, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our corporate charter and our bylaws that will become effective upon the closing of this offering may discourage, delay or prevent a merger, acquisition or other change in control of our company that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your securities. These provisions could also limit the price that investors might be willing to pay in the future for our securities, thereby depressing the market price of our common stock. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. Among other things, these provisions:

●	the authorized number of directors can be changed only by resolution of our board of directors;

●	our bylaws may be amended or repealed by our board of directors or our stockholders;

●	stockholders may not call special meetings of the stockholders or fill vacancies on the board of directors;

●	our board of directors will be authorized to issue, without stockholder approval, preferred stock, the rights of which will be determined at the discretion of the board of directors and that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that our board of directors does not approve;

●	our stockholders do not have cumulative voting rights, and therefore our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors; and

●	our stockholders must comply with advance notice provisions to bring business before or nominate directors for election at a stockholder meeting.

Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.

Our Bylaws have an exclusive forum for adjudication of disputes provision that limits the forum to the Court of Chancery of the State of Delaware for certain actions against us.

Article XIV, Section 48 of our bylaws dictates that the Court of Chancery of the State of Delaware is the sole and exclusive forum for certain actions including any derivative action or proceeding brought on behalf of us, an action asserting a breach of fiduciary duty owed by any of our officers, directors, employees or to our stockholders; any claim arising under Delaware corporate law, including under the Delaware General Corporation Law; and any action asserting a claim against us or any of our officers, directors or employees governed by the internal affairs doctrine. While management believes limiting the forum for resolution of disputes to the Court of Chancery of the State of Delaware is in the best interests of our company and our stockholders in that it will provide the most appropriate outcomes by avoiding the risk of another forum misapplying Delaware law and Delaware courts have a well-developed body of case law, our stockholders could be inconvenienced by not being able to bring an action in another forum they find more convenient. In addition, this exclusive forum provision may discourage stockholder lawsuits, or limit stockholders’ ability to obtain a more favorable judicial forum for disputes with us, our officers and/or directors.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on us. If no securities or industry analysts commence coverage of us, the trading price for our stock would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price may decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume.

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USE OF PROCEEDS

We estimate that the net proceeds from our issuance and sale of our securities in this offering will be approximately $10.7 million, (or approximately $12.4 million if the representative exercises its over-allotment option in full), assuming an initial public offering price of $5.00 per unit (consisting of $4.99 per share of common stock and $0.01 for each accompanying warrant), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of warrants issued in this offering. We will only receive additional proceeds from the exercise of the warrants issuable in connection with this offering if such warrants are exercised at their assumed exercise price of $6.25 (125% of the assumed public offering price of the units) and the holders of such warrants pay the exercise price in cash upon such exercise and do not utilize the cashless exercise provision of the warrants.

A $1.00 increase (decrease) in the assumed initial public offering price of $5.00 per unit, would increase (decrease) the net proceeds from this offering by $2,272,400, assuming that the number of units offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of warrants issued in this offering.

We currently intend to use $190,000 of the net proceeds to repay the outstanding balance owed by us under two bridge notes that we issued to Papillon in the aggregate principal amount of $190,000, which accrue interest at the rate of 6% per annum. One bridge note is in the principal amount of $100,000 and matures on October 27, 2018 and the other bridge note is in the principal amount of $90,000 and matures on October 27, 2018. The proceeds from the bridge notes were used for working capital purposes.

The balance of the proceeds will be used to pay approximately $500,000 of our accounts payable, purchase approximately $2,000,000 in additional inventory, allocate approximately $2,000,000 to expand product development and increase marketing activities, invest approximately $300,000 to improve our infrastructure by upgrading our web site, computer systems and information technology and acquiring additional equipment for our warehouse, and retaining the remaining proceeds for other working capital and general corporate purposes. This expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to be received from this offering. The amounts and timing of our actual expenditures will depend on numerous factors including the progress in, and costs of, our product development activities. Accordingly, our management will have broad discretion in the application of the net proceeds, and investors will be relying on the judgment of management regarding the application of the net proceeds from the offering.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities.

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DIVIDEND POLICY

We do not anticipate paying dividends on our common stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. We are not subject to any legal restrictions respecting the payment of dividends, except that we may not pay dividends if the payment would render us insolvent. Any future determination as to the payment of cash dividends on our common stock will be at our board of directors’ discretion and will depend on our financial condition, operating results, capital requirements and other factors that our board of directors considers to be relevant.

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THE CORPORATE REORGANIZATION

Prior to the effectiveness of the registration statement of which this prospectus is a part, DERMAdoctor, LLC will merge directly with and into a Delaware corporation. We refer to this as the “corporate reorganization.” In order to consummate the corporate reorganization, a certificate of merger will be filed with the Secretary of State of the State of Delaware prior to the effectiveness of the registration statement of which this prospectus is a part and articles of merger will be filed with the Secretary of State of the State of Missouri prior to the effectiveness of the registration statement of which this prospectus is a part. In connection with the corporate reorganization, all outstanding membership units of DERMAdoctor, LLC will be converted into 3,000,000 shares of common stock of DERMAdoctor, Inc., the members of DERMAdoctor, LLC will become stockholders of DERMAdoctor, Inc. and DERMAdoctor, Inc. will succeed to the business of DERMAdoctor, LLC. In addition, the redeemable membership interest of $1,270,000 will be reclassified to permanent equity because the put option will be eliminated.

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CAPITALIZATION

The following table sets forth the capitalization of DERMAdoctor, LLC, excluding the amounts attributable to 1901 McGee, LLC, as of June 30, 2018.

●	on an actual basis;

●	on a pro forma basis to give effect to the corporate reorganization and the conversion of all of the membership units immediately outstanding prior to this offering into 3,000,000 shares of common stock, which includes the redeemable membership interest of $1,270,000, which will be reclassified to permanent equity due to the elimination of the put option.

●	on a pro forma, as adjusted basis after giving effect to the corporate reorganization, as adjusted for (i) the sale of 2,470,000 units in this offering at the assumed public offering price of $5.00 per unit, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of warrants issued in this offering, (ii) the cash repayment of the outstanding principal amount of $190,000 under two of our loans from Papillon, and (iii) payments totaling $500,000 to certain vendors to reduce our accounts payable balance.

You should consider this table in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements and related notes thereto included elsewhere in this prospectus.

	As of June 30, 2018
	(unaudited)
	DERMAdoctor, LLC Actual	DERMAdoctor, Inc. Pro Forma	DERMAdoctor, Inc. Pro Forma, As Adjusted(1)
Cash	$363,554	363,554	10,384,054
Total Indebtedness	$1,790,000	1,790,000	$1,600,000
Redeemable membership interest	1,270,000	—	—
Members’ / stockholders’ equity
Common Stock, $0.001 par value, 50,000,000 shares authorized, pro forma and pro forma, as adjusted; 3,000,000 shares issued and outstanding, pro forma; 5,470,000 shares issued and outstanding, pro forma as adjusted		3,000	5,470
Additional paid in capital		(538,140)	10,169,890
Accumulated deficit		—	—
Total members’ deficiency/stockholders’ equity	(1,805,140)	(535,140)	10,175,360
Total capitalization	$1,254,860	1,254,860	11,775,360

(1)	A $1.00 increase or decrease in the assumed initial public offering price of $5.00 per unit would increase or decrease total stockholders’ equity and total capitalization on a pro forma as adjusted basis by approximately $2,272,400, assuming that the number of units offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions, and excluding the proceeds, if any, from the exercise of warrants issued in this offering.

The number of shares of common stock that will be outstanding immediately after this offering is based on shares of common stock outstanding immediately prior to this offering after giving effect to the corporate reorganization, which will be effected prior to the effectiveness of this registration statement of which this prospectus is a part, and excludes:

●	731,250 shares of our common stock reserved for future issuance under the 2018 Equity Incentive Plan we intend to adopt immediately prior to this offering;

●	2,470,000 shares of common stock issuable upon exercise of warrants that are part of the units to be issued in this offering and assuming no value is allocated to the warrants; and

●	123,500 shares of our common stock issuable upon exercise of the representative’s warrants to be granted to the representative of the underwriters upon completion of this offering.

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DILUTION

If you invest in our units in this offering, your interest will be immediately and substantially diluted to the extent of the difference between the public offering price per share of common stock that is part of the unit and the pro forma net tangible book value per share of our common stock after giving effect to this offering.

Our historical net tangible book value, excluding the amounts attributable to 1901 McGee, LLC, as of June 30, 2018 was $(2,132,923). Historical net tangible book value excludes the redeemable membership interest. Historical net tangible book value per share as of June 30, 2018 has not been provided due to the fact that at June 30, 2018 we were a limited liability company and did not have shares of common stock outstanding.

Our pro forma net tangible book value, excluding the amounts attributable to 1901 McGee, LLC, as of June 30, 2018 was $ (862,923), or $(0.29) per share of our common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the pro forma number of shares of our common stock outstanding as of June 30, 2018, which includes shares after giving effect to the corporate reorganization. The pro forma net tangible book value also accounts for the reclassification of the redeemable membership interest in the amount of $1,270,000 to permanent equity due to the elimination of the put option.

After giving effect to (i) the sale of 2,470,000 units in this offering at the assumed initial public offering price of $5.00 per unit ($4.99 per share of common stock and $0.01 per warrant), after deducting underwriting discounts and commissions and other estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of warrants issued in this offering, (ii) the cash repayment of the outstanding principal amount of $190,000 under two of our loans from Papillon, and (iii) payments totaling $500,000 to certain vendors to reduce our accounts payable balance, our pro forma, as adjusted net tangible book value, excluding the amounts attributable to 1901 McGee, LLC, at June 30, 2018 would have been $9,847,577 or $1.80 per share. This represents an immediate increase in pro forma net tangible book value of approximately $2.09 per share to our existing stockholders, and an immediate dilution of $3.20 per share to investors purchasing shares of common stock in this offering.

Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers in this offering and the pro forma net tangible book value per share of our common stock immediately after this offering.

The following table illustrates the per share dilution to investors purchasing shares in the offering:

Assumed initial public offering price per share (attributing no value to the warrants)	$5.00
Pro forma net tangible book value per share as of June 30, 2018	(0.29)
Increase in pro forma net tangible book value per share attributable to new investors	2.09
Pro forma, as adjusted net tangible book value per share after this offering	1.80
Dilution per share to new investors	$3.20

If the underwriters exercise their over-allotment option in full, the pro forma as adjusted net tangible book value will increase to $1.98 per share, representing an immediate dilution of $3.02 per share to new investors, assuming that the initial public offering price will be $5.00 per unit.

A $1.00 increase (decrease) in the assumed initial public offering price of $5.00 per unit would increase (decrease) the pro forma as adjusted net tangible book value by approximately $2,272,400, the pro forma as adjusted net tangible book value per share by $0.42 per share, and the dilution in pro forma as adjusted net tangible book value per share to investors in this offering by $0.42 per share, assuming that the number of units offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

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The following table summarizes, on a pro forma as adjusted basis as of June 30, 2018 the differences between the number of shares of common stock and warrants purchased from us, the total consideration and the average price per share paid by existing stockholders and by investors participating in this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses, at an assumed public offering price of $5.00 per unit.

	Shares Purchased		Total Consideration		Average Price Per
	Number	%	Amount	%	Share
Existing stockholders	3,000,000	54.8	7,015,431	36.2%	2.34
New investors	2,470,000	45.2	12,350,000	63.8%	5.00
Total	5,470,000	100.0%	19,365,431	100.0%	3.54

The number of shares of common stock that will be outstanding immediately after this offering is based on 3,000,000 shares of common stock outstanding immediately prior to this offering after giving effect to the corporate reorganization, which will be effected prior to the effectiveness of this registration statement of which this prospectus forms a part, and excludes:

●	731,250 shares of our common stock reserved for future issuance under the 2018 Equity Incentive Plan we intend to adopt immediately prior to this offering;

●	2,470,000 shares of our common stock issuable upon exercise of the warrants that are part of the units to be sold in this offering; and

●	123,500 shares of our common stock issuable upon exercise of the representative’s warrants to be granted to the representative of the underwriters upon completion of this offering.

If the underwriters exercise their over-allotment option in full, the number of shares held by new investors will increase to 2,840,500 (assuming no exercise of the warrants), or 48.6 % of the total number of shares of common stock outstanding after this offering and the shares held by existing stockholders will be 3,000,000, but the percentage of shares held by existing stockholders will decrease to 51.4% of the total shares outstanding.

To the extent that the underwriters’ over-allotment option is exercised or any warrants or options are exercised, there will be further dilution to new investors.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read together with our audited financial statements and the related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are an omni-channel, innovative, skincare company primarily focused on the creation of products that are designed to target common skin concerns, ranging from aging and blemishes to dry skin, perspiration and keratosis pilaris. We develop, market, distribute and sell skincare products under our DERMAdoctor® brand worldwide. All of our DERMAdoctor® products are conceived by our product design team headed by our Chief Creative Officer and founder, Dr. Audrey Kunin, who is a board-certified dermatologist. Dr. Kunin adds her unique perspective, which is incorporated in our packaging, that skincare can be both elegant and powerful. Our philosophy is to mix science and technology synergistically to provide non-irritating, effective and pleasing skincare products aimed at targeting overlooked or unfulfilled common skin concerns. All of our products are fragrance and dye free. Since 2003, we have been developing, marketing, distributing and selling an extensive array of our proprietary skincare products. Today, we produce and sell over 30 DERMAdoctor® products that account for 40 skus at prices ranging from $22 for an antiperspirant to $95 for a Kakadu vitamin C skin product. Our products are typically grouped into families of products and include those such as Wrinkle Revenge, Ain’t Misbehavin’, Calm Cool and Corrected and KP Duty designed to improve the skin’s appearance for aging, acne, redness and keratosis pilaris, respectively. Within each family, products are typically further broken down to face, eyes, and body. The ingredients are then uniquely formulated for the resulting product subcategory. Each family of products creates opportunities for the customer to expand into different product types aimed at addressing their particular skincare problems. For example, within our KP Duty family we offer both a lotion and a scrub as well as a Body Peel Pad, which provides an innovative product delivery system. Often these products are purchased together. We recently launched the first product in our new Lucky Bamboo family, Jukyeom 9x Water Gel, taking advantage of the increasing global interest in Korean Beauty products and we expect to introduce an extension to our DD family in the fourth quarter of 2018, with DD Eye Crème.

For the six months ended June 30, 2018, we recorded net income attributable to DERMAdoctor, LLC in the amount of $213,860. Historically, prior to the six months ended June 30, 2018, we have incurred net losses attributable to DERMAdoctor, LLC of $345,083 and $1,897,264 for the years ended December 31, 2017 and 2016, respectively, and a net loss attributable to DERMAdoctor, LLC of $715,535 for the six months ended June 30, 2017. Cash from operations is not expected to be sufficient to fund our operations over the next twelve months.

Our financial statements described in the prospectus include the results of 1901 McGee, LLC, an entity owned by Dr. Audrey Kunin and Dr. Jeff Kunin. Its sole asset is a building which is the leased corporate headquarters of DERMAdoctor, LLC. Since a related party owns 100% of 1901 McGee, LLC and we have the power to direct the activities of 1901 McGee, LLC, we have determined that 1901 McGee, LLC qualifies as a variable interest entity and we consolidate the 1901 McGee, LLC financial statements with our financial statements. We do not own or have any claim to any of the assets of 1901 McGee, LLC, nor are we liable for the mortgage or other liabilities related to the property owned by 1901 McGee, LLC.

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Critical Accounting Policies and Estimates

The consolidated financial statements have been prepared in accordance with principles generally accepted in the United States, or GAAP. The preparation of financial statements in conformity with GAAP requires management to make judgments, assumptions and estimates that affect the amounts reported in our consolidated financial statements and accompanying notes. Actual results could differ materially from those estimates.

While our significant accounting policies are more fully described in the notes to our consolidated financial statements included elsewhere in this filing, we believe that the following accounting policies are critical to the process of making significant judgments and estimates in the preparation of our consolidated financial statements and understanding and evaluating our reported financial results. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. While our significant accounting policies are more fully described in the notes to our consolidated financial statements included elsewhere in this prospectus, we believe that the following accounting policies and estimates are critical to our business operations and understanding of our financial results.

Accounts receivable, net

Accounts receivables consist of customer obligations arising from transactions with domestic retail customers, reduced by an allowance for doubtful accounts for estimated losses based on the aging of accounts receivable and historical collection experience. We write off accounts receivable against the allowance when a balance is determined to be uncollectible. Recoveries of receivables previously written off are recorded when received. At June 30, 2018 and December 31, 2017, $181,250 and $181,778, respectively, of the sales allowances (as discussed below under “Revenue recognition”) were netted against accounts receivable. We grant credit terms in the normal course of business to its domestic retail customers. The risk with respect to trade receivables is mitigated by the thirty to sixty-day duration of customer payment terms and the good credit quality type of the Company’s customer. Credit is not currently extended to e-commerce customers or international distributors who pay for goods prior to them being shipped.

Inventory, net

Inventories consist of components and finished goods and are stated at the lower of cost or net realizable value. Cost is determined using the first in, first out method. Cost components include direct materials, assembly, and freight. We periodically review our inventory for excess, obsolescence, or expiration and write down inventory that has no alternative uses to its net realizable value. We recorded a reserve of $145,000 and $142,000 for obsolete inventory as of June 30, 2018 and December 31, 2017, respectively.

Cost of sales includes all the costs to manufacture our products by third-party contractors, which are recognized in the consolidated statement of operations when the product is sold. Cost of sales also includes the cost of inventory write-downs associated with adjustments of held inventories to their net realizable value. These costs are reflected in our consolidated statements of operations and when the product is sold, and net sales revenues are recognized or, in the case of inventory write-downs, when circumstances indicate that the carrying value of inventories is in excess of their recoverable value. Cost of sales also includes warehouse costs including depreciation, wages, utilities, real estate taxes, and property insurance.

Property and equipment, net

Repairs and maintenance expenditures are expensed as incurred. The Property and Equipment, net balance as of June 30, 2018 was $2,935,639 with $2,931,038 of the balance attributable to the property of 1901 McGee, LLC. The Property and Equipment, net balance as of December 31, 2017 was $2,982,227 with $2,974,830 of the balance attributable to the property of 1901 McGee, LLC. Fixed assets include items of property and equipment such as buildings, leasehold improvements, office furniture, fixtures, computers and other related technology equipment. All capitalized assets are depreciated using the straight-line depreciation method. We evaluate events and changes in circumstances that could indicate carrying amounts of long-lived assets, including property and equipment, may not be recoverable. When such events or changes in circumstances occur, we assess the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted future cash flows derived from their use and eventual disposition. If the sum of the undiscounted future cash flows is less than the carrying amount of an asset, we record an impairment loss for the amount by which the carrying amount of the assets exceeds its fair value. There was no impairment charge recorded during the six months ended June 30, 2018 or the year ended December 31, 2017.

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Revenue recognition

Revenue consists of sales of our products through domestic retail customers, international distributors and retail customers, and e-commerce channels and shipping fees charged to our e-commerce customers. Through December 31, 2017, sales were recognized when persuasive evidence of an arrangement exists, services have been rendered (the product has shipped or when delivered, based on the shipping terms), the price is fixed and determinable and collectability is reasonably assured. Revenue recognized through e-commerce sales is recognized net of any taxes that are collected from consumers and subsequently remitted to governmental authorities.

In May 2014 the FASB issued ASU 2014-09, “Revenue from Contracts with Customers” (Topic 606), which replaced existing revenue recognition standards and expand the disclosure requirements for revenue arrangements. It may be adopted either retrospectively or on a modified retrospective basis to new contracts and existing contracts with remaining performance obligations as of the effective date. We adopted ASU 2015-14 effective January 1, 2018 on a modified retrospective basis. We reviewed all terms and conditions with customers to determine any potential effects of ASU 2014-09 and determined that the adoption of this standard did not have a material impact on our results of operations, financial condition and/or financial statement disclosures.

Sales through all channels are recognized when the related goods have been transferred to customers for an amount that reflects the consideration for which we expect to be entitled in exchange for said goods. Revenue recognized through e-commerce sales is recognized net of any taxes that are collected from consumers and subsequently remitted to governmental authorities.

E-commerce customers can return unused product within 30 days for any reason for full credit. Our domestic retail customers can return product or take credits for damaged product and returns from their customers. In certain circumstances they are also allowed to return product that they decide to no longer carry in their stores or sell on their websites. Some agreements with domestic retail customers allow them to use a portion of the products they purchase as testers.

Provision for sales discounts, product returns, markdowns, shortages, damages and testers are recorded as reductions to revenue when the related revenue from customers is recognized. The estimated reserves for these items are established by us based upon management’s best estimates at the time of sale based upon historical trends.

We regularly review and revise, when deemed necessary, our estimates of sales returns and other required reserves based primarily upon the historical rate of actual product returns, the duration of time between the original sale and return, new product launches and any communicated changes in sales plans by our retail customers. Customers will take credits for discounts, returns, markdowns, damages, shortages, and testers which will reduce future amounts owed to us. These revenue reductions are reflected in the consolidated statements of operations as an allowance against revenue. We recorded an estimated reserve of $475,250 and $390,000 at June 30, 2018 and December 31, 2017, respectively. At June 30, 2018, $181,250 of the reserve was netted against accounts receivable, while $294,000 was included in accrued expenses and other current liabilities. At December 31, 2017, $181,778 of the reserve was netted against accounts receivable, while $208,222 was included in accrued expenses and other current liabilities. We recorded $1,144,075 and $236,222 of revenue reductions during the three months ended June 30, 2018 and 2017, respectively. The large increase in revenue reductions was related to promotional customer discounts given on the large Costco sale. We recorded $1,328,173 and 564,278 of revenue reductions during the six months ended June 30, 2018 and 2017, respectively.

Certain international customers pay for products in advance. In these instances, when cash is received in advance of a shipment of goods to customers, deferred revenue is recorded. We recorded deferred revenue of $0 and $45,077 as of June 30, 2018 and December 31, 2017, respectively. Since the end of the second quarter, we have received prepayments from both our China and Kuwait Distributors to finance the purchase of additional inventory for their fourth quarter 2018 and 2019 orders.

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Concentrations of risk

Three significant customers (defined as contributing at least 10%) accounted for an aggregate of 70% (44%, 15%, and 11%, respectively) of our revenue from operations for the three months ended June 30, 2018. At June 30, 2018, two significant customers accounted for 95% (82% and 13%, respectively) of accounts receivable. We had two vendors that accounted for approximately 39% (27% and 12%, respectively) of purchases for the three months ended June 30, 2018.

Three significant customers (defined as contributing at least 10%) accounted or an aggregate of 62% (30%, 19%, and 13%) of our revenue from operations for the six months ended June 30, 2018. We had two vendors that accounted for approximately 53% (38% and 15%) of purchases for the six months ended June 30, 2018.

Four significant customers (defined as contributing at least 10%) accounted for an aggregate of 64% (22%, 18%, 14%, and 10%, respectively) of revenue from operations for the three months ended June 30, 2017. At June 30, 2017, three significant customers accounted for 84% (48%, 25%, and 11%, respectively) of accounts receivable. We had two vendors that accounted for approximately 49% (35% and 14%) of purchases for the three months ended June 30, 2017.

Three significant customers (defined as contributing at least 10%) accounted for an aggregate of 56% (27%, 19%, and 10%) of revenue from operations for the six months ended June 30, 2017. We had two vendors that accounted for approximately 47% (36% and 11%) of purchases for the six months ended June 30, 2017.

Fair value of financial instruments

We adopted the provisions of the accounting pronouncement which defines fair value, establishes a framework for measuring fair value and enhances fair value measurement disclosure. Under the provisions of the pronouncement, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

U.S. GAAP establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use on unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from independent sources. Unobservable inputs are inputs that reflect our assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is described below:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2: Observable prices that are based on inputs not quoted on active markets but corroborated by market data.

Level 3: Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

It is our policy to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements. When available, we use quoted market prices to measure fair value. If market prices are not available, the fair value measurement is based on models that use primarily market-based parameters including interest rate yield curves, option volatilities and currency rates. In certain cases where market rate assumptions are not available, we are required to make judgments about assumptions market participants would use to estimate the fair value of a financial instrument. Changes in the underlying assumptions used, including discount rates and estimates of future cash flows could significantly affect the results of current or future values. The results may not be realized in an actual sale or immediate settlement of an asset or liability.

Income taxes

We are a limited liability company which is not a tax paying entity at the corporate level. Each member is instead individually responsible for their share of our income or loss for income tax reporting purposes.

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Recent accounting pronouncements

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers” (Topic 606), which will replace existing revenue recognition standards and significantly expand the disclosure requirements for revenue arrangements. It may be adopted either retrospectively or on a modified retrospective basis to new contracts and existing contracts with remaining performance obligations as of the effective date. We adopted ASU 2015-14 effective January 1, 2018 on a modified retrospective basis. Adoption of this standard did not have a material impact on our results of operations, financial condition and/or financial statement disclosures (see “Revenue recognition” note above for further information regarding revenue recognition).

In February 2015, the FASB issued ASU No. 2015-02, “Consolidations (Topic 810): Amendments to the consolidation analysis”. The amendment places more emphasis in the consolidation evaluation on variable interests other than fee arrangements such as principal investment risk. Additionally, the amendments in this update reduce the extent to which related party arrangements cause an entity to be considered a primary beneficiary. The Company adopted ASU No. 2015-02 beginning as of January 1, 2016, and notes that this adoption did not have a material impact on the Company’s results of operations, financial condition and/or financial statement disclosures.

In April 2015, the FASB issued ASU No. 2015-03, “Simplifying the Presentation of Debt Issuance Costs,” which requires debt issuance costs to be presented in the financial statements as a deduction from the corresponding debt liability, consistent with the presentation of debt discounts.

This guidance became effective for annual periods beginning after December 15, 2015, with early adoption permitted, and is applied retrospectively. We adopted ASU No. 2015-03 beginning as of January 1, 2015 and the adoption did not have a material impact on our results of operations, financial condition and/or our financial statement disclosures.

In July 2015, the FASB issued ASU No. 2015-11, “Inventory (Topic 330): Simplifying the Measurement of Inventory,” which simplifies the subsequent measurement of inventories by requiring inventory to be measured at the lower of cost or net realizable value, rather than at the lower of cost or market. Net realizable value is defined as the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. This guidance is effective for annual periods beginning after December 15, 2016, with early adoption permitted. We adopted ASU No. 2015-11 beginning as of January 1, 2015 and did not have a material impact on our results of operations, financial condition and/or our financial statement disclosures

In 2016, the FASB issued ASU No. 2016-02 “Leases” (Topic 842), which will require lessees to recognize a right-of-use asset and a lease liability for virtually all of their leases (other than leases that meet the definition of a short-term lease). The liability will be equal to the present value of lease payments. The asset will be based on the liability, subject to adjustment, such as for initial direct costs. Lessor accounting is similar to the current model, but updated to align with certain changes to the lessee model (e.g., certain definitions, such as initial direct costs, have been updated) and the new revenue recognition standard. This guidance is effective for annual periods beginning after December 15, 2018, with early adoption permitted. We expect to adopt ASU No. 2016-02 beginning as of January 1, 2019. Due to the fact that 1901 McGee, LLC is consolidated, we do not expect this adoption to have an impact.

In October 2016, the FASB issued ASU No. 2016-17, “Consolidations (Topic 810): Interests held through related parties under common control”, which amends the consolidation guidance on how a reporting entity that is the single decision maker of a VIE should treat indirect interests in the entity held through related parties that are under common control, with the reporting entity when determining whether it is the primary beneficiary of that VIE. The primary beneficiary of a VIE is a reporting entity that has a controlling financial interest in a VIE, and, therefore, consolidates the VIE. A reporting entity has an indirect interest in a VIE if it has a direct interest in a related party that, in turn, has a direct interest in the VIE. The Company adopted ASU No. 2016-17 beginning as of January 1, 2017, and notes that the adoption did not have a material impact on the Company’s results of operations, financial condition and/or financial statement disclosures.

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JOBS Act

We qualify as an “emerging growth company” pursuant to the provisions of the JOBS Act. For as long as we are an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, reduced disclosure obligations relating to the presentation of financial statements in management’s discussion and analysis of financial condition and results of operations and exemptions from the requirements of holding advisory “say-on-pay” votes on executive compensation and shareholder advisory votes on golden parachute compensation. We have availed ourselves of the reduced reporting obligations and executive compensation disclosure in this prospectus, and expect to continue to avail ourselves of the reduced reporting obligations available to emerging growth companies in future filings.

In addition, an emerging growth company can delay its adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing not to take advantage of such extended transition period, and as a result, we will comply with any new or revised accounting standards on the relevant dates on which non-emerging growth companies must adopt such standards. This election is irrevocable.

We will continue to qualify as an emerging growth company until the earliest of:

●	the last day of our fiscal year in which the fifth anniversary of this offering occurs;

●	the last day of our fiscal year in which have annual gross revenues of $1.07 billion or more;

●	the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt;

●	the date on which we are deemed to be a “large accelerated filer.”

Results of Operations for the three months ended June 30, 2018 and 2017

The following information summarizes our results of operations included in our consolidated financial statements as of and for the three months ended June 30, 2018 and 2017.

Net sales

For the three months ended June 30, 2018 and 2017, net sales by sales channel as a percentage of total sales were as follows:

	Three months ended	Three months ended
	June 30, 2018	June 30, 2017
Domestic	64%	43%
E-Commerce	20%	32%
International	16%	25%

Our net sales are derived from sales of products, net of provisions for sales discounts and allowances, product returns, markdowns and price adjustments. Net sales increased 73%, from $2,059,737 for the three months ended June 30, 2017 to $3,565,265 for the three months ended June 30, 2018. This increase was primarily driven by an increase in domestic sales of $1,392,398, or 157%, due primarily to the approximate $1,600,000 special promotional net sale to Costco, partially offset by a sale to The View in 2017, which did not re-occur in 2018. While we do not expect this type of sale to occur on a regular basis, we do expect to continue to work with Costco in offering special promotional sales in the future. Additionally, we saw an increase in online sales of $44,224, or 7%, and an increase in international sales of $68,906, or 13%. Our domestic sales comprised 64% of net sales for the three months ended June 30, 2018, up from 43% for the three months ended June 30, 2017 due to the large sale of one of our products to Costco.

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Cost of sales and gross profit

Cost of sales reflects the aggregate costs to procure our products, including the amounts invoiced by our third-party contractors for components and finished goods as well as costs related to transportation to and from our manufacturers and distribution centers. Cost of sales also includes the effect of changes in the balance of reserves for excess and obsolete inventory and write-off of inventory not previously reserved. In addition, cost of sales includes warehouse costs including depreciation, wages, utilities, real estate taxes, and property insurance. Cost of sales were $1,716,168 (of which $19,092 are attributable to 1901 McGee, LLC) and $991,621 (of which $19,038 are attributable to 1901 McGee, LLC) for the three months ended June 30, 2018 and 2017, respectively, representing an increase of 73%, consistent with the 73% increase in net sales. All of our products are manufactured by third-parties, so we must schedule the production of our products when there is availability. While we have good relations with our manufacturers, the current size of our orders does not give us scheduling priority or the lowest possible cost. We continue to work with our manufacturers to look for ways to reduce overall costs as a percentage of sales. If we can increase sales and order sizes in the future, we believe we will be able to reduce our cost of sales as a percentage of sales.

Gross profit is our net sales less cost of sales. Gross profit increased $780,981, or 73%, to $1,849,097 for the three months ended June 30, 2018 as compared to the gross profit of $1,068,116 for the three months ended June 30, 2017. Our gross profit as a percentage of net sales was 51.9% for the three months ended June 30, 2018 and 2017. Gross profit was impacted by the changes in net sales and cost of sales described above.

The table below shows the gross profit by sales channel. Domestic retail gross profit for the three months ended June 30, 2018 increased from the same period in 2017 primarily due to a lower net sales reserve in the 2018 period. The reserve was reduced due to a reduction in the estimate of returned items from domestic retailers. The lower gross profit for the international and e-commerce channels for the three months ended June 30, 2018 when compared to the same quarter in 2017 was primarily due to the mix of products sold during the quarters. While the International gross profit is lower than the other two channels, there are minimal expenses associated with sales to international distributors, so the majority of their gross profit falls to the bottom line.

	Three months ended	Three months ended
Sales Channel	June 30, 2018	June 30, 2017
Domestic	53%	51%
International	39%	41%
e-Commerce	58%	62%

Total expenses

Total expenses for the three months ended June 30, 2018 were $1,346,116, an increase of $45,193, or 3.5%, from $1,300,923 for the three months ended June 30, 2017. For the three months ended June 30, 2018, approximately 65% of our total expenses were selling expenses and 35% were general and administrative expenses. For the three months ended June 30, 2017, approximately 68% were selling expenses and 32% were general and administrative expenses. General and administrative expenses include $28,675 and $32,770 attributable to 1901 McGee, LLC for the three months ended June 30, 2018 and 2017, respectively. Rent expense of $53,034 and $50,470 paid from DERMAdoctor, LLC to 1901 McGee, LLC for the three months ended June 30, 2018 and 2017, respectively, is eliminated upon consolidation.

Selling expenses

Selling expenses totaled $872,229 and $883,148 for the three months ended June 30, 2018 and 2017, respectively. Selling expenses primarily consisted of advertising and marketing expenses of $504,823 and $457,108 for the three months ended June 30, 2018 and 2017, respectively, and sales and marketing team payroll of $253,693 and $314,733 for the three months ended June 30, 2018 and 2017, respectively. The decrease in selling expenses in 2018 when compared to 2017 is mainly related to the reduction of our sales payroll. To the extent sales to our retail channel grows at a smaller or larger rate than our online website or international distributor channels, this expense may become a smaller or larger part of total expenses.

General and administrative expenses

General and administrative expenses were $473,887 for the three months ended June 30, 2018, an increase of $56,112, or 13.4%, over the $417,775 expense for the three months ended June 30, 2017. The increase is primarily due to higher payroll costs associated with additional accounting and executive personnel and higher professional fees related to the financial statement audit. Research and development expenses were $3,269 and $33,058 for the three months ended June 30, 2018 and 2017, respectively.

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Income (loss) from operations

We had income from operations of $502,981 for the three months ended June 30, 2018 and a loss from operations of $232,807 for the three months ended June 30, 2017. The primary reason for the income from operations is related to the large Costco order that was fulfilled during the three months ended June 30, 2018. While we do not expect this type of sale to occur on a regular basis, we do expect to continue to work with Costco in offering special promotional sales in the future.

Interest expense

Interest expense was $71,294 and $46,561 for the three months ended June 30, 2018 and 2017, respectively. Interest expense on our related party notes was $26,784 for the three months ended June 30, 2018 ($1,790,000 balance at June 30, 2018) and $23,934 for the three months ended in June 30, 2017 ($1,600,000 balance at June 30, 2017). The remaining increase in interest expense for the three months ended June 30, 2018 of $24,733 is primarily attributable to borrowings to fulfill the Costco purchase orders under the accounts receivable financing facility put in place in October 2017.

Results of Operations for the six months ended June 30, 2018 and 2017

The following information summarizes our results of operations included in our consolidated financial statements as of and for the six months ended June 30, 2018 and 2017.

Net Sales

For the six months ended June 30, 2018 and 2017, net sales by sales channel as a percentage of total sales were as follows:

	Six months ended	Six months ended
	June 30, 2018	June 30, 2017
Domestic	57%	44%
E-Commerce	24%	33%
International	19%	23%

Our net sales are derived from sales of products, net of provisions for sales discounts and allowances, product returns, markdowns and price adjustments. Net sales increased 49%, from $3,533,796 for the six months ended June 30, 2017 to $5,276,556 for the six months ended June 30, 2018. This increase was driven by an increase in domestic sales of $1,430,348, or 91%, which was primarily related to the approximate $1,600,000 net sales contribution from the large Costco sale and a $169,750 reduction in the sales reserve related to a reduction in the estimate of returned items from domestic retailers. Additionally, we saw an increase in online sales of $68,562, or 6%, and an increase in international sales of $243,850, or 31%. Our domestic sales comprised 57% of net sales for the six months ended June 30, 2018, up from 44% for the three months ended June 30, 2017 due primarily to the special promotional sale to Costco. While we do not expect this type of sale to occur on a regular basis, we do expect to continue to work with Costco in offering special promotional sales in the future.

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Cost of sales and gross profit

Cost of sales reflects the aggregate costs to procure our products, including the amounts invoiced by our third-party contractors for components and finished goods as well as costs related to transportation to and from our manufacturers and distribution centers. Cost of sales also includes the effect of changes in the balance of reserves for excess and obsolete inventory and write-off of inventory not previously reserved. In addition, cost of sales includes warehouse costs including depreciation, wages, utilities, real estate taxes, and property insurance. Cost of sales were $2,423,544 (of which $37,757 are attributable to 1901 McGee, LLC) and $1,779,470 (of which $37,208 are attributable to 1901 McGee, LLC) for the six months ended June 30, 2018 and 2017, respectively, representing an increase of 36%, associated with the 49% increase in revenue. The lower percentage increase in cost of sales when compared to the increase in revenue was mainly attributable to a $169,750 reduction to the sales return reserve related to returns by our domestic retail customers in the six months ended June 30, 2018, as well as a $46,000 increase in the reserve in the six months ended June 30, 2017.

Gross profit is our net sales less cost of sales. Gross profit increased $1,098,686, or 63%, to $2,853,012 for the six months ended June 30, 2018 as compared to the gross profit of $1,754,326 for the six months ended June 30, 2017. Our gross profit as a percentage of net sales was 54.1% and 49.6% for the six months ended June 30, 2018 and 2017, respectively. Gross profit was impacted by the changes in Net Sales and Cost of sales described above.

The table below shows the gross profit by sales channel. Domestic retail gross profit for the six months ended June 30, 2018 increased from the same period in 2017 primarily due to a lower net sales reserve in the 2018 period. The reserve was reduced due to a reduction in the estimate of returned items from domestic retailers. The higher gross profit for the international channel for the six months ended June 30, 2018 when compared to the same period in 2017 was primarily due to the mix of products sold during the periods. While the International gross profit is lower than the other two channels, there are minimal expenses associated with sales to international distributors so the majority of gross profit falls to net income.

	Six months ended	Six months ended
Sales Channel	June 30, 2018	June 30, 2017

Domestic	56%	50%
International	42%	36%
e-Commerce	62%	61%

Total expenses

Total expenses for the six months ended June 30, 2018 were $2,536,911, an increase of $119,126, or 4.9%, from $2,417,785 for the six months ended June 30, 2017. For the six months ended June 30, 2018, approximately 63% of our total expenses were selling expenses and 37% were general and administrative expenses. For the six months ended June 30, 2017, approximately 70% were selling expenses and 30% were general and administrative expenses. General and administrative expenses include $55,990 and $60,588 attributable to 1901 McGee, LLC for the six months ended June 30, 2018 and 2017, respectively. Rent expense of $105,018 and $100,940 paid from DERMAdoctor, LLC to 1901 McGee, LLC for the six months ended June 30, 2018 and 2017, respectively, is eliminated upon consolidation.

Selling expenses

Selling expenses totaled $1,607,909 and $1,686,092 for the six months ended June 30, 2018 and 2017, respectively. Selling expenses primarily consisted of advertising and marketing expenses of $897,117 and $851,515 for the six months ended June 30, 2018 and 2017, respectively, and sales and marketing team payroll of $499,880 and $616,145 for the six months ended June 30, 2018 and 2017, respectively. The decrease in selling expenses in 2018 when compared to 2017 is mainly related to the reduction of our sales payroll due to a reallocation of our sales team to increase efficiencies and the elimination of some positions. To the extent sales to our retail channel grows at a smaller or larger rate than our online website or international distributor channels, this expense may become a smaller or larger part of total expenses.

General and administrative expenses

General and administrative expenses were $929,002 for the six months ended June 30, 2018, an increase of $197,309, or 27.0%, over the $731,693 expense for the six months ended June 30, 2017. The increase is primarily due to higher payroll costs associated with additional accounting personnel and higher professional fees related to the financial statement audit. Research and development expenses were $24,929 and $40,913 for the six months ended June 30, 2018 and 2017, respectively.

As we expand our product sales we expect that both selling expenses and general and administrative expenses will increase.

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Income (loss) from operations

We had income from operations of $316,101 for the six months ended June 30, 2018 and a loss from operations of $663,459 for the six months ended June 30, 2017. The primary reason for the income from operations is related to the large Costco sale during the six months ended June 30, 2018 and a $169,750 reduction in sales reserve related to a refinement in the methodology for estimating product returns from domestic retailers as additional historical data was collected. While we do not expect the large Costco sale to occur on a regular basis, we do expect to continue to work with Costco in offering special promotional sales in the future.

Interest expense

Interest expense was $132,777 and $92,231 for the six months ended June 30, 2018 and 2017, respectively. Interest expense on our related party notes was $53,287 for the six months ended June 30, 2018 ($1,790,000 balance at June 30, 2018) and $47,605 for the six months ended in June 30, 2017 ($1,600,000 balance at June 30, 2017). The remaining increase in interest expense for the six months ended June 30, 2018 of $40,546 is primarily attributable to the accounts receivable and Costco purchase order financing facility put in place in October 2017.

Results of Operations for the years ended December 31, 2017 and 2016

The following information summarizes our results of operations included in our consolidated financial statements as of and for the years ended December 31, 2017 and 2016. References to 2017 are references to the twelve months ended December 31, 2017 and references to 2016 are references to the twelve months ended December 31, 2016.

Net Sales

During 2017 and 2016, net sales by sales channel were as follows:

	Twelve months ended	Twelve months ended
	December 31, 2017	December 31, 2016
Domestic	44%	68%
E-Commerce	26%	26%
International	30%	6%

Our net sales are derived from sales of products, net of provisions for sales discounts and allowances, product returns, markdowns and price adjustments. Net sales increased 36%, from $6,474,861 in 2016 to $8,808,674 in 2017. This increase was mainly driven by an increase in international sales of $2,190,017, an increase in online sales of $733,131, partially offset by a decrease in domestic sales of $589,335. Our international sales comprised 30% of net sales and was the fastest growing segment of our business with a growth rate of 539% between 2016 and 2017. This growth was driven by the signing of our China distributor in October 2016, their advance purchase in 2017 of approximately $816,000 of one of our products due to a price that reflected a one-time special manufacturing discount, and growth in sales to our Kuwait distributor. We expect this growth to continue in 2018, albeit at a slower a rate, due in part to our recent receipt of approval to sell certain products in the European Union, our recent entry into the Central American, Hong Kong and UAE markets, and as we continue to increase our international sales territory. Sales to domestic retail customer declined from 2016 to 2017 mainly due to the fact that two of our larger specialty retailers reduced the number of locations at which they sell our products, and one of these retailers is now only selling our products on their website. We received a large order from Costco we delivered at the beginning of the second quarter of 2018. As such we expect sales to domestic retail customers to increase and to continue to be the largest component of our sales in 2018.

Cost of sales and gross profit

Cost of sales reflects the aggregate costs to procure our products, including the amounts invoiced by our third-party contractors for components and finished goods as well as costs related to transportation to and from our manufacturers and distribution centers. Cost of sales also includes the effect of changes in the balance of reserves for excess and obsolete inventory and write-off of inventory not previously reserved. In addition, cost of sales includes warehouse costs including depreciation, wages, utilities, real estate taxes, and property insurance. Cost of sales were $4,062,563 and $2,902,349 in 2017 and 2016, respectively, representing an increase of 40%. All of our products are manufactured by third-parties, so we must schedule the production of our products when there is availability. While we have good relations with our manufacturers, the current size of our orders does not give us scheduling priority or the lowest possible cost. We continue to work with our manufacturers to look for ways to reduce overall costs as a percentage of sales. If we can increase sales and order sizes in the future, we believe we will be able to reduce our cost of sales as a percentage of sales.

Gross profit is our net sales less cost of sales. Gross profit increased $1,173,599, or 33%, to $4,746,111 for 2017 as compared to the gross profit of $3,572,512 in 2016. Our gross profit as a percentage of net sales was 53.9% and 55.2% for 2017 and 2016, respectively. This number was impacted by the mix of products sold during the period as well as the mix of sales between distribution channels. Our e-commerce sales are the highest profit contributors followed by our domestic retail sales. Sales to our international distributors have the lowest gross profit. Since sales to our international distributors increased in 2017, our gross profit declined in 2017 when compared to 2016.

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The table below shows gross profit by sales channel. Domestic retail gross profit for the year ended December 31, 2017 increased from the year ended December 31, 2016 primarily due to the product mix sold in the second half of 2017.

Sales	Year Ended December 31,	Year Ended December 31,
Channel	2017	2016

Domestic	58%	53%
International	41%	40%
e-Commerce	62%	63%

Total expenses

Total expenses in 2017 were $5,014,986, a decrease of $415,950, or 7.7%, from $5,430,936 in 2016. In 2017, approximately 67% of our total expenses were selling expenses and 33% were general and administrative expenses. In 2016, approximately 73% were selling expenses and 27% were general and administrative expenses. General and administrative expenses include $133,707 and $114,820 attributable to 1901 McGee, LLC in 2017 and 2016, respectively. Rent expense of $201,902 and $198,952 paid from DERMAdoctor, LLC to 1901 McGee, LLC for the years ended December 31, 2017 and 2016, respectively, is eliminated upon consolidation.

Selling expenses

Selling expenses totaled $3,371,570 and $3,955,468 in 2017 and 2016, respectively. Selling expenses primarily consisted of advertising and marketing expenses of $1,793,846 and $2,114,847 in 2017 and 2016, respectively, and sales and marketing team payroll of $1,148,376 and $1,425,012 in 2017 and 2016, respectively. A significant portion of our current selling expense is related to sales in retail outlets. The decrease in advertising and marketing expenses in 2017 when compared to 2016 is mainly because we were no longer selling products in certain physical locations of some specialty retailers in 2017. This allowed us to lower our costs related to product testers, payroll, and travel expenses. To the extent sales to our retail channel grows at a smaller or larger rate than our online website or international distributor channels, this expense may become a smaller or larger part of total expenses.

General and administrative expenses

General and administrative expenses were $1,643,416 in 2017, an increase of $167,948, or 11.4%, over the $1,475,468 expense in 2016. The increase is primarily due to higher payroll costs associated with additional accounting personnel and higher professional fees related to the financial statement audit. Research and development expenses were $83,845 and $79,385 in 2017 and 2016, respectively.

As we expand our product sales we expect that both selling expenses and general and administrative expenses will increase.

Losses from operations

We had operating losses of $268,875 and $1,858,424 in 2017 and 2016, respectively. The main reasons for the significant reduction in losses from operations is related to the increased sales in 2017 compared to 2016, and the reduction of marketing and advertising expenses in 2017 compared to 2016. A significant portion of the loss in 2016 is attributable to a material reduction in sales to one of our larger specialty retailers who stopped selling our products in their store and began selling our products only on their website. It took us time to adjust inventory and expenses to be more in line with lower sales and to diversify our business to international distributors.

Interest expense

Interest expense was $199,321 and $175,545 in 2017 and 2016, respectively. Interest expense on our related party notes was $99,250 in 2017 ($1,790,000 balance at year-end) and $14,203 in 2016 ($1,600,000 balance at year-end) in 2016. The remaining interest expense for 2017 is attributable to the accounts receivable financing facility put in place in 2017 of $10,508 and the mortgage payables of 1901 McGee, LLC of $89,563. The remaining interest expense for 2016 was attributable to a bank line of credit of $30,290 and the mortgage payables of 1901 McGee, LLC of $131,052.

Net income (loss)

For the years ended December 31, 2017 and 2016, we reported a net loss of $345,083 and $1,897,264, respectively, attributable to DERMAdoctor, LLC.

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Cash flows

Cash used in operating activities

Net cash provided by operating activities for the six months ended June 30, 2018 was $710,352 (of which cash provided of $11,660 is attributable to 1901 McGee, LLC). Net income before deducting depreciation, and other non-cash items provided $252,315 of cash.

Cash from operations increased by $458,037 due to increases in accrued expenses of $234,645 and accounts payable of $233,552 related to purchases to acquire inventory for the large Costco order that was fulfilled in the second quarter of 2018, an increase of inventory of $37,917, partially offset by a decrease in deferred revenue of $45,077, an increase in prepaid expenses of $2,677, and an increase in accounts receivable of $323.

Net cash used in operating activities for the six months ended June 30, 2017 was $154,140 (of which cash provided of $9,485 is attributable to 1901 McGee, LLC). Net loss before deducting depreciation, and other non-cash items used $662,430 of cash. Cash from operations increased by $508,290 due to an increase in deferred revenue of $632,830, an increase in accrued expenses of $394,176, an increase in accounts payable of $355,381, a decrease in prepaid expenses of $27,504, primarily offset by an increase inventory of $635,378 and an increase in accounts receivable of $266,223.

Net cash used in operating activities for the year ended December 31, 2017 was $469,283 (of which $14,006 is attributable to 1901 McGee, LLC). Net loss before deducting depreciation, and other non-cash items used $303,751 of cash. Cash from operations was negatively impacted by a $165,532 increase in working capital primarily attributed to an increase in accounts receivable of $178,364, an increase in inventory of $368,762 to support higher sales, partially offset by an increase in accrued expenses of $228,566. The increase in accrued expenses is primarily related to inventory in transit and an increase in our outstanding credit card balance.

Net cash used in operating activities for the year ended December 31, 2016 was $2,803,362 (of which $37,951 is attributable to 1901 McGee, LLC). Net cash used in operating activities consisted of a net loss of $2,023,233 (of which $125,969 is related to 1901 McGee, LLC), $1,061,217 in changes in operating assets and liabilities, offset in part by $281,088 of non-cash operating activity (of which $87,585 is depreciation attributable to 1901 McGee, LLC). Net non-cash operating expenses included $95,841 to record an obsolete inventory reserve. Changes in operating assets and liabilities were attributable to decreases in working capital, primarily related to a decrease in accounts receivable of $349,377, an increase in inventory of $492,797, a decrease in prepaid expenses of $27,644, a decrease in accounts payable of $1,085,777 (of which $18,705 is attributable to 1901 McGee, LLC), and an increase in accrued expenses of $88,460. The decrease in accounts payable of $1,085,777 and the increase in inventory of $492,797 was attributable to using the proceeds of the cash infusion from the issuance of equity as described below. Inventory was increased as a result of an effort to lower the cost of goods sold by increasing order sizes.

Cash used in investing activities.

No equipment was purchased during the six months ended June 30, 2018 or 2017.

No equipment was purchased during the year ended December 31, 2017. The Company purchased $6,492 of equipment during the year ended December 31, 2016.

Cash provided by financing activities.

Net Cash used in financing activities for the six months ended June 30, 2018 was $413,024 (of which $17,253 was attributable to 1901 McGee, LLC). The accounts receivable financing facility balance decreased $180,316 during the six months ended June 30, 2018. Finally, in 2018, we also incurred $215,455 in deferred offering costs related to the potential initial public offering.

Net Cash used by financing activities for the six months ended June 30, 2017 was $25,623 (of which $623 was attributable to 1901 McGee, LLC).

Net Cash provided by financing activities for the year ended December 31, 2017 was $297,905 (of which $22,589 was attributable to 1901 McGee, LLC). In 2017, we entered into two additional notes payable with Papillon for a total principal amount of $190,000. Also in 2017, we entered into an accounts receivable financing facility with CircleUp. An outstanding balance of $180,316 still remains as of December 31, 2017. Finally, in 2017, we also incurred $95,000 in deferred operating costs related to the potential initial public offering.

Net Cash provided by financing activities for the year ended December 31, 2016 was $2,942,422 (of which $32,472 was attributable to 1901 McGee, LLC). In 2016, we sold Units representing 47.5% of our outstanding equity to two investors for aggregate proceeds of $3,500,000. A portion of those proceeds were used to repay $353,000 of related party long-term debt. We also entered into a bank line of credit with Banker’s Trust in 2016. The proceeds of that line of credit were used to pay off a bank line of credit with ANB Bank and to provide working capital during 2016. In November 2016, the Banker’s Trust bank line of credit was paid off by Papillon in exchange for a note payable from by us in the amount of $1,600,000. Proceeds related to the re-financing of 1901 McGee, LLC mortgage payables totaled $1,624,211. Total payments made related to the outstanding mortgage payables of 1901 McGee, LLC totaled $1,720,160. In addition, 1901 McGee, LLC received capital contributions of $128,421 during 2016.

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Liquidity and Capital Resources

We have a history of recurring losses from operations and negative cash flows from operations. We have funded our operations from revenue derived from sales of our products as well as from the sale of equity, account receivable financings, and short-term loans from related parties. Cash of $710,352 was provided from operating activities during the six months ended June 30, 2018 (of which cash provided of $11,660 is attributable to 1901 McGee, LLC), and $154,140 of cash was used in our operating activities during the six months ended June 30, 2017 (of which cash provided of $9,485 is attributable to 1901 McGee, LLC). We used $469,283 and $2,803,302 of cash in our operating activities during the years ended December 31, 2017 (of which $14,006 is attributable to 1901 McGee, LLC) and 2016 (of which $37,951 is attributable to 1901 McGee, LLC), respectively. We have a lengthy manufacturing process that requires us to pay for product ingredients and components up to four months before we get paid for the product from our customers. Therefore, as long as sales and related required inventory are growing we will likely require external working capital to finance the timing difference between when we must pay for inventory and when we get paid by our customers.

As a result, management concluded that there was a substantial doubt about our ability to continue as a going concern as current cash balances and projected cash flows from operations will not be sufficient to fund operations for the next twelve months from the date that the condensed consolidated financial statements are issued. We anticipate completing an initial public offering for gross proceeds of approximately $12,350,000; however there can be no certainty that the financing will be consummated. If we continue to experience losses and do not achieve breakeven cash flow, we may need to raise additional funds in the future, in addition to those anticipated in contemplation of this initial public offering, to meet our working capital requirements and pursue our business strategy.

As of June 30, 2018 and December 31, 2017, we had cash and cash equivalents totaling $377,957 and $80,629, respectively, total current assets of $2,917,841 and $2,442,975, respectively, and total assets of $5,853,480 and $5,425,202, respectively. We had total current liabilities of $1,983,643 and $1,739,062, respectively, and a net working capital of $934,198 and $703,913, respectively. Our primary working capital requirements are for product and product-related costs, the payment of payroll, and advertising and marketing costs. Fluctuations in working capital are primarily driven by the time lag between when we must pay for inventory and when our customers pay us for the product we sell them.

The total numbers in the paragraph above include the following attributable to 1901 McGee, LLC as of June 30, 2018 and December 31, 2017: cash and cash equivalents of $14,403 and $19,996, respectively, total current assets of $14,403 and $19,996, respectively, and total assets of $2,945,441 and $2,994,826, respectively. 1901 McGee, LLC had total current liabilities of $140,464 and $140,686, respectively, and a net working capital deficit of ($126,061) and ($120,692), respectively.

Description of Indebtedness

As of June 30, 2018 and December 31, 2017, our total indebtedness was $4,425,301 and $4,663,440, respectively, which includes: (i) a promissory note issued by 1901 McGee, LLC to EDC Loan Corporation in the outstanding principal amount of $1,116,043 as of June 30, 2018; and (ii) a promissory note issued by 1901 McGee, LLC to Alterra Bank in the outstanding principal amount of $1,519,258 as of June 30, 2018, which promissory notes are secured by the real property of 1901 McGee, LLC (which includes the office and warehouse we lease from 1901 McGee, LLC) and are guaranteed by Audrey Kunin, Jeff Kunin and other entities affiliated with each of them; and (iii) promissory notes issued by us to Papillon in the principal amount of $1,790,000.

On November 6, 2016, we issued a promissory note in the aggregate principal amount of $1,600,000 to Papillon, which accrues interest at a rate of 6% per annum. The note matures on November 8, 2019, unless repaid earlier. All or any portion of the note may be prepaid without premium or penalty of any kind.

On July 17, 2017, we entered into a $90,000 promissory note with Papillon. The note was scheduled to mature within three months of issuance and provided for interest at a rate of 6% per annum, payable monthly. Multiple note extensions have been granted during 2017 and 2018. The note currently matures on October 27, 2018 and all or any portion of the note may be prepaid without premium or penalty of any kind. For the three and six months ended June 30, 2018, we recognized $1,350 and $2,700, respectively, in interest expense related to this note.

On November 9, 2017, we entered into a $100,000 promissory note with Papillon. The note was scheduled to mature within three months of issuance and provided for interest at a rate of 6% per annum, payable monthly. Multiple note extensions have been granted during 2018. The note currently matures on October 27, 2018 and all or any portion of the note may be prepaid without premium or penalty of any kind. For the three and six months ended June 30, 2018, we recognized $1,500 and $3,000, respectively, in interest expense related to this note.

On October 19, 2017, we entered into an accounts receivable financing facility with CircleUp. CircleUp lends to us based on a percentage of outstanding accounts receivable from customers. Our customers pay CircleUp directly up to the amount funded to us by CircleUp in addition to any incurred interest. Interest is paid at a rate of 17% per annum. To the extent payments from our customers are not sufficient to repay any funds advanced to us by CircleUp, we are obligated to repay any outstanding loan amounts. We may prepay any amounts outstanding at any time without penalty. In addition, to secure payment of all funds to CircleUp, we have granted it a security interest in all of our assets.

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Sale of Membership Interests

In 2016, we sold Units representing 47.5% of our outstanding equity to two investors for aggregate proceeds of $3,500,000. In November 2016, the investors sold 50% of the Units they had acquired to Papillon in consideration for Papillon loaning us $1,600,000 that was used to repay our bank debt. In December 2017, Papillon purchased 25% of the remaining Units owned by the PE firm in consideration for Papillon paying the PE firm $480,000.

Contractual obligations and commitments

The following table summarizes our contractual obligations as of June 30, 2018:

	Payments due by period
	Total	Less than one year	1-3 Years	3-5 Years	More than 5 years
Notes(1)	$2,635,301	$118,136	$247,165	$1,493,903	$776,097
Indebtedness to related parties(2)	1,790,000	190,000	1,600,000

Total contractual obligations(3)	$4,425,301	$308,136	$1,847,165	$1,493,903	$776,097

(1)	1901 McGee, LLC promissory notes (mortgage payables) to EDC Loan Corporation and Alterra Bank, excluding financing fees.

(2)	Promissory notes issued to Papillon.

(3)	Lease payments on our headquarters are not reflected in the table since they are eliminated in consolidation with 1901 McGee, LLC.

Off-balance sheet arrangements

We did not have during the period presented, and we do not currently have, any off-balance sheet arrangements as defined under SEC rules.

Commitments and contingencies

Except as otherwise disclosed elsewhere in this prospectus, we have no material commitments or contingent liabilities. We have an employment agreement with each of our President/Chief Executive Officer and Chief Creative Officer that would require a one-year severance payment in the event that we terminate his or her services under certain circumstances. We have an employment agreement with our Chief Financial Officer that would require a three-month severance payment in the event that we terminate her services under certain circumstances.

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BUSINESS

Overview

We are an omni-channel, innovative, skincare company primarily focused on the creation of products that are designed to target common skin concerns, ranging from aging and blemishes to dry skin, perspiration and keratosis pilaris. We develop, market, distribute and sell skincare products under our DERMAdoctor® brand worldwide. All of our DERMAdoctor® products are conceived by our product design team headed by our Chief Creative Officer and founder, Dr. Audrey Kunin, who is a board-certified dermatologist. Dr. Kunin adds her unique perspective, which is incorporated in our packaging, that skincare can be both elegant and powerful. Our philosophy is to mix science and technology synergistically to provide non-irritating, effective and pleasing skincare products aimed at targeting overlooked or unfulfilled common skin concerns. All of our products are fragrance and dye free. Since 2003, we have been developing, marketing, distributing and selling an extensive array of our proprietary skincare products. Today, we produce and sell over 30 DERMAdoctor® products that account for 40 stock keeping units, or skus, at prices ranging from $22 for an antiperspirant to $95 for a Kakadu vitamin C skin product. Our products are typically grouped into families of products and include those such as Wrinkle Revenge, Ain’t Misbehavin’, Calm Cool and Corrected and KP Duty designed to improve the skin’s appearance for aging, acne, redness and keratosis pilaris, respectively. Within each family, products are typically further broken down to face, eyes, and body. The ingredients are then uniquely formulated for the resulting product subcategory. Each family of products creates opportunities for the customer to expand into different product types aimed at addressing their particular skincare problems. For example, within our KP Duty family we offer both a lotion and a scrub. as well as a Body Peel Pad which provides an innovative product delivery system. Often these products are purchased together. We recently launched the first product in our new Lucky Bamboo family, Jukyeom 9x Water Gel, taking advantage of the increasing global interest in Korean Beauty products and we intend to introduce an extension to our DD family in the fourth quarter of 2018, with DD Eye Crème.

We initially began operations in 1998 as an e-commerce company selling third-party beauty products and skincare products on the internet and providing skincare advice and information on our website. Through our online sales we developed significant market knowledge of the industry, specifically what consumers desired and disliked, product packaging successes and failures, new technology and product opportunities and market voids, which led to our decision to create our own proprietary products to leverage our customer base and daily internet traffic and eventually to discontinue sales of third-party products to focus on sales of our own proprietary products. We named our proprietary skincare line DERMAdoctor®.

As demonstrated in the charts below, our net sales grew from $6,474,861 for the year ended December 31, 2016 to 8,808,674 for the year ended December 31, 2017, a 36% increase and, over the same period, our gross profit grew from $3,572,512 million to $4,746,111, an increase of 33%. Net sales grew from $3,533,796 for the six months ended June 30, 2017 to $5,276,556 for the six months ended June 30, 2018, a 49% increase. Gross profit grew from $1,754,326 for the six months ended June 30, 2017 to $2,853,012 for the six months ended June 30, 2018, a 63% increase.

Twelve Months Ended December 31,

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Six months ended June 30,

We utilize an omni-channel distribution model which includes traditional domestic retail distribution outlets, online shopping and international merchants, including distributors and retail outlets. The charts below show the mix of net sales between the three channels. For the six months ended June 30, 2018, domestic, e-commerce and international sales were 57%, 24% and 19% of our net sales, respectively, as compared to 44%, 33% and 23%, respectively, for the six months ended June 30, 2017. For the year ended December 31, 2017, domestic, e-commerce and international sales were 44%, 26% and 30% of our net sales, respectively, as compared to 68%, 26% and 6%, respectively, for the year ended December 31, 2016.

The traditional domestic retail distribution outlets consist mainly of specialty and department stores, including their company websites. To date, specialty retailers Ulta Beauty and Sephora have accounted for a majority of our U.S. sales. Other U.S. retailers include Belk, Macy’s online, Von Maur, Nordstrom online, Dermstore.com, and Skinstore.com. We have recently entered into an agreement with Dillard’s Department Stores to sell DERMAdoctor products in some of their retail stores and expect to begin shipping product to them in the fourth quarter of 2018. Other retail outlets include “flash” websites such as Gilt, HauteLook, Rue La La and Zulily and in the past have included HSN and QVC. In 2017, we began initial sales to Costco for select products, as well as Evine, a home shopping television channel. As of June 30, 2018, our products are distributed to over 700 Ulta Beauty stores located in 49 states and the District of Columbia as well as other department stores. Our direct to consumer distribution channel is comprised of internet sales through our website (www.dermadoctor.com) and through Amazon.com.

Our primary source of revenue historically has been from the sale of our products in the United States. In 2017 and through the first half of 2018, however, we saw significant growth in our international customer base. The majority of the growth during 2017 was driven by our China distributor, who we signed with in October 2016, and its significant advance purchase in 2017 of one of our products at a price that reflected a one-time special manufacturing discount. We also saw growth in sales to our Kuwait distributor in 2017. During the six months ended June 30, 2018, we experienced continued growth in our international sales channel with product sales to our China, Kuwait, and Guatemala distributors as well as sales to our Hong Kong distributor who we began shipping to in October 2017 and to our UAE distributor who we began shipping to in January 2018. Our UAE distributor also sells into Oman, Lebanon, Bahrain, and Jordan and is expected to begin selling in Saudi Arabia in the fourth quarter of 2018. The majority of our international sales have occurred through these distributors who sell our products via the internet and to brick and mortar outlets in China, Hong Kong, Macau, the Middle East, Guatemala, and Costa Rica.

In April 2017, we received approval for European Union registration of many of our products and have been working to expand our product shipments of our approved products in Europe. We signed with Beauty Bay, an e-commerce company, as a customer in the second quarter of 2018. Beauty Bay is currently selling our products in the UK and Ireland. We also have an agreement with HSE24, a shopping channel/website in Germany, who sells our products in Germany, Austria, and Switzerland, and we are in discussions with QVC UK for them to sell our products in the UK. We have also entered into an agreement with Douglas, a cosmetics and skincare retail chain based in Germany, for them to sell our products online and in a new concept store in Germany. We have also expanded in Central and South America, signing exclusive agreements with distributors in Panama and Argentina in the third quarter of 2018, and expect to begin shipping our products to those countries in the fourth quarter of 2018. We also have an agreement with Costco Canada to begin selling one of our products in Canada which we expect to ship in the fourth quarter. While we are very encouraged by these new customer relationships and agreements, we do not know if or how the market for our products will develop in these countries and therefore, it is difficult to estimate the impact they will have on our net sales.

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We believe that a core element of our success is our proprietary unique product formulations and distinctive brand marketing strategy. We focus on educating our target customers, women between the ages of 18 to 65 who have a college education with above average household income, about the unique attributes of our products, developing intimate relationships with these consumers and capitalizing on our omni-channel distribution strategy to effectively reach and engage these consumers. We believe educational media such as appearances on television shows, information on our website and physical presence at specialty retailers such as Ulta Beauty, as well as at certain department stores, has helped us to further strengthen our brand image and provide additional points of contact to educate consumers about our products. We have received multiple awards from respected publications such as Health and Fitness magazine and have been a finalist in the CEW Beauty Awards, the “Academy Awards” of the beauty industry. In addition, Dr. Audrey Kunin has been a guest on The Dr. Oz show several times. Dr. Kunin and her products have graced numerous print and on-line publications including InStyle, W, More, Redbook, Glamour, Brides, Teen Vogue, Family Circle, O The Oprah Magazine, Shape, Self, Fitness, Good Housekeeping, Cosmopolitan, Health, Allure, Elle, RealSimple, Lucky, Ladies Home Journal, People and People en Espanol, Prevention, Men’s Health, New York Daily News, The Wall Street Journal, The Washington Post, The Chicago Tribune, WebMD, Refinery29, Newsweek and U.S. News and World Report, The Today Show, E! and the Tyra Banks Show.

Our Market

We operate within the large and steadily growing skincare category of the beauty industry. According to Forbes, the skincare market is the biggest segment of the beauty industry. The skincare market is divided into facial care, hand and body care and sun care. Skincare products can also be subdivided into prestige and mass segments. Prestige products are characterized by higher price points and are typically sold in high-end specialty stores, such as Ulta Beauty stores and department stores. Within the skincare market, we sell and compete across all major product categories with our prestige products.

Strengths and Competitive Advantages

The skincare products market is large and attractive

We believe that the skincare products market is highly attractive given its scale, growth dynamics and consumer demand trends. The Cosmetic Skin Care Market: Global Industry Analysis, Trends, Market Size and Forecasts to 2023 reports that the global cosmetic skincare market was $130.7 billion in 2016. It predicts the global skincare market to grow with a compound annual growth rate of between 4.7% and 5.3% from 2017 to 2023. The report predicts that Asia Pacific, which includes China, will dominate the world market with the Middle East and Africa growing at the highest compounded annual growth rate over the forecasted period. Lucitel, a market research firm, in its December 12, 2016 report, forecasts the global skincare market to grow at a compound annual growth rate of 3.8% from 2016 to 2021, with opportunities in the areas of anti-aging, sun protection, body care lotion and multi-functional skin cream.

Our strategic differentiation: DERMAdoctor, a prestige, problem solving, skincare company

We are driven by what we believe today’s consumer wants—an assortment of high-quality, prestige-inspired skincare products at extraordinary value. Through our modern consumer engagement and responsiveness, we interact with our consumers instead of broadcasting at them. We focus a significant portion of our product development efforts on creating new and improving existing products that fulfill unmet skincare needs. We believe that our business model has multiple areas of competitive advantage, including the following:

Authentic brand that attracts a wide range of consumers in the category. Since 1998, we have prioritized getting to know our consumers, and they in turn have provided us with valuable feedback, enabling us to build DERMAdoctor® into an authentic and trusted brand. Our differentiated marketing approach focuses on educating consumers as to the unique attributes of our products; communicating product efficacy through product demonstrations; featuring our consumers instead of celebrities on our website and developing direct connections with our consumers. By providing a comprehensive experience—from integrated engagement online, through social media and in retail stores to our differentiated product offerings—we target new users as well as sophisticated buyers of skincare products.

Innovation and customer feedback model. We believe innovation is a major key to our success. We have built an innovation capability that has led to breakthrough new product introductions. We introduced five new products over the past three years and 28% of our 2017 net sales came from products launched in the last three years. With just over one-half million visitors per year and online reviews, dermadoctor.com has been a useful vehicle for aiding in refinement of products and determining customer preferences. We are able to analyze sales results, reviews and feedback through social media to provide a quick indication of a product’s performance, which allows us to quickly allocate appropriate marketing and other resources.

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True omni-channel brand. We are a true omni-channel brand with a presence across national retailers, e-commerce and international customers, which allows us to leverage insights gained from each channel to drive performance across the business.

●	National retailers. We currently sell our products to retailers, some of which sell our products in brick-and-mortar stores and through their websites and others who sell our products solely through their websites. Ulta Beauty, a leading national retail customer and key beauty destination for many consumers, currently sells our products in over 700 of their stores. We have also continued to expand our sales through other retailers, including Von Maur, Nordstrom, Gilt, Sephora, Anthropologie, Costco and Macy’s. We have recently entered into an agreement with Dillard’s Department Stores to sell DERMAdoctor products in some of their retail stores and expect to begin shipping product to them in the fourth quarter 2018. We believe that our presence across many touch points within the beauty industry further strengthens our brand image.

●	e-commerce. Our e-commerce business, which includes sales on our website and on Amazon.com, serves as a strong source of sales and an important component of our engagement and innovation model. We have nurtured a loyal, highly active online community for almost two decades through our own website and more recently through Amazon’s Luxury Beauty page. In 2017, we had just over one-half million total visitors to our website and over two million page views. During 2017 and the first half of 2018, we focused on driving more customers to our website through on-line marketing and social media. Sales through our website and Amazon.com contribute the highest gross profit of any of our sales channels.

●	International. Our strategy is to utilize distributors in international markets whenever possible. We believe that utilizing distributors who know how to best market our products in their territories reduces the risks associated with international business operations. Although gross profit tends to be lower when selling to distributors rather than directly to retailers, the distributors are responsible for all of their selling and marketing expenses, resulting in greater percentage of the gross profit included in our net income. Where distributors are not traditionally used in a particular territory or certain large retailers in a particular territory do not traditionally work with distributors, we will sell directly to the retailer. We currently sell our products to international distributors who sell our products to customers in China, Hong Kong, Macau, Guatemala, Costa Rica, and the Middle East. This is the fastest growing segment of our business with a growth rate of 539% between 2016 and 2017 and a growth rate of 31% between the first half of 2017 and the first half of 2018. While we do not expect to replicate the significant growth in this segment we achieved during the twelve months ended December 31, 2017 as our 2017 sales included the impact of the signing of our China distributor in October 2016 and its significant advance purchase of one of our products for a price that reflected a one-time special manufacturing discount, we do expect to continue significant growth in this segment. We are actively pursuing additional distribution partners and other opportunities to sell our products internationally and have been successful in signing new customers and distributors during 2018, including Beauty Bay (UK and Ireland), HSE24 (Germany, Austria and Switzerland), Douglas (Germany), distributors in Panama and Argentina and Costco Canada (Canada). We are also in discussions QVC UK for them to sell our products in the UK. While we are very encouraged by these new customer relationships and agreements, we do not know if or how the market for our products will develop in these countries and therefore, it is difficult to estimate the impact they will have on our net sales.

Experienced management team. Our Chief Creative Officer and President, Audrey Kunin, M.D., is a board-certified dermatologist, author, clinician, educator, and television personality. Dr. Kunin founded our company in 1998 with her husband, Jeff Kunin, M.D., who currently serves as our President and Chief Executive Officer. Jeff Kunin also holds a Masters of Business Administration from Washington University in St. Louis, Missouri. Under the leadership of Audrey and Jeff Kunin we have assembled an experienced management team that possesses complementary experiences managing prestige cosmetic brands within retail and wholesale distribution channels and overseeing operations in the branded consumer products industry. Our team has demonstrated skills in building brands, leading innovation, expanding distribution, and supply chain management. We operate with a high-performance team culture. The combination of an experienced team, strong culture and values and disciplined execution forms the foundation of our success.

Our Growth Strategy

DERMAdoctor® is a prestige skincare brand. We are in the early stages of development, with significant room to grow by developing innovative new products, converting more consumers to the brand while increasing sales to existing consumers, and making DERMAdoctor® products more widely available both domestically and internationally. We expect international markets to be the largest source of our growth over the next few years and also see an opportunity to expand in the United States. We also believe we have an opportunity to improve our profitability through greater operating leverage and efficiency.

We believe we are well positioned for continued growth driven by three main strategies.

Develop new products

We have a track record of bringing prestige-inspired innovative and effective skincare products to markets. As stated above, from 2015 through 2017, we introduced five new products including our Kakadu C line of products and KP Duty Peel Pads and 28% of our net sales during the year ended December 31, 2017 came from products launched in the last three years. We focus a significant portion of our product development efforts on creating new products and improving existing products based on feedback from our consumer community. During the third quarter 2018 we launched the first product in our new Lucky Bamboo family, Jukyeom 9x Water Gel, taking advantage of the increasing global interest in Korean Beauty products and expect to introduce an extension to our DD family in the fourth quarter of 2018, with DD Eye. We seek to create packaging that is unique to our brand, while being approachable and effective. We believe there are significant additional opportunities within the skincare space. We expect to continue to leverage our product development expertise to introduce new products into related market segments.

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Expand domestic market penetration

Draw new consumers to the brand. Increasing brand awareness is a major growth driver for our company. We believe we can significantly grow our following of passionate consumers to the brand from current levels through a greater focus on social media and other on-line marketing tools. While we introduced DERMAdoctor® 14 years ago, we are still relatively unknown to many women.

Encourage current consumers to use more DERMAdoctor® products. Our consumers’ loyalty to the DERMAdoctor® brand drives growth through increased usage of our products across categories and advocacy of our brand to other potential consumers. We have a loyalty program where customers receive reward points for each purchase that may be applied to payment for future purchases made through our website within 90 days. We also allow customers on our website to select up to three free samples of other products with each purchase to encourage future purchases of those additional products. In 2016, we started a subscription service for our products which allows customers to sign up for periodic delivery of our products. While still in its infancy, we are seeing increased participation by our consumers resulting in increased monthly subscription sales. We believe that through sustained innovation and efficient marketing, we will increase the number of DERMAdoctor® items our consumers purchase.

Grow our retail relationships. We intend to continue to increase net sales through key premium retail accounts, such as Ulta Beauty, Costco, and Sephora. Within Ulta Beauty and other physical retail locations, we will seek to improve our in-store product positioning and collaborative marketing efforts. We believe we have significant potential upside in deepening distribution with our existing domestic retailers by continuing to leverage our productivity, innovation and growth to win more shelf space. In addition, we expect our domestic retail sales will grow as Ulta Beauty opens new stores and we are able to develop additional opportunities to sell our products in upscale department stores and on their websites as illustrated by our recent agreement with Dillard’s Department Stores to sell DERMAdoctor products in some of their retail stores and we expect to begin shipping product to them in the fourth quarter 2018.

Drive additional traffic to our website. We intend to grow our direct-to-consumer sales by driving additional traffic to our website and the Amazon website as well as improving customer conversion metrics. By focusing on affiliate marketing, paid search, SEO and other media spending, enhanced content and social media referrals, including user generated content and paid influencers through Facebook, Instagram, YouTube and Pinterest, we expect to increase sales both in stores and online. The higher product margins and relatively fixed expenses of our website sales creates a leveraged business environment for higher profits.

Expand our global presence

We operate in a number of countries outside the United States, which accounted for 30% of our net sales during the year ended December 31, 2017, as compared to 6% of our net sales during the year ended December 31, 2016 and 19% of our net sales during the six months ended June 30, 2018, as compared to 23% of our net sales during the six months ended June 30, 2017. Given that the skin conditions we target are universal, we believe that the DERMAdoctor® brand is highly portable and will provide us with a significant opportunity to expand in international markets over the long term. We believe our current market penetration in the Middle East, China and Hong Kong and Central America represents a significant opportunity to increase our existing global sales. While not a commitment to purchase, our international distributor agreements require our international distributors to satisfy minimum purchase requirements in order to maintain their right to be our exclusive distributor in their particular territory. We expect that we will be able to continue to grow our global footprint by adding new customers.

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Brands and Products

We market and sell our products under the DERMAdoctor® brand. Our products are grouped into 13 families of products based upon their formulations and the skincare problems they address. A detailed table of our products is set forth below:

Family	Skincare Use	Products

Ain’t Misbehavin’	Acne and Blemishes	Acne Cleanser Healthy Toner Acne Mask & Spot Treatment Acne Control Serum

Calm Cool & Corrected	Rosacea (Redness)	Tranquility Cleanser Tranquility Cream

DD	Discoloration Dark Circles	DD Cream

Kakadu C	Wrinkles Sensitive Skin	Brightening Daily Cleanser Vitamin C Serum Face Crème Eye Soufflé Detox Mask Intensive Vitamin C Peel Pad Evening Oil

KP Duty	Keratosis Pilaris Dry Skin	Moisturizing Therapy Body Scrub Body Peel Pads

Lucky Bamboo	Daily Skin Health Dry Skin	Jukeyom 9x Water Gel

MED e Tate	Sweating	Antiperspirant Wipes

Photodynamic Therapy	Discoloration Dark Circles Wrinkles	3 in 1 Facial Lotion Energizing Eye Renewal Cream

Physical Chemistry	Wrinkles Discoloration	Facial Microdermabrasion + Multiacid Peel

Picture Porefect	Enlarged Pores	Pore Minimizer

Poetry in Lotion	Discoloration Wrinkles	Intensive 1% Retinol

Total NonScents	Hyperhidrosis Sweating Sensitive Skin	Ultra-Gentle Antiperspirant Ultra-Gentle Brightening Antiperspirant

Wrinkle Revenge	Wrinkles	Antioxidant Enhanced Glycolic Acid Facial Cleanser Rescue & Protect Eye Balm Rescue & Protect Facial Crème Ultimate Hyaluronic Serum

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Merchandising and Product Packaging

Our product formulations and branding are consistent across our distribution channels. However, we tailor product offerings to our distribution channels by creating unique sizes and differentiated “kits” or assortments of products which help us to:

●	introduce new consumers to our brand;

●	create specialized offerings for our channel partners;

●	merchandise products according to channel demographics;

●	increase the average consumer purchase;

●	generate and renew excitement among our consumers; and

●	reinforce our brand.

For example, our DERMAdoctor® Wrinkle Revenge Anti-Aging Essentials Intro Kit, which we market across our various distribution channels, includes an assortment of our Wrinkle Revenge products, including a facial cleanser, facial serum and eye balm. The products are uniquely packaged and priced to offer the consumer a trial of multiple products that they otherwise may not have purchased at a special value. We also offer promotional kits which are typically “themed” to address specific end uses, targeted consumer segments or seasonal offerings.

Distribution Channels

We believe that a core element of our success is our distinctive omni-channel distribution model including a strong internet presence, traditional retail channel and an international channel. The internet portion of our business consists of online shopping through our website (www.dermadoctor.com) as well as through Amazon.com. Our retail channel consists of select department stores, select specialty boutiques, primarily Ulta Beauty, Macys.com, Nordstrom.com, Sephora.com, and Ulta.com. Special pricing and offerings are also promoted on Costco.com, Ipsy.com, HauteLook.com, Gilt.com and other flash sale websites as well as periodically through home shopping and other television appearances. We believe that this distribution model, through which each channel reinforces the others, provides:

●	greater brand awareness across channels;

●	cost-effective consumer acquisition and education;

●	premium brand positioning without the large expenditures on print-based advertising and marketing common in our industry; and

●	improved convenience for consumers.

We use the Internet to increase brand awareness and educate consumers on product differentiation, proper application and resulting benefits. We believe this increased brand awareness drives consumers to shop across all retail distribution points. In turn, we believe that our physical presence at specialty retailers such as Ulta Beauty further enhances our brand image and validates the premium positioning of our products.

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Our distribution channels are summarized as follows:

Retail
E-Commerce
International
Brick-and-Mortar
Online Only
Home Shopping & Specialty
DERMAdoctor.com
amazon
Distributors:
Asia
Central America*
Middle East
South America*
ULTA
SEPHORA
NORDSTROM
GOOD MORNING AMERICA
VON MAUR
GILT
HAUTELOOK
belk
evine
Rue La La
COSTCO WHOLESALE
zulily
THE VIEW
ipsy
Dillard's*
macy's
ANTHROPOLOGIE
DERMSTORE
SkinStore
Retailers:
amazonglobal
BEAUTY BAY
Douglas*
COSTCO WHOLESALE*
HSE24*

*Agreements in place, shipments to Argentina, Panama, Douglas, HSE24, Costco Canada and Dillard's anticipated in Q3 or Q4 2018

National Retailers

The domestic retail channel accounted for approximately 57% and 44% of our net sales for the six months ended June 30, 2018 and 2017, respectively. The domestic retail channel accounted for approximately 44% and 68% of our net sales for the years ended December 31, 2017 and 2016, respectively. Our retail channel enables us to provide additional points of contact to educate consumers about our products, expand our traditional retail location penetration with limited capital investment, and further strengthen our brand image. The brick-and-mortar portion of this channel allows us to target a consumer who may be less inclined to shop at home and provides an inviting venue to experience the products personally and discuss product features with experienced sales personnel. As of June 30, 2018, our products were distributed in over 700 locations of these specialty beauty retailers with Ulta Beauty being the largest retail presence. The retailers’ websites offer an additional point of contact with our customer and facilitates subsequent purchases. Television appearances on such shows as Good Morning America, HSN and The View and flash sale sites such as Gilt, HauteLook, Ipsy. Rue La La and Zulily allow us to reach a wide audience, many of whom may not yet be familiar with our brand. In 2017, we began doing business with Costco for select products, as well as Evine, a home shopping television channel. In the first quarter of 2018, we received a large order from Costco for the purchase of one of our products for a special promotion. This order was fulfilled in April 2018. This order contributed approximately $1.6 million to net sales in the second quarter of 2018. While this type of sale is not expected on a regular basis, we do expect to continue to work with Costco for these types of special promotional sales.

Online Shopping

We sell our products via our existing website, www.dermadoctor.com and on Amazon.com. On-line sales through these websites accounted for 24% and 33% of our net sales for the six months ended June 30, 2018 and 2017, respectively and 26% for both the years ended December 31, 2017 and 2016. In addition to allowing consumers to purchase the core items in our product assortment, our website also educates consumers as to the attributes as well as proper usage and application techniques for each of the products offered. We fulfill and ship all Amazon.com orders and this allows us to control the distribution of our product while allowing our customers the convenience of purchasing our products through their Amazon account.

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International

We market our DERMAdoctor® products internationally through a network of distributors and to online and retail outlets. The majority of our international sales have occurred through these distributors that sell our products via the internet and to brick and mortar outlets in China, Hong Kong, Macau, Kuwait, the UAE, Oman, Lebanon, Bahrain, Jordan, Guatemala, and Costa Rica. Our international channel accounted for 19% and 23% of our net sales for the six months ended June 30, 2018 and 2017, respectively. Our international channel accounted for 30% and 6% of our net sales for the years ended December 31, 2017 and 2016, respectively, and was our fastest growing channel. To date, the majority of our international sales have occurred through distributors in China, Hong Kong and the Middle East.

In April 2017, we received approval for European Union registration of many of our products and have been working to expand our product shipments in Europe. We signed with Beauty Bay, an e-commerce company, as a customer in the second quarter of 2018 Beauty Bay is currently selling our products in the UK and Ireland. We also have an agreement with HSE24, a shopping channel/website in Germany, who sells our products in Germany, Austria and Switzerland, and we are in discussions with QVC UK for them to sell our products in the UK. We have also entered into an agreement with Douglas, a cosmetics and skincare retail chain based in Germany, for them to sell our products online and in a new concept store in Germany. We have also expanded in Central and South America, signing exclusive agreements with distributors in Panama and Argentina in the third quarter of 2018 and expect to begin shipping products to those countries in the fourth quarter of 2018. We also have an agreement with Costco Canada to begin selling one of our products in Canada which we expect to ship in the fourth quarter. While we are very encouraged by these new customer relationships and agreements, we do not know if or how the market for our products will develop in these countries and therefore, it is difficult to estimate the impact they will have on our net sales.

Marketing and Promotion

We have an innovative, media-driven marketing strategy which focuses on educating consumers about the attributes of our products, developing intimate relationships with those consumers, and leveraging our omni-channel distribution approach to effectively reach and engage those consumers.

We employ the following marketing techniques:

Social Media. A primary method of building brand awareness is through social media such as Facebook, Pinterest, and Instagram. These channels provide a unique opportunity for us to communicate the attributes of our products to a broad audience as well as build brand awareness. We also contract with various internet marketing services that allow us to target customers who research various skincare issues or shop for or purchase other brands’ skincare products. During the past year we have put greater human and financial resources into this initiative and anticipate continued future growth in our audience which should translate to increasing sales.

Consumer Testimonials. We believe that one of the keys to the success of the DERMAdoctor® brands has been testimonials from our consumers regarding the attributes of our products. Unlike other skincare companies that rely on image-based marketing, we have used consumer testimonials in our marketing which allow us to demonstrate both the efficacy of our products and the increased self-confidence that our products have given many women. We believe that consumer testimonials both through user generated content and paid influencers on social media and our website are a particularly powerful component of our educational media marketing. These actual consumer comments are often unsolicited and may be available across all marketing channels.

Public Relations. We have benefited from a broad range of media coverage that has highlighted our innovative products and success. Our products have been profiled in:

●	magazines such as InStyle, W, More, Redbook, Brides, Teen Vogue, Glamour, Family Circle, O The Oprah Magazine, Shape, Self, Fitness, Good Housekeeping, Cosmopolitan, Health, Allure, Elle, RealSimple, Refinary29,Lucky, Ladies Home Journal, People and People en Espanol, Prevention, Men’s Health;

●	newspapers and publications such as The New York Daily News, The Wall Street Journal, The Washington Post, The Chicago Tribune, WebMD, Newsweek and U.S. News and World Report; and

●	television shows such as Dr. Oz, The Today Show, E!, The Tyra Banks Show and Good Morning America.

Word of Mouth. We believe that our company benefits from strong consumer loyalty as well as the emotional connection formed between our consumers and our brand. In turn, we believe that our consumers are strong advocates for our brand and have displayed a willingness to convert others to our brand. Our nearly 20 year business history has provided us a competitive advantage of long term customer acquisition, with the resulting customer loyalty, brand awareness and trustworthiness which is difficult for others to replicate

Our Website. We utilize our website as a method for us to communicate the attributes of our products to a broad audience as well as build brand awareness. Since our founding in 1998, our website has become a trusted source of skincare information besides a destination for consumers to purchase our unique problem-solving prestige line of skincare products.

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Sales Force. We have a robust sales team throughout the United States. Territories are managed by five Account Executives who are our employees. In addition, we use a third-party for outside additional marketing people or freelancers who we do not employ but who work independently to assist in marketing our products within retail stores. Currently, our total freelancers amount to approximately 80 to 100 individuals throughout the United States who work in any one week’s time. We have proprietary data analytics developed by us to analyze individual, and team performance in order to rapidly deploy marketing individuals and to simultaneously maximize sales and profit potential in the store.

Retail Partner Marketing. We participate in our retail partners’ periodic promotions, catalogues and various other marketing campaigns. These partner promotions allow us to introduce our products to a broad, focused audience.

Product Development

We focus a significant portion of our product development efforts on creating new products and improving existing products based on feedback and suggestions from our consumers. Many of these suggestions are the catalyst for new product development as well as product extensions. For example, in August 2017, we launched KP Duty Body Peels, which was developed based on feedback from our consumers who were searching for additional products related to their purchases of our top selling KP Duty product franchise. We believe that a novel application system will expand our KP Duty products, allowing us to increase sales and profits related to the consumer’s needs.

Our product development department continually meets in creative sessions to develop ideas for new products. Once we have a concept of what type of skin concern we want to address or product we want to develop, we work with third-party laboratory teams to develop unique formulations with different purposes for our prospective products, and to determine the ideal delivery systems, opacity, texture and viscosity of such products. Formulas go through many rounds of lab samples and changes prior to us approving them for testing. Extensive clinical and safety testing by outside labs is done on the formula samples we approve including sensitivity, allergy, stability and compatibility testing. If a formulation does not pass a particular test, we work with our labs to reformulate the formulation until it does. All of our products are fragrance and dye free and we do not test on animals. Finally, the finished product including packaging must meet adequate quality control, and performance tests before it can be marketed. We continue to create new products and improve existing products in our core product lines by incorporating consumer feedback into our product development efforts. During the third quarter 2018, we launched the first product in our new Lucky Bamboo family, Jukyeom 9x Water Gel, taking advantage of the increasing global interest in Korean Beauty products and we expect to introduce an extension to our DD family in the fourth quarter of 2018, with DD Eye Crème

Sourcing

We use third-party contract manufacturers and suppliers to obtain substantially all raw materials, components and packaging products and to manufacture finished products relating to our DERMAdoctor® brand. We utilize a total of approximately six different product fillers and numerous ingredient and packaging suppliers from which we source and contract manufacture our products. Currently, each product we sell is manufactured by a single filler. Manufacturers directly purchase some and we supply a portion of the raw materials needed to manufacture our products. While we source these raw materials, such as plastic, glass bottles, and cardboard through a limited number of suppliers in order to take advantage of volume discounts, we do not believe we are materially dependent upon any one supplier of our raw materials as we have sufficient other suppliers across our broad range of products that we are able to mitigate most of our supply chain risk within a reasonable time frame. Each supplier manufactures products that meet our established guidelines.

With respect to our other third-party manufacturers, we make purchases through purchase orders. We believe that we have good relationships with our manufacturers and that there are alternative sources available to us in the event that one or more of these manufacturers is not available; however, the products manufactured by alternative manufacturers may not be identical to the current products because product formulations are often owned by the manufacturer. We continually review our manufacturing needs against the capacity of our contract manufacturers to ensure that we are able to meet our production goals, reduce costs, and operate more efficiently.

The majority of our raw materials are purchased from U.S.-based suppliers, although the materials may have originated in other countries. We directly purchase some raw materials such as jars, pumps, caps and droppers from suppliers in China and Spain.

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We work closely with our suppliers on new product innovation and quality. Our team members source our component and design secondary packaging specifications based on the supplier’s ability to provide competitive pricing, meet our design and packaging specifications and maintain a high quality.

Quality Control

We have a comprehensive quality assurance program that gives us visibility into the quality of our products during the sourcing and production cycle. Our quality team approves product samples prior to any initial production runs, analyzing formula ingredients and testing for compliance with Good Manufacturing Practices (GMP) and/or International Standard for Organization (ISO) quality team provides oversight of our third-party manufacturers as well as component and packaging suppliers. We also validate our manufacturers’ finished product with both internal and external stability and microbiological testing to monitor compliance with industry and country-specific regulations and standards.

Management Information Systems

We use our information systems to manage our national retailers, e-commerce and corporate operations. These management information systems provide business process support and intelligence across our omni-channel operations.

Our order management process is automated via electronic data interchange with the vast majority of our retail customers. We have an integrated inventory system, which allows us to manage our inventory and interfaces with our accounting systems.

Trademarks and other Intellectual Property

We believe that our intellectual property has substantial value and has contributed significantly to the success of our business. Our primary trademarks include “DERMAdoctor®,” and KP Duty,” both of which are registered with the U.S. Patent and Trademark Office for our goods and services of primary interest. “DERMAdoctor® and depictions of Dr. Audrey are also registered or have registrations pending in Australia, Canada, China, the European Union, Hong Kong, Japan, Kuwait, Malaysia, and Philippines. We also have numerous other trademark registrations and pending applications for product trade names and tag lines. Our trademarks are valuable assets that reinforce the distinctiveness of our brand and our consumers’ favorable perception of our products, and goodwill. The current registered trademarks in the United States and foreign countries are in use, and registration renewals are due at various times between 2017 and 2028, provided that we comply with all applicable renewal requirements including, where necessary, the continued use of the trademarks in connection with similar goods the trademarks will continue to be in force. In addition to trademark protection, we own numerous URL designations, including www.dermadoctor.com. We also rely on and use reasonable business activities to protect our trade secrets, such as proprietary expertise and product formulations, continuing innovation efforts and techniques, and other know-how to develop and maintain our competitive position.

We currently own the following four patents:

Patent Title	Related Product	Country	Patent No.	Issue Date	Expiration Date
Composition For Treatment of Hyperhidrosis	Med e Tate antiperspirant wipes	U.S.	8,337,821 B2	December 25, 2012	March 24, 2031

Moisturizing Retinol Composition	Poetry in Lotion	U.S.	9,155,915 B2	October 13, 2015	August 31, 2031

Topical Skin Care Composition	Topical skincare formulation (product is discontinued)	U.S.	8,784,852 B2	July 22, 2014	May 10, 2030

Composition and Method for Treating Keratosis Pilaris	KP Duty lotion	U.S.	8,647,682 B2	February 11, 2014	April 5, 2028

While KP Duty lotion is a top selling product and we believe the patent is valuable for this product, we have determined that the benefits of seeking patents for many of our other products may not exceed the time and expense in doing so. For example, the Kakadu C family of products are material to our business and we do not hold a patent on those compositions. We intend to review any future decision on whether to obtain a patent on a particular new product or method on a case by case basis. To the extent we believe in seeking, obtaining, and protecting a patent on a particular composition or method would be beneficial and make a material difference in our ability to sell the product, we plan to pursue a patent.

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Competition

The skincare industry is highly competitive and subject to rapid changes due to consumer preferences and industry trends. Competition in the skincare industry is generally based on the introduction of new products, pricing of products, quality of products and packaging, brand awareness, perceived value and quality, innovation, in-store presence and visibility, promotional activities, advertising, editorials, e-commerce and mobile-commerce initiatives and other activities. We must compete with a high volume of new product introductions and existing products by diverse companies across several different distribution channels.

We face vigorous competition from companies throughout the world, including large multinational consumer products companies that have many skincare brands under ownership and standalone skincare brands, including those that may target the latest trends or specific distribution channels. Our products face, and will continue to face, competition for consumer recognition and market share with products that have achieved significant national and international brand name recognition and consumer loyalty, such as those offered by global prestige beauty companies like Avon Products, Inc., Elizabeth Arden, Inc., The Estée Lauder Companies, Inc., Johnson & Johnson, Inc., L’Oréal Group, Shiseido, Coty, Mary Kay, Inc. and The Proctor & Gamble Company, each of which have launched skincare brands. In addition, we compete with brands including Dr. Dennis Gross, Kate Somerville, Murad, Perricone M.D., Dr. Brandt, Clarins, Clinique, Dermalogica, Exuviance, La Roche Posay and Vichey. We also compete with numerous other companies that market skincare products.

These companies may have substantially greater financial, technical and marketing resources, longer operating histories, greater brand recognition and larger customer bases than we do and may be able to respond more effectively to changing business and economic conditions than we can. These competitors typically devote substantial resources to promoting their brands through traditional forms of advertising, such as print media and television commercials. Because of such mass marketing methods, these competitors’ products may achieve higher visibility and recognition than our products. We compete with prestige cosmetics companies primarily in online retailing, department stores and specialty beauty retail channels, but prestige cosmetics companies also recently have increased their sales through infomercial and home shopping television channels. Mass cosmetics brands are sold primarily though channels in which we do not sell our products, such as mass merchants, but mass cosmetics companies are increasingly making efforts to acquire market share in the higher-margin prestige cosmetics category by introducing brands and products that address this market. Many of these competitors’ products are sold in a wider selection or greater number of retail stores and possess a larger presence in these stores, typically having significantly more inline shelf space than we do. Given the finite space allocated to skincare products by retail stores, our ability to grow the number of retail stores in which our products are sold, and expand our space allocation once in these retail stores, may require the removal or reduction of the shelf space of these competitors. We may be unsuccessful in our growth strategy in the event retailers do not reallocate shelf space from our competitors to us. Our competitors may attempt to gain market share by offering products at prices at or below the prices at which our products are typically offered, including through the use of large percentage discounts and “buy one and get one free” offers. Competitive pricing may require us to reduce our prices, which would decrease our profitability or result in lost sales. Our competitors, many of whom have greater resources than we do, may be better able to withstand these price reductions and lost sales.

We believe that we compete primarily on the basis of the strength of our brand, designed to target common skin concerns from head to toe, product differentiation, sales and marketing strategy and distribution model. In addition to the significant resources we have devoted over time to developing our innovative product formulation and differentiated product concepts, we believe that our expertise within the skincare category, brand authenticity and loyal consumer base, and omni-channel marketing and distribution expertise provide us with competitive advantages in the market for prestige skincare products.

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Seasonality

Sales of our products that contain sunscreen and our antiperspirants are higher in the summer than the winter and sales of our products that contain moisturizers are higher in the fall and winter months. The overall effects of the seasonality of our various products that have higher sales in the warm weather months is offset by the seasonality of the sale of products that have higher sales in the colder weather months, with the net effect of seasonality being minimal on overall net revenue. However, historically the first quarter has been one of our weaker quarters while the third and fourth quarters have historically been stronger partially driven by buying for the December holidays in the United States and singles day in China.

Government Regulation

We and our products are subject to regulation by the FDA, the CPSC and the FTC as well as various other federal, state, local and foreign regulatory authorities. These laws and regulations principally relate to the ingredients, proper labeling, advertising, packaging, marketing, manufacture, safety, shipment and disposal of our products.

Under the FDCA cosmetic skincare products are defined as articles or components of articles that are applied to the human body and intended to cleanse, beautify or alter its appearance, with the exception of soap. The labeling of cosmetic products is also subject to the requirements of the FDCA, the Fair Packaging and Labeling Act, the Poison Prevention Packaging Act and other FDA regulations. Cosmetics are not subject to pre-market approval by the FDA, however certain ingredients, such as color additives, must be pre-authorized. If safety of the products or ingredients has not been adequately substantiated, a specific warning label is required. Other warnings may also be mandated pursuant to FDA regulations. The FDA monitors compliance of cosmetic products through market surveillance and inspection of cosmetic manufacturers and distributors to ensure that the products neither contain false nor misleading labeling and that they are not manufactured under unsanitary conditions. Inspections also may arise from consumer or competitor complaints filed with the FDA. In the event the FDA identifies false or misleading labeling or unsanitary conditions or otherwise a failure to comply with FDA requirements, we may be required by a regulatory authority or we may independently decide to conduct a recall or market withdrawal of our product or to make changes to our manufacturing processes or product formulations or labels which could result in an insufficient amount of our products in the market and harm our reputation.

The FDA evaluates the “intended use” of a product to determine whether it is a drug, cosmetic product, or both. If a product is intended for use in the diagnosis, cure, mitigation, treatment or prevention of a disease condition or to affect the structure or function of the human body, the FDA will regulate the product as a drug. Drug products will then be subject to applicable requirements under the FDCA. The FDA may also consider labeling claims in determining the intended use of a product. If the FDA considers label claims for our cosmetic products to be claims affecting the structure or function of the human body, or intended for a disease condition, those products may be regulated as “new” drugs. If such products were regulated as “new” drugs by the FDA, it would be necessary to obtain pre-market approval, which includes, among other things, conducting clinical trials to demonstrate safety and efficacy of our products in order to continue marketing those products. However, we may not have sufficient resources to conduct any required clinical studies and because clinical trial outcomes are uncertain we may not be able to demonstrate sufficient efficacy or safety data to resume future marketing of those products.

Our current products that are intended to treat acne and used as sunscreen are considered OTC drug products by the FDA. Our OTC products are subject to regulation through the FDA’s “monograph” system which specifies, among other things, permitted active drug ingredients and their concentrations. The FDA’s monograph system also provides the permissible product claims and certain product labeling requirements, based on the intended use of the product. Our OTC drug products must be manufactured consistent with the FDA’s current GMP requirements, and the failure to maintain compliance with these requirements could require us to conduct recalls, market withdrawals, or make changes to our manufacturing practices. Any of these actions could result in harm to our reputation or affect our ability to provide sufficient product to the market.

The FDA may change the regulations as to any product category, requiring a change in labeling, product formulation or analytical testing. However, we may not have sufficient resources to conduct any required analytical testing, reformulate the product or make required label changes, possibly resulting in an inability to continue or resume marketing these products. Any inquiries or investigations from the FDA, FTC or other foreign regulatory authorities into the regulatory status of our cosmetic products and any subsequent interruption in the marketing and sale of those products could severely damage our brand and company reputation in the marketplace.

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We may be subject to regulation by the CPSC under the Consumer Product Safety Act, as amended by the Consumer Product Safety Improvement Act of 2008. These statutes and the related regulations ban from the market consumer products and packaging that fail to comply with applicable product safety laws, regulations, and standards. The CPSC has the authority to require the recall, repair, replacement or refund of any such banned products or products that otherwise create a substantial risk of injury and may seek penalties for regulatory noncompliance under certain circumstances. CPSC regulations also require manufacturers of consumer products to report to the CPSC certain types of information regarding products that fail to comply with applicable regulations. Certain state laws also address the safety of consumer products, and mandate reporting requirements, and noncompliance may result in penalties or other regulatory action.

The FTC, FDA and other government authorities also regulate advertising and product claims regarding the safety, performance and attributes of our products. These regulatory authorities typically require a safety assessment of the product and reasonable basis to support any marketing claims. What constitutes a reasonable basis for substantiation can vary widely from market to market, and there is no assurance that our efforts to support our claims will be considered sufficient. The most significant area of risk for such activities relates to improper or unsubstantiated claims about the use and safety of our products. If we cannot adequately support safety or substantiate our product claims, or if our promotional materials make claims that exceed the scope of allowed claims for the classification of the specific product, the FDA, FTC or other regulatory authority could take enforcement action or impose penalties, such as monetary consumer redress, requiring us to revise our marketing materials, amend our claims or stop selling certain products, all of which could harm our business, financial condition and results of operations.

In December of 2014 the FTC filed a complaint against us and Audrey Kunin alleging unsubstantiated product claims made by us with respect to the effects of photodynamic therapy used in certain of our antiaging products and with respect to claims made in our Shrinking Beauty product. Although we had conducted several consumer perception studies with respect to such products, the FTC did not agree that the studies provided enough support for the claims that were made with respect to the products. In December 2014, a judgment in the amount of $843,996 was entered into of which we were required to pay $12,675 and payment of the balance of the judgment was indefinitely suspended based truthfulness, accuracy, and completeness of the information that we provided at that time to the FTC, which included information about our financial condition. If the court finds that we provided inaccurate information to the FTC, including, for example, an inaccurate representation of our material assets at the time, the suspension will be lifted.

The Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act, or the FCPA, prohibits any U.S. individual or business from paying, offering, or authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of such foreign official in her or her official capacity or to secure any other improper advantage in order to obtain or retain business. In addition to the antibribery provisions, the FCPA also obligates “issuers,” companies whose securities are registered pursuant to Section 12 of the Exchange Act or is required to file periodic and other reports with SEC under Section 15(d) of the Exchange Act to comply with the FCPA’s record keeping and internal controls provisions; the accounting provisions require a listed company to maintain books and records that, in reasonable detail, accurately and fairly reflect all transactions of the corporation, including international affiliates, and to devise and maintain an adequate system of internal accounting controls to assure management’s control authority, and responsibility over our assets.

Export Controls and Economic Sanctions

Several U.S. statutes and regulations regulate the export from the United States of pharmaceutical products. Pursuant to the Export Administration Regulations, or the EAR, the export (including re-exports and “deemed exports”) of commercial and “dual-use” products may require a license or be prohibited. A listing of the types of goods and services controlled for export by the EAR is on the Commerce Control List, or the CCL, which includes essentially all civilian science, technology, and engineering dual use items. For products listed on the CCL, a license will be required as a condition to export, unless an exclusion or license exception applies. The DERMAdoctor® products do not fall under EAR but are included in a broad category known as “EAR99.” Although a license may not generally be required for EAR99 designated items, a license will be required if the item will be shipped or otherwise transferred to a comprehensively embargoed country or for a potentially prohibited purpose.

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The Commerce Department’s Office of Antiboycott Compliance and the Treasury Department’s Internal Revenue Service enforce anti-boycott compliance regulations that prohibit U.S. persons such as us from participating directly or indirectly with an economic boycott that is not recognized by the United States. The regulations include reporting requirements, prohibitions, and tax liabilities that may be incurred if we support, even inadvertently, an economic boycott in which the U.S. does not participate.

Pursuant to the Trading With the Enemy Act, the International Emergency Economic Powers Act, and other related statutes, regulations, and Executive Orders, the Treasury Department’s Office of Foreign Assets Control, or OFAC, administers and enforces economic and trade sanctions that prohibit or restrict certain activities with embargoed countries, sanctioned entities, and sanctioned individuals for particular foreign policy and national security reasons. The scope of the sanctions varies significantly, but may include comprehensive restrictions on imports, exports, investment, and facilitation of foreign transactions involving a sanctioned jurisdiction, entity or person, as well as non-sanctioned persons and entities acting on behalf of sanctioned jurisdictions, entities or people. OFAC’s programs also prohibit U.S. persons, such as us, from transacting with any person or entity that is deemed to be a Foreign Sanctions Evader (foreign individuals and entities determined to have violated, attempted to violate, conspired to violate, or caused a violation of U.S. sanctions).

Other U.S. government agencies, including the U.S. Department of State, may maintain regulations that impact our ability to export pharmaceutical products from the United States. These broad range of U.S. export control laws and regulations obligate U.S. businesses to develop, maintain, and enforce an adequate system of internal controls to ensure compliance with such laws and regulations.

Business Over the Internet

In addition, there are an increasing number of laws and regulations being promulgated by the U.S. government, governments of individual states and governments overseas that pertain to the Internet and doing business online. In addition, a number of legislative and regulatory proposals are under consideration by federal, state, local, and foreign governments and agencies. Laws or regulations have been or may be adopted with respect to the Internet relating to:

●	liability for information retrieved from or transmitted over the Internet;

●	online content regulation;

●	commercial e-mail;

●	visitor privacy; and

●	taxation and quality of products and services.

Moreover, the applicability to the Internet of existing laws governing issues such as:

●	intellectual property ownership and infringement;

●	consumer protection;

●	obscenity;

●	defamation;

●	employment and labor;

●	the protection of minors;

●	health information; and

●	personal privacy and the use of personally identifiable information.

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This area is uncertain and developing. Any new legislation or regulation or the application or interpretation of existing laws may have an adverse effect on our business. Even if our activities are not restricted by any new legislation, the cost of compliance may become burdensome, especially as different jurisdictions adopt different approaches to regulation. For example, we are subject to federal, state and foreign laws regarding privacy and protection of people’s data. Foreign data protection, privacy and other laws and regulations can be more restrictive than those in the United States. U.S. federal and state and foreign laws and regulations are constantly evolving and can be subject to significant change. In addition, the application, interpretation and enforcement of these laws and regulations are often uncertain, and may be interpreted and applied inconsistently from country to country and inconsistently with our current policies and practices. There are also a number of legislative proposals pending before the U.S. Congress, various state legislative bodies and foreign governments concerning privacy and data protection which could affect us. For example, in 2016 the European Commission recently enacted a new data protection regulation that includes operational requirements for companies that offer goods or services to people that are located in the European Union. The new regulation is significantly different than the one previously in place in the European Union, and also includes significant penalties for non-compliance.

Environmental, Health and Safety

We are subject to numerous foreign, federal, provincial, state, municipal and local environmental, health and safety laws and regulations relating to, among other matters, safe working conditions, product stewardship and environmental protection, including those relating to, handling, storage, transportation, treatment and disposal of hazardous substances and waste materials, and the registration and evaluation of chemicals. We maintain policies and procedures to monitor and control environmental, health and safety risks, and to monitor compliance with applicable environmental, health and safety requirements. Compliance with such laws and regulations pertaining to the discharge of materials into the environment, or otherwise relating to the protection of the environment, has not had a material effect upon our capital expenditures, earnings or competitive position. However, environmental laws and regulations have tended to become increasingly stringent and, to the extent regulatory changes occur in the future, they could result in, among other things, increased costs to our company. For example, certain states such as California and the U.S. Congress have proposed legislation relating to chemical disclosure and other requirements related to the content of our products.

Description of Facilities

We lease approximately 3,000 square feet of office space for our principal executive office and 11,000 square feet of warehouse space in Kansas City, Missouri from 1901 McGee, LLC. From this warehouse we distribute wholesale and bulk orders of product to our domestic retail customers, international distributors and direct-to-consumer orders, including distribution of product to our website and Amazon.com customers. Our lease commenced on January 1, 2016 and is for a term of one year, which we have the right to extend for ten additional one-year terms. We did not extend the lease at the end of its initial one-year term and are therefore renting the facility on a month to month basis. For the six months ended June 30, 2018 and June 30, 2017, monthly base rent was $17,328 and $16,823, respectively. For the years ended December 31, 2017 and 2016, monthly base rent was $16,823 and $16,333, respectively. Rental income and rent expense is eliminated upon consolidation. Base rent is subject to an annual increase of 3% per year. We consider our properties to be generally in good condition and believe that our existing facilities are currently adequate to support our existing operations. However, we do expect to outgrow our current warehouse space due to increasing sales and anticipate relocation to a new facility will be necessary. There is no assurance that new space may not increase our overall monthly rent which is currently at market rates.

Employees

As of June 30, 2018, we had approximately 21 full-time employees and one part-time employee. None of our employees are currently covered by a collective bargaining agreement, and we have experienced no work stoppages. We consider our relationship with our employees to be good.

Legal Proceedings

We are from time to time subject to, and are presently involved in, litigation and other proceedings. We believe that there are no pending lawsuits or claims that may, individually or in the aggregate, have a material adverse effect on our business, financial condition or results of operations.

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Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the JOBS Act, and for as long as we continue to be an emerging growth company, we may choose to take advantage of certain exemptions from various public company reporting requirements, including not being required to have our internal controls over financial reporting audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments. We may take advantage of these exemptions until we are no longer an “emerging growth company.” In addition, the JOBS Act provides that an “emerging growth company” can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected not to use the extended transition period for complying with new or revised accounting standards under the JOBS Act, which election is irrevocable. We will remain an “emerging growth company” until the earlier of (i) the last day of the fiscal year in which the fifth anniversary of the closing of this offering occurs; (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion; (iii) the date on which we are deemed to be a large accelerated filer, which means we (1) have an aggregate worldwide market value of common equity securities held by non-affiliates of $700 million or more as of the last business day of our most recently completed second quarter, (2) have been required to file annual and quarterly reports under the Exchange Act for a period of at least 12 months and (3) have filed at least one annual report pursuant to the Exchange Act, and (iv) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” have the meaning associated with associated with that term in the JOBS Act.

Corporate Information

DERMAdoctor, LLC was formed as a Missouri limited liability company in December 2015. Initially, our company was formed as a Missouri corporation in 1998 under the name DERMAdoctor, Inc. In December 2015, DERMAdoctor, Inc. contributed all of its assets to D. Doctor Acquisition, LLC, a Missouri limited liability company and received membership interests in D. Doctor Acquisition, LLC. On December 31, 2015, D. Doctor Acquisition, LLC filed an amendment to its articles of organization changing its name to DERMAdoctor, LLC and DERMAdoctor, Inc. filed an amendment to its articles of organization changing its name to Papillon Partners, Inc. Papillon is owned 51% by the Audrey G. Kunin Trust and 49% by the Jeffrey R. Kunin Trust.

Prior to the effectiveness of the registration statement of which this prospectus is a part, DERMAdoctor, LLC will merge directly with and into a Delaware corporation. We refer to this as the “corporate reorganization.” In connection with the corporate reorganization, all outstanding membership units of DERMAdoctor, LLC will be converted into 3,000,000 shares of common stock of DERMAdoctor, Inc., the members of DERMAdoctor, LLC will become stockholders of DERMAdoctor, Inc., and DERMAdoctor, Inc. will succeed to the business of DERMAdoctor, LLC. See “The Corporate Reorganization” for further information regarding the transactions effected in the corporate reorganization.

Our principal executive offices are located at 1901 McGee St, Kansas City, Missouri 64108, and our telephone number is (816) 472-5700. Our website address is www.dermadoctor.com. Information contained in our website does not form part of the prospectus and is intended for informational purposes only.

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MANAGEMENT

Board of Directors and Executive Officers

Our business and affairs are organized under the direction of our board of directors, which currently consists of three members. Set forth below are our directors and executive officers and their respective ages and positions as of the date of this prospectus:

Executive Officers and Directors	Age	Position(s) Held

Jeff Kunin, M.D.	56	President and Chief Executive Officer and Director (Chairman of the Board of Directors)

Audrey Kunin, M.D.	59	Chief Creative Officer and Director

Andrea Bielsker	59	Chief Financial Officer

William Kunin	46	Director

Jeff Kunin, M.D. President and Chief Executive Officer, Co-founder and Chairman of the Board of Directors

Jeff Kunin, M.D. co-founded our company in 1998. He currently serves as the President and Chief Executive Officer and Chairman of the Board of Directors of our company and has served as our Chief Operating Officer since November 2016 until his appointment as our President and Chief Executive Officer and from November 2016 until May 2017 served as our Chief Financial Officer.

Dr. Kunin served as the Chairman of the Department of Radiology at Saint Luke’s Hospital in Kansas City from 2007 to 2017. He graduated college with a B.S. degree in Biochemistry and Cell Biology from the University of California, San Diego. Jeff then graduated medical school and earned his M.D. degree from the University of Texas Medical Branch in Galveston, Texas. Then he completed a residency in diagnostic radiology at the Medical College of Virginia and Henry Ford Hospital. Subsequently, he completed a fellowship in body imaging at the University of Michigan Hospitals. Jeff received his MBA degree from Washington University in St. Louis Olin School of Business. Dr. Kunin is also a co-owner of 1901 McGee, LLC, our landlord.

We selected Dr. Kunin to serve on our board of directors because he brings to the board extensive knowledge of the medical industry as well as his business background. Dr. Kunin has a vast knowledge of the industry and brings to the board significant executive leadership and operational experience. His business experience provides him with a broad understanding of the operational, financial and strategic issues facing similar companies.

Audrey Kunin, M.D. – Chief Creative Officer Co-founder and Member of the Board of Directors

Audrey Kunin, M.D. is one of our founders, currently serves as the Chief Creative Officer of our company since March 1, 2018 and the Chief Executive Officer of our company and its predecessor since 1998. Dr. Kunin graduated from Ohio State University in December 1980 and received her M.D. at the Medical College of Ohio in July 1985. She became a clinical researcher at Tulane Medical School and received her postgraduate training in Dermatology at the Medical College of Virginia after serving as Chief Resident in July 1989. She is a fellow of the American Academy of Dermatology and formerly served as an Assistant Clinical Instructor of Dermatology at the University of Kansas School of Medicine. Dr. Kunin is also a co-owner of 1901 McGee, LLC, our landlord.

We selected Dr. Kunin to serve on our board of directors because she brings to the board extensive knowledge of the dermatology industry and vast knowledge about our company. As a leader in the field of dermatology and her product development experience, she is invaluable to our company.

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Dr. Audrey Kunin is the wife of Dr. Jeff Kunin, our President and Chief Executive Officer and a member of our board of directors, and the sister-in-law of William Kunin, a member of our board of directors.

Dr. Jeff Kunin, our President and Chief Executive Officer, is the husband of Dr. Audrey Kunin, our Chief Creative Officer and a member of our board of directors, and the brother of William Kunin, a member of our board of directors.

Andrea Bielsker - Chief Financial Officer

Andrea Bielsker joined DERMAdoctor in May 2017. She spent the majority of her career at Kansas City Power & Light Company, or KCPL, and its parent company, Great Plains Energy (NYSE: GXP), or GXP. Ms. Bielsker joined KCPL/GXP in 1984 as a financial analyst, was named Supervisor Financial Planning in 1989 and promoted to Assistant Treasurer in 1995, Treasurer in 1996, and Vice President-Finance in January 2000. She was promoted to Senior Vice President Finance and Chief Financial Officer in January 2001, the position she held until leaving KCPL and GXP in 2005. While at KCPL and GXP she was responsible for Corporate Finance and Analysis, Accounting and Tax, Cash Management, Risk Management, and Budgeting and Financial Forecasting and Investor Relations. Ms. Bielsker has a Master of Business Administration from the University of Kansas where she also earned an undergraduate degree in business administration. She has had several officer positions in the Kansas City Treasury Management Association and was a member of the Board of Directors of the Kansas City Fountains Foundation, the Kansas City Tomorrow Alumni Association, and Marillac. Ms. Bielsker was elected a Director of UMB Scout mutual funds in 2006 and was named Chairperson of the Board in 2014. From 2005 to May 2017, Ms. Bielsker worked as a consultant advising on primarily finance-related matters. She also held senior financial positions at Liberty Power and Aleritas Capital during 2007 and 2008.

William Kunin, Director

William Kunin is a visual effects (VFX) supervisor for Hydraulx, a VFX company based in Santa Monica, California. He has worked on numerous films and productions in all aspects of visual effects including inferno artist and digital compositor. He currently supervises a team of artists based in Los Angeles, Vancouver, and New Orleans. Mr. Kunin graduated from the University of California, Los Angeles (UCLA) with B.A. in Political Science. Mr. Kunin was elected as a member of our board of directors because of his technological expertise.

William Kunin is the brother of Dr. Jeff Kunin, our President and Chief Executive Officer and a member of our board of directors, and the brother-in-law of Dr. Audrey Kunin, our Chief Creative Officer and a member of our board of directors.

Board of Directors as of the Effective Date

Effective immediately upon the effective date of this offering, it is intended that William Kunin will resign from the Board and that the following three independent directors will join the Board.

Name	Age	Positions
Victoria Barnard	62	Director, Nominee
Brad Hampton	52	Director, Nominee
James Hyde	54	Director, Nominee

Victoria Barnard, Director Nominee

Victoria Barnard is the President of Foot Traffic USA, LLC, a privately held brand leader in fashion legwear and novelty socks with national distribution in 1,300 boutiques, specialty retailers and online retailers, and has held such position since 2012. From 1984 to 2012, she held various leadership positions at Hallmark Cards, Inc., a family held, industry leader in global greetings, specialty retail and the parent company of Crayola and the Hallmark Cable Television Channel. In 1995, she was named General Manager, Hallmark Season Greeting Cards, and served in that capacity until 1999 when she was promoted to Vice President, Acquisitions Strategy and Integration and served in that capacity until 2002. From 2002 to 2012, she served as Vice President, Strategic Planning responsible for strategic decisions within and across all divisions. Since March 2017, she has served as an independent director and the Compensation Committee Chair of Just Born Quality Confections (“Just Born”). A family held company, Just Born is the 9th largest candy company in the United States and is known for several iconic brands, including Peeps Marshmallow candies, Mike and Ike fruity, chewy candies and Hot Tamales, the number one selling cinnamon candy. Ms. Barnard holds an MBA from the University of Virginia, Darden School of Business, and a Bachelor degree in Business Administration from Marquette University. Ms. Barnard serves as a Commissioner on the Kansas City Crime Commission, is co-founder and former Board Chair of the Women’s Capital Connection, an all women angel-investing group, former Board Chair of the Kansas Women’s Business Center and former Board Member of the Kansas City Ballet.

Ms. Barnard was elected as a member of our board of directors because of her over thirty years of consumer goods experience in senior executive positions.

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Brad Hampton, Director Nominee

Brad Hampton is the Chief Financial Officer of Helzberg Diamonds, a nationwide and online fine jewelry retailer, and subsidiary of Berkshire Hathaway Company. Prior to joining Helzberg Diamonds in June 2017, he held numerous senior financial executive positions with Sprint Corporation. Mr. Hampton joined Sprint Corporation in October 1996 as a financial analyst, was named a Director, Product Finance in January 2004, a Director, Marketing Finance in January 2005, and a Director, Financial Planning and Analysis in January 2006. In 2009, he was promoted to Vice President-Finance; in 2012, he was promoted to Vice President and Investor Relations Officer; and in 2014, he was promoted to Vice President and Business Unit Chief Financial Officer. Mr. Hampton holds an Executive Leadership Certificate from Duke University, an Executive Education Certificate from Georgetown University’s McDonough School of Business and an MBA from LeTourneau University. He also holds Bachelor degrees in Economics and Latin American studies from the University of New Mexico. Brad serves as a director on the board of Junior Achievement of Greater Kansas City, and is a long-time volunteer leader for the Boy Scouts of America and his local church.

Mr. Hampton was elected as a member of our board of directors because of his over twenty years of finance experience in senior executive positions.

James Hyde, Director Nominee

James A. Hyde has served in various senior capacities in the telecommunication industry. Currently, Mr. Hyde is Chief Executive Officer and Director of Hyde Investments, LLC. From April 2016 to December 2017, he was the President - Wholesale, Affiliates and Strategic Partnerships at Sprint Corporation. From October 2015 through December 2016, he served as a board member and Executive Chairman of Fastback Networks, a wireless telecommunications company. From April 2009 to August 2014, he was the President and Chief Executive Officer and a director of nTelos Holdings, a Nasdaq-listed telecommunications company. From October 2011 to September 2014, he served as a director of Lumos Networks, a Nasdaq-listed telecommunications company, and served as its Chief Executive Officer from October 2011 to April 2012. From January 2006 to March 2009, he served as Chief Executive Officer and Managing Director of T-Mobile, United Kingdom. From July 1997 to January 2006, he was Vice President, Sales and Operations at T-Mobile. Mr. Hyde holds a Bachelor degree in Business/Finance from Arizona State University.

Mr. Hyde was elected as a member of our board of directors because of his significant experience in serving as a board member and senior executive of Nasdaq-listed public companies.

Board Composition and Election of Directors

Our board of directors currently consists of three members: Audrey Kunin, Jeff Kunin and William Kunin. Our board of directors has undertaken a review of its composition and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that none of our current directors are “independent” under the applicable rules of the SEC and Nasdaq. Audrey and Jeff Kunin are not independent directors under these rules because Jeff is our President and Chief Executive Officer and Audrey is our Chief Creative Officer. William is not an independent director under these rules because of his family relationship to Audrey and Jeff. Upon the effective date of this offering, we intend for Victoria Barnard, James Hyde and Brad Hampton to be elected to serve as directors on our board of directors. We have determined that each of Ms. Barnard and Messrs. Hyde and Hampton will be independent directors under the applicable Nasdaq rules.

Corporate Governance

Board Committees

Prior to the effective date of the registration statement of which this prospectus is a part, our board of directors will establish an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

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Audit Committee

The members of our Audit Committee will be Victoria Barnard, James A. Hyde, and Brad Hampton, each of whom has been determined by our board of directors to be independent under applicable Nasdaq and SEC rules and regulations. Mr. Hampton will be the chair of the Audit Committee. Our Audit Committee’s responsibilities will include, among others:

●	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

●	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from that firm;

●	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

●	monitoring our internal control over financial reporting, disclosure controls and procedures;

●	overseeing our internal audit function;

●	discussing our risk management policies;

●	establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

●	meeting independently with our internal auditing staff, if any, our independent registered public accounting firm and management;

●	reviewing and approving or ratifying any related person transactions; and

●	preparing the Audit Committee report required by SEC rules.

All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our Audit Committee.

Our board of directors has determined that Mr. Hampton is an “audit committee financial expert” as defined in applicable SEC rules.

Compensation Committee

The members of our Compensation Committee will be Victoria Barnard, James A. Hyde and Brad Hampton, each of whom has been determined by our board of directors to be independent under applicable Nasdaq and SEC rules and regulations. Ms. Barnard will be the chair of the Compensation Committee. Our Compensation Committee’s responsibilities will include, among others:

●	reviewing and approving annually the corporate goals and objectives applicable to the compensation of the Chief Executive Officer, evaluating at least annually the Chief Executive Officer’s performance in light of those goals and objectives, and determining and approving the Chief Executive Officer’s compensation level based on this evaluation;

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●	reviewing and approving the compensation of all other executive officers;

●	reviewing and approving and, when appropriate, recommending to the board of directors for approval, incentive compensation plans and equity-based plans, and where appropriate or required, recommending for approval by our stockholders, the adoption, amendment or termination of such plans; and administering such plans;

●	reviewing and approving the executive compensation information included in our annual report on Form 10-K and proxy statement;

●	reviewing and approving or providing recommendations with respect to any employment agreements or severance arrangements or plans; and

●	reviewing director compensation and recommending any changes to the board of directors.

Nominating and Corporate Governance Committee

The members of our Nominating and Corporate Governance Committee will be Victoria Barnard, James A. Hyde, and Brad Hampton, each of whom has been determined by our board of directors to be independent under current Nasdaq rules.  Mr. Hyde will be the chair of the Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee’s responsibilities include, among others:

●	identifying and recommending candidates to fill vacancies on the board of directors and for election by the stockholders;

●	recommending committee and chairperson assignments for directors to the board of directors;

●	developing, subject to the board of directors’ approval, a process for an annual evaluation of the board of directors and its committees and to oversee the conduct of this annual evaluation;

●	overseeing our corporate governance practices, including reviewing and recommending to the board of directors for approval any changes to the documents and policies in our corporate governance framework, including its certificate of incorporation and bylaws; and

●	monitoring compliance with our Code of Business Conduct and Ethics, investigating alleged breaches or violations thereof and enforcing its provisions.

Board of Directors Leadership Structure

Our board of directors does not have a lead independent director. Our board of directors has determined its leadership structure is appropriate and effective for us, given our stage of development.

Risk Oversight

Our board of directors will monitor our exposure to a variety of risks through our Audit Committee. Our Audit Committee charter will give the Audit Committee responsibilities and duties that include discussing with management, the internal audit department and the independent auditors our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies.

Code of Business Conduct and Ethics

We will adopt a code of business conduct and ethics that applies to all of our employees, officers, and directors, including those officers responsible for financial reporting. These standards are designed to deter wrongdoing and to promote honest and ethical conduct. We will disclose any amendment or waiver of our code of business conduct and ethics via a Form 8-K or our website.

The code of business conduct and ethics and the written charter for each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee will be available on our website. The information that appears on our website is not part of, and is not incorporated into, this prospectus.

None of our directors, director nominees or executive officers, nor any associate of such individual, is involved in a legal proceeding adverse to us.

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EXECUTIVE COMPENSATION

Summary Compensation Table (2017 and 2016)

The following table sets forth the information as to compensation paid to or earned by, our principal executive officer for such year and our two other executive officers whose total compensation exceeded $100,000 for each of the fiscal years presented below. The persons listed in the following table are referred to herein as the “named executive officers.”

Name and Principal Position	Fiscal Year	Salary	All Other Compensation(4)	Total
Jeff Kunin(1)
President and Chief Executive Officer and	2017	—	—	—
Former Chief Financial Officer	2016	—	—	—

Audrey Kunin(1)(2)	2017	$150,000	$6,000	$156,000
Chief Creative Officer and former Chief Executive Officer	2016	$150,000	$5,917	$155,917

Andrea Bielsker (3)	2017	$76,000	—	$76,000
Chief Financial Officer	2016	—	—	—

(1)	Does not include any distribution that Drs. Kunin has received from 1901 McGee, LLC, the lessor of our corporate headquarters and warehouse.

(2)	Dr. Audrey Kunin served as our Chief Executive Officer until March 1, 2018 when Dr. Jeff Kunin was appointed to serve as our Chief Executive Officer.

(3)	Ms. Bielsker joined our company as our Chief Financial Officer in May 2017.

(4)	Represents 401(k) benefits.

Employment Agreements

On March 10, 2018, we entered into an employment agreement with Dr. Jeff Kunin to act as our President and Chief Executive Officer, or the Jeff Kunin Employment Agreement. The initial term of the Jeff Kunin Employment Agreement is from March 10, 2018 through March 10, 2022; however, this agreement will be automatically renewed for successive one year periods, each a renewal term, unless, at least ninety (90) days prior to the expiration of the initial term or any renewal term, either party gives written notice to the other party specifically electing to terminate the Jeff Kunin Employment Agreement at the end of the applicable term. The Jeff Kunin Employment Agreement provides for Dr. Kunin to receive an annual base salary of $150,000 per year, which will increase to $200,000 per year upon consummation of this offering. Pursuant to the Jeff Kunin Employment Agreement, Dr. Kunin may receive a cash bonus equal to 150% of his base salary and an equity bonus as determined by our board of directors in its sole discretion. In addition, at the first meeting of the board of directors held after the consummation of this offering, Dr. Kunin will be issued options to purchase a number of shares of our common stock, to be determined by the board of directors in its sole discretion, at an exercise price equal to the closing price of our common stock on the grant date, vesting monthly on a pro rata basis over four years with accelerated vesting upon a Change of Control (as defined in the 2018 Equity Incentive Plan). If Dr. Kunin’s employment is terminated by us for Just Cause (as defined in the agreement), death or disability, he (or his estate in the event of death) will receive the accrued base salary, vacation pay, expense reimbursement and any other entitlements accrued by him through the date of termination to the extent not previously paid. If Dr. Kunin’s employment is terminated by us Without Just Cause (as defined in the agreement) or by Dr. Kunin for Good Reason (as defined in the agreement), he will also receive an amount equal to one year’s base salary as severance; provided that he executes and does not revoke a release and settlement agreement releasing us from all claims arising from his employment. The Jeff Kunin Employment Agreement includes customary non-competition provisions.

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On March 10, 2018, we entered into an employment agreement with Dr. Audrey Kunin to act as our Chief Creative Officer, or the Audrey Kunin Employment Agreement. The initial term of the Audrey Kunin Employment Agreement from March 10, 2018 through March 10, 2022; however, this agreement will be automatically renewed for successive one year periods, each a renewal term, unless, at least ninety (90) days prior to the expiration of the initial term or any renewal term, either party gives written notice to the other party specifically electing to terminate the Audrey Kunin Employment Agreement at the end of the applicable term. The Audrey Kunin Employment Agreement provides for Dr. Kunin to receive an annual base salary of $150,000 per year, which will increase to $200,000 per year upon consummation of this offering. Pursuant to the Audrey Kunin Employment Agreement, Dr. Kunin may receive a cash bonus equal to 150% of her base salary and an equity bonus as determined by our board of directors in its sole discretion. In addition, at the first meeting of the board of directors held after the consummation of this offering, Dr. Kunin will be issued options to purchase a number of shares of our common stock, to be determined by the board of directors in its sole discretion, at an exercise price equal to the closing price of our common stock on the grant date, vesting monthly on a pro rata basis over four years with accelerated vesting upon a Change of Control (as defined in the 2018 Equity Incentive Plan). If Dr. Kunin’s employment is terminated by us for Just Cause (as defined in the agreement), death or disability, she (or her estate in the event of death) will receive the accrued base salary, vacation pay, expense reimbursement and any other entitlements accrued by her through the date of termination to the extent not previously paid. If Dr. Kunin’s employment is terminated by us Without Just Cause (as defined in the agreement) or by Dr. Kunin for Good Reason (as defined in the agreement), she will also receive an amount equal to one year’s base salary as severance; provided that she executes and does not revoke a release and settlement agreement releasing us from all claims arising from her employment. The Audrey Kunin Employment Agreement includes customary non-competition provisions.

The Audrey Kunin Employment Agreement will replace the employment agreement that we entered into on January 1, 2016, with Dr. Audrey Kunin to act as our Chief Executive Officer, or the AK Employment Agreement. Effective January 1, 2017, the AK Employment Agreement was automatically renewed for a successive one year period. Pursuant to the AK Employment Agreement, Dr. Kunin received an annual base salary of $150,000 per year and was entitled to a bonus equal to two percent (2%) of actual measurable sales that were the direct result of her personal media appearances on our behalf, as determined by us.

On May 22, 2017, we entered into an employment agreement with Andrea Bielsker to act as our Chief Financial Officer, or the Bielsker Employment Agreement. The initial term of the Bielsker Employment Agreement is May 22, 2017 through December 31, 2018; however, this agreement will be automatically renewed for successive one year periods, each a renewal term, unless, at least ninety (90) days prior to the expiration of the initial term or any renewal term, either party gives written notice to the other party specifically electing to terminate the Bielsker Employment Agreement at the end of the applicable term. Ms. Bielsker receives an annual base salary of $130,000 per year and has agreed to devote at least sixty percent (60%) of her professional time attending to our business. Pursuant to the Bielsker Employment Agreement, Ms. Bielsker may receive a bonus equal to a percentage of her base salary as determined by our board of directors in its sole discretion. If Ms. Bielsker’s employment is terminated by us for Just Cause (as defined in the agreement), death or disability, she (or her estate in the event of death) will receive the accrued base salary, vacation pay, expense reimbursement and any other entitlements accrued by her through the date of termination to the extent not previously paid. If Ms. Bielsker’s employment is terminated by us Without Just Cause (as defined in the agreement) or by Ms. Bielsker for Good Reason (as defined in the agreement), she will also receive an amount equal to three months base salary as severance; provided that she executes and does not revoke a release and settlement agreement releasing us from all claims arising from her employment. The Bielsker Employment Agreement includes customary non-competition provisions.

Non-Employee Director Compensation

Compensation of Directors

Since 2014, our directors have not received any compensation for their service as directors. Commencing after this offering, directors who are not employees will receive compensation for their service as directors, including service as members of each committee on which they serve. As of the date of this prospectus, we have not yet determined a formal policy regarding the amount and type of compensation to be paid to our non-employee directors. We anticipate that we will adopt a formal compensation policy for non-employee directors upon consummation of the offering.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock immediately prior to and immediately following the offering:

●	each person who is known by us to be the beneficial owner of more than 5% of our outstanding common stock;

●	each of our directors and director nominees;

●	each of our named executive officers; and

●	all of our directors and executive officers as a group.

The pre-offering percentage ownership information shown in the table is based upon 3,000,000 shares of common stock outstanding immediately prior to the offering (assuming that the 1,000,000 membership units that are outstanding convert to 3,000,000 shares of common stock). The post-offering percentage is based upon 5,470,000 shares of common stock outstanding after completion of this offering, assuming (i) none of the warrants included in the units offered in this prospectus are exercised and (ii) no exercise by the underwriters’ of their over-allotment option.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules would include shares of common stock issuable pursuant to the exercise of stock options, warrants or other rights that are either immediately exercisable or exercisable on or before November 15, 2018, which is 60 days after the date of this prospectus. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for each of the individuals and entities listed in this table is c/o DERMAdoctor, Inc., 1901 McGee, Kansas City, Missouri 64108.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Ownership (Pre-Offering)	Percentage Ownership (Post-Offering)
Executive Officers & Directors
Jeff Kunin, M.D.(1)	2,467,152	82.24%	45.1%
Audrey Kunin, M.D.(1)	2,467,152	82.24%	45.1%
Andrea Bielsker	—	—
William Kunin	—	—
Victoria Barnard	—	—	—
Brad Hampton	—	—	—
James Hyde	—	—	—
All Executive Officers & Directors, & Director Nominees as a group (seven (7) persons)	2,467,152	82.24%	45.1%

5% Stockholders
Papillon Partners, Inc.(1)	2,467,152	82.24%	45.1%
Midwest Growth Partners LLLP(2)	532,848	17.76%	9.74%

(1)	Jeff Kunin, our President and Chief Executive Officer, and a member of our board of directors, and Audrey Kunin, M.D., our Chief Creative Officer a member of our board of directors, share voting and dispositive power over the shares. Audrey Kunin is the trustee of the Audrey G. Kunin Trust which owns 51% of the outstanding equity Papillon. Jeff Kunin is the trustee of the Jeffrey R. Kunin Trust, which owns 49% of the outstanding equity of Papillon.

(2)	John Mickelson and Mike Taylor have voting control of Midwest Growth Partners LLLP. The address of Midwest Growth Partners LLLP is 7049 Vista Drive, West Des Moines, Iowa 50266.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a summary of transactions since January 1, 2016 to which we have been a party in which the amount involved exceeded the lesser of $120,000 or one percent of the average of our total assets at the end of the last two recent fiscal years and in which any of our executive officers, directors, director nominees or beneficial holders of more than five percent of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements which are described under the section of this prospectus entitled “Executive Compensation.”

Promissory Notes

On November 8, 2016, we issued a promissory note to Papillon, our largest stockholder, in the aggregate principal amount of $1,600,000, or the November 2016 Note. The November 2016 Note bears interest at a rate of 6% per annum and matures on November 8, 2019 unless earlier prepaid. All principal under the November 2016 Note is paid at maturity, therefore, the principal amount outstanding on the November 2016 Note as of the date of this prospectus remains $1,600,000. For the years ended December 31, 2017 and December 31, 2016, we recognized $96,000 and $14,203, respectively, in interest expense as reflected in our Statement of Operations and paid those same amounts, respectively, in interest on the November 2016 Note. From January 1, 2018 through June 30, 2018, we have paid an aggregate of $23,653 in interest related to the November 2016. The November 2016 Note is a general unsecured obligation of our company and is not guaranteed by any other person or entity or secured by any of our assets. The proceeds of the November 2016 Note were used by us to repurchase half of the outstanding membership units of our other members at that time.

On July 17, 2017, we issued a short-term promissory note to Papillon in the aggregate principal amount of $90,000, or the July 2017 Bridge Note. All principal under the July 2017 Bridge Note is paid at maturity, therefore, the principal amount outstanding on the July 2017 Bridge Note as of the date of this prospectus remains $90,000. For the year ended December 31, 2017, we paid interest on the July 2017 Bridge Note and recognized $2,250 in interest expense as reflected in our Statement of Operations. From January 1, 2018 through June 30, 2018, we have paid an aggregate of $2,700 in interest related to the July 2017 Bridge Note. The July 2017 Bridge Note bears interest at a rate of 6% per annum and was scheduled to mature 90 days after its issuance, unless earlier prepaid. The note has been amended and currently matures on October 27, 2018. The July 2017 Bridge Note is a general unsecured obligation of our company and is not guaranteed by any other person or entity or secured by any of our assets.

On November 9, 2017, we issued a short-term promissory note to Papillon in the aggregate principal amount of $100,000, or the November 2017 Bridge Note. The November 2017 Bridge Note bears interest at a rate of 6% per annum and was scheduled to mature on February 7, 2018, unless earlier prepaid. All principal under the November 2017 Bridge Note is paid at maturity, therefore, the principal amount outstanding on the November 2017 Bridge Note as of the date of this prospectus remains $100,000. For the year ended December 31, 2017, we did not pay any interest on the November 2017 Bridge Note and recognized $1,000 in interest expense as reflected in our Statement of Operations. From January 1, 2018 through June 30, 2018, we have paid an aggregate of $3,000 in interest related to the November 2017 Bridge Note. The note has been amended and currently matures on October 27, 2018. The November 2017 Bridge Note is a general unsecured obligation of our company and is not guaranteed by any other person or entity or secured by any of our assets. The proceeds of the November 2017 Bridge Note were used by us for working capital purposes.

Lease

The lessor of the building in which our corporate headquarters and warehouse are located, 1901 McGee, LLC, is an entity owned 50.1% by Audrey Kunin and 49.9 % by Jeff Kunin. During the six months ended June 30, 2018 and 2017, we paid rent of $105,018 and $100,940, respectively, to 1901 McGee, LLC. During the years ended December 31, 2017 and 2016 we paid rent of $201,902 and $198,952, respectively, to 1901 McGee, LLC. The associated rental income and rent expense is eliminated upon consolidation.

Sale Proceeds Sharing Agreements

On January 1, 2016, we and Papillon entered into sale proceeds sharing agreements with certain of our employees to (i) encourage and reward our employees upon the occurrence of a Change of Control (as defined below); and (ii) to provide for certain restrictive covenants binding upon the employee. In the event of a Change of Control affecting us, Papillon will pay and/or transfer to the employee that is a party to the sale proceeds sharing agreement on the date that is ninety (90) days following the closing of the Change of Control, or the Closing Date, an award, or the Award, equal to 0.25% of the liquidation proceeds from the Change of Control. The Award will only be payable if the employee fully complies with the terms of the sale proceeds sharing agreement and is employed by us on the Closing Date. As of the date of this prospectus, there are two employees eligible for a Change of Control payment.

For purposes of the sale proceeds sharing agreements, “Change of Control” means (i) the sale, lease, transfer, in one or a series of related transactions, of all or substantially all of our assets to any person or group; or (ii) the acquisition by any person or group (other than our current members or their affiliates or family members) of a direct or indirect interest in 100% of our voting interests by way of merger, consolidation or otherwise. This offering does not trigger a payment under these sale proceeds sharing agreements. For the six months ended June 30, 2018 and June 30, 2017, and the years ended December 31, 2017 and December 31, 2016, we recognized $19,000, $16,000, $32,000 and $64,000, respectively, in compensation expense related to the sale proceeds sharing agreements, as reflected in our Statement of Operations.

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SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there was no public market for our securities and a significant public market for our securities may not develop or be sustained after this offering. As described below, the approximately 3,000,000 shares of our common stock outstanding immediately prior to the offering will not be available for sale immediately after this offering due to certain contractual and securities law restrictions on resale. Sales of substantial amounts of our common stock in the public market after these restrictions lapse could cause the prevailing market price of our common stock to decline and limit our ability to raise equity capital in the future.

Upon completion of this offering, we will have outstanding an aggregate of 5,470,000 shares of common stock, assuming no exercise of the warrants included as part of the units sold in this offering (5,840,500 shares if the underwriters exercise their over-allotment option in full, assuming no exercise of the warrants included as part of the units sold in the offering). In addition, we have reserved shares for future issuance under the 2018 Equity Incentive Plan we intend to adopt immediately prior to this offering.

Of these shares, the 2,470,000 shares included as part of the units sold in this offering (2,840,500 shares if the underwriters exercise their over-allotment option in full) will be freely transferable without restriction or further registration under the Securities Act; provided that any shares that are acquired by affiliates as that term is defined in Rule 144 under the Securities Act, or Rule 144, will be subject to the volume, manner of sale and other limitations of Rule 144.

The approximately 3,000,000 shares of our common stock outstanding immediately prior to the offering will be eligible for sale in the public market upon expiration of the lock-up agreements (described below), which will occur 180 days after the date of this prospectus, which date may be extended in specified circumstances, subject to the volume, manner of sale and other limitations applicable to affiliates under Rule 144.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to the reporting requirements under the Exchange Act for at least 90 days a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months, would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the availability of current public information about us.

An affiliate of ours who has beneficially owned restricted shares of our common stock for at least twelve months (or six months, provided that such sale occurs after we have been subject to the reporting requirements under the Exchange Act for at least 90 days) would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of shares of our common stock then outstanding and (ii) the average weekly trading volume of our common stock on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 701

Under Rule 701, common stock acquired pursuant to other awards granted under a written compensatory benefit plan (or written compensation contract) established by the issuer may be resold, to the extent not subject to lock-up agreements, (a) by persons other than affiliates, beginning 90 days after the effective date of this offering, and (b) by affiliates, subject to the manner-of-sale, volume limitations, current public information and filing requirements of Rule 144, in each case, without compliance with the holding period requirement of Rule 144.

2018 Equity Incentive Plan

At the first meeting of our Board of Directors that is held after completion of this offering, we intend to issue awards under the 2018 Equity Incentive Plan to each of Dr. Jeff Kunin and Dr. Audrey Kunin and other employees and to file a registration statement on Form S-8 under the Securities Act covering all shares of common stock issuable pursuant to our 2018 Equity Incentive Plan. The number and type of awards have not yet been determined and will be at the discretion of our Board of Directors. Subject to Rule 144 volume limitations applicable to affiliates, shares registered under this registration statement will be available for sale in the open market, subject to any vesting restrictions or the contractual restrictions described below.

Lock-Up Agreements

In connection with this offering, our directors and officers and all other holders of our outstanding equity securities, on an as converted basis, will agree not to sell or otherwise dispose of any securities, without the prior written consent of ThinkEquity, a division of Fordham Financial Management, Inc., for a period of 180 days after the date of this prospectus, subject to certain exceptions. See the section entitled “Underwriting.” The underwriters may release all or any portion of the securities subject to lock-up agreements.

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Material U.S. Federal Income and Estate Tax Consequences for Holders of OUR
Common Stock and warrants

The following are the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock and warrants acquired in this offering. However, this discussion does not purport to be a comprehensive description of all tax considerations that may be relevant to a particular person’s decision to acquire the common stock or warrants. This discussion applies only to a holder that holds common stock and warrants as capital assets for U.S. federal income tax purposes. In addition, it does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are a holder subject to special rules, such as:

●	certain financial institutions;

●	dealers or traders in securities who use a mark-to-market method of tax accounting;

●	persons holding common stock or warrants as part of a straddle, wash sale, or conversion transaction or persons entering into a constructive sale with respect to the common stock or warrants;

●	U.S. Holders (as defined below) whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

●	entities classified as partnerships for U.S. federal income tax purposes;

●	tax-exempt entities; or

●	Non-U.S. Holders (as defined below) that own, or are deemed to own, more than 5% of the common stock of the Company.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds common stock or warrants, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding common stock or warrants and partners in such partnerships should consult their tax advisers as to their particular U.S. federal income tax consequences of holding and disposing of the common stock or warrants.

This discussion is based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including alternative minimum tax and Medicare contribution tax consequences and does not address any aspect of state, local or non-U.S. taxation, or any taxes other than income and estate taxes. You should consult your tax adviser with regard to the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

In determining their tax basis for the common stock and warrant purchased together, holders should allocate their total purchase price between the common stock and warrant on the basis of their relative fair market values at the time of issuance. We expect, and this discussion assumes, that the price per share and price per warrant indicated on the cover of this prospectus supplement reflect the relative fair market value of the common stock and the warrants at the time of the issuance.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a security that is:

●	an individual who is a citizen or resident of the United States;

●	an individual who is a citizen or resident of the United States;

●	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions. Notwithstanding the preceding sentence, to the extent provided in the Treasury Regulations, some trusts in existence on August 20, 1996, and treated as U.S. persons prior to this date that elect to continue to be treated as U.S. persons, will be considered U.S. holders.

As used herein, the term “non-U.S. holder” means a beneficial owner of common shares that is not a U.S. holder other than a partnership. The rules governing U.S. federal income taxation of non-U.S. holders are complex, and the following discussion is intended only as a summary of such rules. Non-U.S. holders should consult their own tax advisors to determine the impact of U.S. federal, state and local income tax laws, including the possibility of U.S. income tax withholding on our distributions and any reporting requirements.

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If a partnership is a beneficial owner of our common shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their own tax advisors to determine the impact of U.S. federal, state and local income tax laws.

Distributions on Common Stock

As discussed above under “Dividend Policy,” we do not currently expect to make distributions on our common stock. In the event that we do make distributions of cash or other property, distributions paid on common stock, other than certain pro rata distributions of common stock, will be treated as a dividend to the extent paid out of our current or accumulated earnings and profits and will be includible in income by the U.S. Holder and taxable as ordinary income when received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s tax basis in the common stock. Any remaining excess will be treated as a capital gain. Subject to applicable limitations, dividends paid to certain non-corporate U.S. Holders may be eligible for taxation as “qualified dividend income” and therefore may be taxable at rates applicable to long-term capital gains. U.S. Holders should consult their tax advisers regarding the availability of the reduced tax rate on dividends in their particular circumstances. Dividends received by a corporate U.S. Holder will be eligible for the dividends-received deduction if the U.S. Holder meets certain holding period and other applicable requirements.

Constructive Dividends on Warrants

If we were to pay a taxable dividend to our shareholders and, in accordance with the anti-dilution provisions of the warrants, the exercise price of the warrants were decreased, that decrease would be deemed to be the payment of a taxable dividend to a U.S. Holder of the warrants to the extent of our earnings and profits, notwithstanding the fact that the U.S. Holder will not receive a cash payment. If the exercise price is adjusted in certain other circumstances (or in certain circumstances, there is a failure to make adjustments), that adjustment may also result in the deemed payment of a taxable dividend to a U.S. Holder. U.S. Holders should consult their tax advisers regarding the proper treatment of any adjustments to the warrants.

Sale or Other Disposition of Common Stock

For U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of common stock will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the common stock for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the common stock disposed of and the amount realized on the disposition. Long-term capital gains recognized by non-corporate U.S. Holders will be subject to reduced tax rates. The deductibility of capital losses is subject to limitations.

Sale or Other Disposition, Exercise or Expiration of Warrants

For U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of a warrant (other than by exercise) will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder held the warrant for more than one year at the time of the sale or other disposition. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the warrants disposed of and the amount realized on the disposition.

In general, a U.S. Holder will not be required to recognize income, gain or loss upon the exercise of a warrant by payment of the exercise price. A U.S. Holder’s tax basis in a share of common stock received upon exercise will be equal to the sum of (1) the U.S. Holder’s tax basis in the warrant and (2) the exercise price of the warrant. A U.S. Holder’s holding period in the stock received upon exercise will commence on the day after such U.S. Holder exercises the warrants.

Although there is no direct legal authority as to the U.S. federal income tax treatment of an exercise of a warrant on a cashless basis, we intend to take the position that such exercise will not be taxable, either because the exercise is not a gain realization event or because it qualifies as a tax-free recapitalization. In the former case, the holding period of the common stock should commence on the day after the warrant is exercised. In the latter case, the holding period of the common stock would include the holding period of the exercised warrants. However, our position is not binding on the IRS and the IRS may treat a cashless exercise of a warrant as a taxable exchange. U.S. Holders are urged to consult their tax advisers as to the consequences of an exercise of a warrant on a cashless basis.

If a warrant expires without being exercised, a U.S. Holder will recognize a capital loss in an amount equal to such U.S. Holder’s tax basis in the warrant. This loss will be long-term capital loss if, at the time of the expiration, the U.S. Holder’s holding period in the warrant is more than one year. The deductibility of capital losses is subject to limitations.

Passive activity losses and investment interest limitations

Dividends that we pay and gain arising from the sale or exchange by a U.S. holder of common shares will not be treated as passive activity income. As a result, U.S. holders generally will not be able to apply any “passive losses” against this income or gain. Dividends, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of shares, however, will not be treated as investment income except to the extent the shareholder elects to reduce the amount of his net capital gain eligible for the capital gains rate.

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Additional tax on investment income

A U.S. holder that is an individual, estate or trust that does not fall into a special class of trusts that is exempt from such tax is subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. holder’s net investment income generally includes gross income from dividends and net gain attributable to the disposition of certain property, such as our stock. Net investment income may, however, be reduced by properly allocable deductions to such income. U.S. holders that are individuals, estates or trusts are urged to consult their tax advisors regarding the applicability of this 3.8% Medicare tax to their dividends and gains attributable to the disposition of our stock.

Information Reporting and Backup Withholding

Payments of dividends (including constructive dividends) and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

The amount of any backup (currently at a rate 24%) withholding from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service (“IRS”).

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. You are a “Non-U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of our common stock that is:

●	a nonresident alien individual;

●	a foreign corporation; or

●	a foreign estate or trust.

You are not a Non-U.S. Holder if you are a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition, or if you are a former citizen or former resident of the United States for U.S. federal income tax purposes. If you are such a person, you should consult your tax adviser regarding the U.S. federal income tax consequences of the ownership and disposition of our common stock.

Distributions on Common Stock and Constructive Dividends on warrants

As discussed under “Dividend Policy” above, we do not currently expect to make distributions on our common stock. In the event that we do make, or are deemed to make, distributions of cash or other property with respect to our common stock or warrants (including deemed dividends described above under “Tax Consequences to U.S. Holders—Constructive Dividends on warrants”), those distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, they will constitute a return of capital, which will first reduce your basis in our common stock or warrants, as applicable, but not below zero, and then will be treated as gain from the sale of our common stock or warrants, as applicable, as described below under “—Sale or Other Disposition of Common Stock or warrants.”

Dividends paid to you generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, you will be required to provide a properly executed applicable IRS Form W-8 certifying your entitlement to benefits under a treaty.

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If dividends paid to you are effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by you in the United States), you will generally be taxed on the dividends in the same manner as a U.S. person. In this case, you will be exempt from the withholding tax discussed in the preceding paragraph, although you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. You should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of our common stock or warrants, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

In the case of any constructive dividend, it is possible that the U.S. federal tax on the constructive dividend would be withheld from shares of common stock, sales proceeds subsequently paid or credited, or other amounts payable or distributable to a Non-U.S. Holder. Non-U.S. Holders who are subject to withholding tax under such circumstances should consult their tax advisers as to whether it can obtain a refund for all or a portion of the withholding tax.

Sale or Other Disposition of Common Stock or Warrants

Subject to the discussions below under “—Information Reporting and Backup Withholding” and “—FATCA,” you generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale or other taxable disposition of our common stock or warrants unless:

●	the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by you in the United States), or

●	we are or have been a “United States real property holding corporation,” as defined in the Code, at any time within the five-year period preceding the disposition or your holding period, whichever period is shorter, and our common stock has ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

We believe that we are not, and do not anticipate becoming, a United States real property holding corporation.

If you recognize gain on a sale or other disposition of our common stock or warrants that is effectively connected with your conduct of a trade or business in the United States (and if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by you in the United States), you will generally be taxed on such gain in the same manner as a U.S. person. You should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of our common stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

Exercise of Warrants

In general, a Non-U.S. Holder will not be required to recognize income, gain or loss upon the exercise of a warrant by payment of the exercise price. However, if a cashless exercise of warrants results in a taxable exchange, as described in “—Tax Consequences Applicable to U.S. Holders—Sale or Other Disposition, Exercise or Expiration of warrants,” the rules described above under “Sale or Other Disposition of Common Stock or warrants” would apply.

Information Reporting and Backup Withholding

Information returns are required to be filed with the IRS in connection with payments of dividends (including constructive dividends). Unless you comply with certification procedures to establish that you are not a U.S. person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of our common stock or warrants. You may be subject to backup withholding (currently at a rate of 24%) on payments of dividends or on the proceeds from a sale or other disposition of our common stock or warrants unless you comply with certification procedures to establish that you are not a U.S. person or otherwise establish an exemption. Your provision of a properly executed applicable IRS Form W-8 certifying your non-U.S. status will permit you to avoid backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

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FATCA

Provisions of the Code commonly referred to as “FATCA” require withholding of 30% on payments of dividends, as well as of gross proceeds of dispositions occurring after December 31, 2018 of our common stock or warrants, to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally may obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). You should consult your tax adviser regarding the effects of FATCA on your investment in our common stock or warrants.

Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, our common stock and warrants will be treated as U.S.-situs property subject to U.S. federal estate tax.

WE RECOMMEND THAT PROSPECTIVE INVESTORS CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS, ANY APPLICABLE INCOME TAX TREATIES, OR ANY OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS).

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DESCRIPTION OF OUR SECURITIES

The following description of our capital stock and the provisions of our certificate of incorporation and our bylaws are summaries and are qualified by reference to the certificate of incorporation and the bylaws that will be in effect upon the closing of this offering. We have filed copies of these documents with the SEC as exhibits to our registration statement of which this prospectus forms a part. The descriptions of the common stock and preferred stock reflect changes to our capital structure that will occur prior to and upon the closing of this offering.

General

Upon the closing of this offering, our authorized capital stock will consist of 50,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

As of the date of this prospectus, we have issued and outstanding 1,000,000 membership units held by two holders of record. As part of the corporate reorganization, the outstanding membership units will be automatically converted into an aggregate of 3,000,000 shares of our common stock prior to the effectiveness of the registration statement of which this prospectus is a part.

Membership Units

The membership units of DERMAdoctor, LLC are designed to largely mimic shares in a C corporation with the class and characteristics of the Units determining the voting rights and share of cash distributions to be received by holders of the Units, all as defined in the LLC Operating Agreement.

Under the LLC Operating Agreement, we are authorized to issue 1,000,000 membership units. At June 30, 2018, there were 1,000,000 membership units outstanding.

Capital Stock

The following description summarizes the terms of our capital stock following the corporate reorganization. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our certificate of incorporation and bylaws, as in effect immediately following the closing of this offering, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Common stock outstanding. Assuming the corporate reorganization is consummated, and assuming an initial public offering price of $5.00 per unit there will be no more than 5,470,000 shares of our common stock outstanding, immediately following the consummation of this offering, but assuming no exercise of the underwriters’ over-allotment option and no exercise of outstanding options or warrants.

Voting rights. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, except on matters relating solely to terms of preferred stock.

Dividend rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. See “Dividend Policy.”

Rights upon liquidation. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Other rights. The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.

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Preferred Stock

Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more classes or series and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, including dividend rights, conversion right, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the stockholders. Although we have no present plans to issue any other shares of preferred stock (other than the preferred stock that may be issued pursuant to the Exchange Agreement), the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of the common stock, and could have the effect of delaying, deterring or preventing a change of control of us or an unsolicited acquisition proposal.

Promissory Notes

On November 8, 2016, we issued a promissory note in the aggregate principal amount of $1,600,000, or the Note, to Papillon. The Note bears interest at a rate of 6% per annum and matures on November 8, 2019 unless earlier prepaid. The Note is a general unsecured obligation and is not guaranteed by any other person or entity or secured by any of our assets. The proceeds of the Note were used by us to repurchase half of the outstanding membership units of our other members at that time.

On July 17, 2017, the Company entered into a three (3) month $90,000 promissory note with Papillon. Interest is paid at a rate of 6% per annum, payable monthly. Multiple note extensions have been granted during 2017 and 2018. The note currently matures on October 27, 2018 and all or any portion of the note may be prepaid without premium or penalty of any kind. For the three and six months ended June 30, 2018, the Company has recognized $1,350 and $2,700, respectively, in interest expense related to this note.

On November 9, 2017, the Company entered into a three (3) month $100,000 promissory note with Papillon. Interest is paid at a rate of 6% per annum, payable monthly. Multiple note extensions have been granted during 2018. The note currently matures on October 27, 2018 and all or any portion of the note may be prepaid without premium or penalty of any kind. For the three and six months ended June 30, 2018, the Company has recognized $1,500 and $3,000, respectively, in interest expense related to this note.

Anti-Takeover Effects of Delaware Law

The provisions of Delaware law, our certificate of incorporation and our bylaws described below may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

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Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws provide that:

●	the authorized number of directors can be changed only by resolution of our board of directors;

●	our bylaws may be amended or repealed by our board of directors or our stockholders;

●	stockholders may not call special meetings of the stockholders or fill vacancies on the board of directors;

●	our board of directors will be authorized to issue, without stockholder approval, preferred stock, the rights of which will be determined at the discretion of the board of directors and that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that our board of directors does not approve;

●	our stockholders do not have cumulative voting rights, and therefore our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors; and

●	our stockholders must comply with advance notice provisions to bring business before or nominate directors for election at a stockholder meeting.

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Exclusive forum for adjudication of disputes provision which limits the forum to the Delaware Court of Chancery for certain actions against the Company.

Article XIV, Section 48 of our bylaws dictates that the Court of Chancery of the State of Delaware is the sole and exclusive forum for certain actions including any derivative action or proceeding brought on behalf of us, an action asserting a breach of fiduciary duty owed by any of our officers, directors, employees or to our stockholders; any claim arising under Delaware corporate law, including under the Delaware General Corporation Law; and any action asserting a claim against us or any of our officers, directors or employees governed by the internal affairs doctrine. While management believes limiting the forum for resolution of disputes to the Court of Chancery of the State of Delaware is in the best interests of our company and our stockholders, our stockholders could be inconvenienced by not being able to bring an action in another forum they find more convenient. In addition, this exclusive forum provision may discourage stockholder lawsuits, or limit stockholders’ ability to obtain a more favorable judicial forum for disputes with us, our officers and/or directors.

A Delaware corporation is allowed to mandate in its corporate governance documents a chosen forum for the resolution of state law-based stockholder class actions, derivative suits and other intra-corporate disputes. Our management believes limiting state law-based claims to Delaware will provide the most appropriate outcomes as the risk of another forum misapplying Delaware law is avoided, Delaware courts have a well-developed body of case law and limiting the forum will preclude costly and duplicative litigation and avoids the risk of inconsistent outcomes. Additionally, Chancery Courts of the State of Delaware can typically resolve disputes on an accelerated schedule when compared to other forums.

Potential Effects of Authorized but Unissued Stock

We have shares of common stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.

The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the board of directors has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the Delaware General Corporation Law and subject to any limitations set forth in our certificate of incorporation. The purpose of authorizing the board of directors to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from acquiring, a majority of our outstanding voting stock.

Limitations of Director Liability and Indemnification of Directors, Officers and Employees

Our certificate of incorporation, which will become effective upon the closing of this offering, limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

●	breach of their duty of loyalty to us or our stockholders;

●	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

●	transaction from which the directors derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under the federal or state securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law, and may indemnify employees and other agents. Our bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding.

We have obtained a policy of directors’ and officers’ liability insurance.

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We plan to enter into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for any and all expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by such directors or officers or on his or her behalf in connection with any action or proceeding arising out of their services as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request provided that such person follows the procedures for determining entitlement to indemnification and advancement of expenses set forth in the indemnification agreement. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might provide a benefit to us and our stockholders. Our results of operations and financial condition may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors.

Limits on Special Meetings

Special meetings of the stockholders may be called at any time only by the board of directors, the Chairman of the board of directors or our Chief Executive Officer, subject to the rights of the holders of any series of preferred stock.

Election and Removal of Directors

Our stockholders may only remove directors for cause and out board of directors may remove a director for cause with the vote of 2/3rds of the directors then appointed to the board. Our board of directors may elect a director to fill a vacancy, including vacancies created by the expansion of the board of directors. This system of electing and removing directors may discourage a third-party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of our directors. Our certificate of incorporation and bylaws will not provide for cumulative voting in the election of directors.

Amendments to Our Governing Documents

Generally, the amendment of our certificate of incorporation requires approval by our board of directors and a majority vote of stockholders. Any amendment to our bylaws requires the approval of either a majority of our board of directors or approval of at least a majority of the votes entitled to be cast by the holders of our outstanding capital stock in elections of our board of directors.

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DESCRIPTION OF THE SECURITIES WE ARE OFFERING

Units

We are offering units in this offering at an assumed initial offering price of $5.00 per unit. Each unit consists of one share of our common stock and a warrant to purchase one share of our common stock at an exercise price equal to $6.25 (based on an assumed initial public offering price of $5.00 per unit), which is 125% of the assumed public offering price per unit. The units will not be certificated and the shares of common stock and warrants included in the units will be issued separately and may be transferred separately immediately upon issuance.

Common Stock

The material terms and provisions of our common stock are described under the caption “Description of Our Securities” in this prospectus.

Warrants

Warrants to Be Issued as Part of the Units

The following summary of certain terms and provisions of the warrants to be included in the units offered by this prospectus is not complete and is subject to, and qualified in its entirety by, the provisions of the warrant agent agreement between us and VStock Transfer, LLC, as warrant agent, and the form of warrant, both of which are filed as exhibits to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the warrant agent agreement, including the annexes thereto, and form of warrant.

Exercisability. The warrants are exercisable at any time after their original issuance and at any time up to the date that is five years after their original issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. If a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitation. A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days following notice from the holder to us.

Exercise Price. The exercise price per whole share of common stock purchasable upon exercise of the warrants is $6.25 per share (based on an assumed initial public offering price of $5.00 per unit), or 125% of the public offering price of the units. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

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Transferability. Subject to applicable laws, the warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing

We have applied to list our warrants for trading on The Nasdaq Capital Market under the symbol “DDOCW”. No assurance can be given that our listing application will be approved or that a trading market will develop.

Warrant Agent. The warrants will be issued in registered form under a warrant agent agreement between VStock Transfer, LLC, as warrant agent, and us. The warrants shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Fundamental Transactions. In the event of a fundamental transaction, as described in the warrants and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

Rights as a Stockholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting or dividend rights, until the holder exercises the warrant.

Governing Law. The warrants and the warrant agent agreement are governed by New York law.

Representative’s Warrants

Please see “Underwriting—Representative’s Warrants” for a description of the warrants we have agreed to issue to the representative of the underwriters in this offering, subject to the completion of the offering. We expect to enter into a warrant agreement in respect of the representative’s warrants prior to the closing of this offering.

Listing

We have applied to list our shares of common stock and warrants for trading on The Nasdaq Capital Market under the symbols “DDOC,” and “DDOCW,” respectively. No assurance can be given that our listing application will be approved.

Transfer Agent, Warrant Agent and Registrar

The transfer agent and registrar for our common stock and warrant agent for our warrants offered in this offering is VStock Transfer, LLC.

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UNDERWRITING

ThinkEquity, a division of Fordham Financial Management, Inc., is acting as the representative of the underwriters of the offering, or the Representative. We have entered into an underwriting agreement dated                      , 2018 with the Representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below and each underwriter named below has severally and not jointly agreed to purchase from us, at the public offering price per unit less the underwriting discounts set forth on the cover page of this prospectus, the number of units listed next to its name in the following table:

Underwriters	Number of Units
ThinkEquity, a division of Fordham Financial Management, Inc.
Total

All of the units to be purchased by the underwriters will be purchased from us.

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the units offered by this prospectus are subject to various conditions and representations and warranties, including the approval of certain legal matters by their counsel and other conditions specified in the underwriting agreement. The units are offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them. The underwriters reserve the right to withdraw, cancel or modify the offer to the public and to reject orders in whole or in part. The underwriters are obligated to take and pay for all of the units offered by this prospectus if any such units are taken, other than those shares of common stock and/or warrants covered by the over-allotment option described below.

Over-Allotment Option

We have granted to the underwriters an option, exercisable no later than 45 calendar days after the closing of this offering, to purchase up to an additional 370,500 shares of common stock and/or additional warrants to purchase up to 370,500 shares of common stock, in any combination thereof, from us to cover over-allotments, if any. If the representative exercises all or any part of this option, they will purchase shares and/or warrants covered by the option at the public offering price per share and the public offering price per warrant, respectively, less the underwriting discount. If this option is exercised in full, the total offering price to the public will be $           and the total net proceeds, before expenses, to us will be $    .

Discounts and Commissions

The Representative has advised us that the underwriters propose to offer the units to the public at the initial public offering price per unit set forth on the cover page of this prospectus. The underwriters may offer units to securities dealers at that price less a concession of not more than $         per unit, of which up to $           per unit may be re-allowed to other dealers. After the initial offering to the public, the public offering price and other selling terms may be changed by the Representative.

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The following table summarizes the public offering price, underwriting discounts and commissions and proceeds before expenses to us assuming both no exercise and full exercise by the underwriters of their over-allotment option:

	Per Unit	Total Without Over-allotment Option	Total With Over-allotment Option
Public offering price(1)	$	$	$
Underwriting discounts and commissions (7%)	$	$	$
Non-accountable expense allowance (1%)(2)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1)	The public offering price corresponds to a public offering price per share of common stock of $4.99 and a public offering price per warrant of $0.01.

(2)	The non-accountable expense allowance of 1% is not payable with respect to the securities sold upon exercise of the underwriters’ over-allotment option.

We have paid an expense deposit of $18,000 to the Representative, which will be applied against the out-of-pocket accountable expenses that will be paid by us to the underwriters in connection with this offering, and will be reimbursed to us to the extent not incurred.

In addition, we have also agreed to pay the following expenses of the underwriters relating to the offering: (a) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $2,000 per individual and $10,000 in the aggregate; (b) all filing fees and communication expenses associated with the review of this offering by FINRA; (c) up to $5,000 for “blue sky” counsel; (d) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by the Representative; (e) $29,500 for the underwriters’ use of Ipreo’s book-building, prospectus tracking and compliance software for this offering; (f) the underwriters’ legal fees incurred in connection with this offering in an amount up to $75,000; (g) up to $20,000 of the Representatives’ actual accountable road show expenses for the offering; and (h) the costs associated with bound volumes of the public offering materials as well as commemorative mementos and Lucite tombstones in an amount not to exceed $2,500 in the aggregate.

We estimate the expenses of this offering payable by us, not including underwriting discounts and commissions, will be approximately $775,000.

Representatives’ Warrants

Upon closing of this offering, we have agreed to issue to the Representative as compensation warrants to purchase a number of shares of common stock equal to 5% of the aggregate number of shares of common stock sold in this initial public offering, or the Representative’s Warrants. The Representative’s Warrants will be exercisable at a per share exercise price equal to 125% of the public offering price per share of the shares of common stock sold in this offering. The Representative’s Warrants are exercisable at any time and from time to time, in whole or in part, during the four-year period commencing one year from the effective date of the registration statement related to this offering. We have registered the shares of our common stock issuable upon the exercise of the Representative’s Warrants in the registration statement of which this prospectus is a part.

The Representative’s Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The Representative (or permitted assignees under Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the registration statement. In addition, the warrants provide for registration rights upon request, in certain cases. The demand registration right provided will not be greater than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(iv). The piggyback registration right provided will not be greater than seven years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(v). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

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Right of First Refusal

Until 15 months from the effective date of the registration statement of which this prospectus is a part, the Representative will have, subject to certain exceptions, an irrevocable right of first refusal to act as sole investment banker, sole book-runner and/or sole placement agent, at the Representative’s discretion, for each and every future public and private equity and debt offerings for us, or any successor to or any subsidiary of us, including all equity linked financings, on terms customary for the Representative. The Representative will have the sole right to determine whether or not any other broker-dealer shall have the right to participate in any such offering and the economic terms of any such participation. The Representative will not have more than one opportunity to waive or terminate the right of first refusal in consideration of any payment or fee.

Determination of Initial Public Offering Price

Prior to the offering, there has been no public market for our securities. The initial public offering price per unit has been negotiated by and between us and the Representative. Among the factors considered in determining the initial public offering price of the units, in addition to prevailing market conditions, were the information set forth in this prospectus and otherwise available to the Representative; our history and prospects and the history and prospects for the industry in which we compete; estimates of our business potential and earnings prospects; an assessment of our management; recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market for our securities will develop. It is also possible that, after the offering, the securities will not trade in the public market at or above the initial public offering price and that the warrants will not trade above their exercise price.

We have applied to list our shares of common stock and warrants for trading on The Nasdaq Capital Market under the symbols “DDOC,” and “DDOCW,” respectively. No assurance can be given that our listing application will be approved.

The Representative has advised us that the underwriters propose to offer the securities directly to the public at the public offering price set forth on the cover of this prospectus. After the offering to the public, the offering price and other selling terms may be changed by the representatives without changing our proceeds from the underwriters’ purchase of the securities.

The underwriters and their affiliates may in the future provide various investment banking and other financial services for us, for which they may receive, in the future, customary fees.

Lock-Up Agreements

We, and each of our directors, officers and stockholders have agreed, for a period of 180 days after the date of this prospectus, without the prior written consent of the Representative, not to directly or indirectly (subject to limited exceptions):

●	issue (in the case of us), offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock; or

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●	file or cause the filing of any registration statement under the Securities Act with respect to any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock; or

●	in the case of us, complete any offering of our debt securities, other than entering into a line of credit with a traditional bank; or

●	enter into any swap or other agreement, arrangement, hedge or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock, whether any transaction described in any of the foregoing bullet points is to be settled by delivery of our common stock or other capital stock, other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock or warrants. Specifically, the underwriters may over-allot in connection with this offering by selling more securities than are set forth on the cover page of this prospectus. This creates a short position in our securities for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. To close out a short position, the underwriters may elect to exercise all or part of the over-allotment option. The underwriters may also elect to stabilize the price of our securities or reduce any short position by bidding for, and purchasing, our securities in the open market.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing our securities in this offering because the underwriter repurchases our securities in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, securities in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our securities at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the national securities exchange on which our shares of common stock and warrants are traded, in the over-the-counter market, or otherwise.

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Indemnification

We have agreed to indemnify the underwriters against liabilities relating to the offering arising under the Securities Act and the Exchange Act, liabilities arising from breaches of some or all of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by one or more underwriters, or selling group members, if any, participating in this offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative of the underwriters to underwriters and selling group members that may make internet distributions on the same basis as other allocations. In connection with the offering, the underwriters or syndicate members may distribute prospectuses electronically.

The underwriters have informed us that they do not intend to confirm sales to accounts over which they exercise discretionary authority in excess of five percent of the total number of shares of common stock offered by them.

Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus is a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of our common stock, or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to us or our common stock in any jurisdiction where action for that purpose is required. Accordingly, our common stock may not be offered or sold, directly or indirectly, and none of this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with our common stock may be distributed or published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each a “Relevant Member State”, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the “Relevant Implementation Date”, our securities will not be offered to the public in that Relevant Member State prior to the publication of a prospectus in relation to our securities that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of our securities may be made to the public in that Relevant Member State at any time:

●	to any legal entity that is a qualified investor as defined in the Prospectus Directive;

●	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the manager for any such offer; or

●	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3(2) of the Prospectus Directive, provided that no such offer of the securities shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

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For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and securities to be offered so as to enable an investor to decide to purchase or subscribe securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

In the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the Order), and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together, the relevant persons). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Canada

The offering of our common stock in Canada is being made on a private placement basis in reliance on exemptions from the prospectus requirements under the securities laws of each applicable Canadian province and territory where our common stock may be offered and sold, and therein may only be made with investors that are purchasing, or deemed to be purchasing, as principal and that qualify as both an “accredited investor” as such term is defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario) and as a “permitted client” as such term is defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any offer and sale of our common stock in any province or territory of Canada may only be made through a dealer that is properly registered under the securities legislation of the applicable province or territory wherein our common stock is offered and/or sold or, alternatively, where such registration is not required.

Any resale of our common stock by an investor resident in Canada must be made in accordance with applicable Canadian securities laws, which require resales to be made in accordance with an exemption from, or in a transaction not subject to, prospectus requirements under applicable Canadian securities laws. These resale restrictions may under certain circumstances apply to resales of the common stock outside of Canada.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Upon receipt of this prospectus, each Québec investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur québecois confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

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LEGAL MATTERS

The validity of the securities being offered by this prospectus have been passed upon for us by Gracin & Marlow, LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Reed Smith LLP, New York, New York.

EXPERTS

The consolidated financial statements as of and for the years ended December 31, 2017 and 2016 included in the Registration Statement have been audited by Friedman LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report, which included an explanatory paragraph regarding our ability to continue as a going concern, appearing elsewhere herein, and are included in reliance on such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities we are offering to sell. This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement and the exhibits, schedules and amendments to the registration statement. For further information with respect to us and our securities, we refer you to the registration statement and to the exhibits and schedules to the registration statement. Statements contained in this prospectus about the contents of any contract, agreement or other document are not necessarily complete, and, in each instance, we refer you to the copy of the contract, agreement or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You may read and copy the registration statement of which this prospectus is a part at the SEC’s public reference room, which is located at 100 F Street, N.E., Room 1580, Washington, DC 20549. You can request copies of the registration statement by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s public reference room. In addition, the SEC maintains an Internet website, which is located at www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement of which this prospectus is a part at the SEC’s Internet website. Upon completion of this offering, we will be subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC.

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DERMAdoctor, LLC

F-1

DERMAdoctor, LLC

Condensed Consolidated Balance Sheets (unaudited)

	June 30, 2018	December 31, 2017
Assets
Cash and cash equivalents (a)	$377,957	$80,629
Accounts receivable, net	227,866	227,543
Inventory, net	1,987,283	2,028,200
Deferred offering costs	310,455	95,000
Prepaid expenses	14,280	11,603
Total current assets	2,917,841	2,442,975
Property and equipment, net (a)	2,935,639	2,982,227
Total assets	$5,853,480	$5,425,202

Liabilities and Members’ Deficiency
Current portion of mortgage payables (a)	$118,136	$116,360
Current portion of related party notes payable	190,000	190,000
Accounts receivables financing payable	-	180,316
Accounts payable (a)	738,407	504,854
Related party accounts payable	45,000	45,000
Deferred revenue	-	45,077
Accrued expense and other current liabilities	892,100	657,455
Total current liabilities	1,983,643	1,739,062
Mortgage payables, net of current portion (a)	2,499,832	2,557,431
Related party note payable	1,600,000	1,600,000
Total liabilities	6,083,475	5,896,493

Commitments and contingencies

Redeemable membership interest	1,270,000	1,270,000

Members’ deficiency	(1,805,140)	(2,038,000)
Noncontrolling interests	305,145	296,709
Total deficiency	(1,499,995)	(1,741,291)
Total liabilities, redeemable membership interest and deficiency	$5,853,480	$5,425,202

(a)	At June 30, 2018, $14,403 of cash and cash equivalents, $2,931,038 of property and equipment, net, $118,136 of current portion of mortgage payables, $5,000 of accounts payable, $2,499,832 of mortgage payables, net of current portion, from consolidated variable interest entities are included in the respective balance sheets captions above. See Note 11-Variable Interest Entity.

At December 31, 2017, $19,996 of cash and cash equivalents, $2,974,830 of property and equipment, net, $116,360 of current portion of mortgage payables, $6,998 of accounts payable, $2,557,431 of mortgage payables, net of current portion, from consolidated variable interest entities are included in the respective balance sheets captions above. See Note 11-Variable Interest Entity.

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-2

DERMAdoctor, LLC

Condensed Consolidated Statements of Operations (unaudited)

	For the three months ended		For the six months ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Net sales	$3,565,265	$2,059,737	$5,276,556	$3,533,796
Cost of sales	1,716,168	991,621	2,423,544	1,779,470
Gross profit	1,849,097	1,068,116	2,853,012	1,754,326

Operating expenses
Selling expenses	872,229	883,148	1,607,909	1,686,092
General and administrative expenses	473,887	417,775	929,002	731,693
Total expenses	1,346,116	1,300,923	2,536,911	2,417,785

Income (loss) from operations	502,981	(232,807)	316,101	(663,459)

Other income and expenses
Other expense	(924)	(699)	(1,597)	(1,327)
Interest expense	(71,294)	(46,561)	(132,777)	(92,231)
Net income (loss)	430,763	(280,067)	181,727	(757,017)
Net loss attributable to noncontrolling interest	(16,492)	(23,965)	(32,133)	(41,482)
Net income (loss) attributable to DERMAdoctor, LLC	$447,255	$(256,102)	$213,860	$(715,535)

Net income (loss) per unit, basic and diluted	$0.45	$(0.26)	$0.21	$(0.72)

Weighted average units outstanding - basic and diluted	1,000,000	1,000,000	1,000,000	1,000,000

Pro forma income tax effect	$109,577	$-	$52,396	$-

Pro forma net income (loss) per share of common stock, basic and diluted (note 3)	$0.11	$(0.09)	$0.05	$(0.24)

Pro forma weighted average common shares outstanding - basic and diluted (note 3)	3,000,000	3,000,000	3,000,000	3,000,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-3

DERMAdoctor, LLC

Condensed Consolidated Statements of Cash Flows (unaudited)

	For the six months ended
	June 30, 2018	June 30, 2017
Cash flows from operating activities:

Net income (loss)	$181,727	$(757,017)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation of property and equipment	46,588	48,428
Amortization of deferred financing fees	2,000	2,000
Obsolete inventory reserve	3,000	28,159
Non-cash compensation	19,000	16,000
Changes in operating assets and liabilities:
Accounts receivable	(323)	(266,223)
Inventory	37,917	(635,378)
Prepaid expenses	(2,677)	27,504
Accounts payable	233,552	355,381
Deferred revenue	(45,077)	632,830
Accrued expenses	234,645	394,176
Net cash provided by (used in) operating activities	710,352	(154,140)

Cash flows from financing activities:

Proceeds from accounts receivable financing	1,812,000	-
Repayment of mortgage payables	(57,823)	(56,297)
Repayments of accounts receivable financing	(1,992,316)	-
Capital contributions, 1901 McGee LLC	40,570	55,674
Deferred offering costs	(215,455)	(25,000)
Net cash used in financing activities	(413,024)	(25,623)

Net increase (decrease) in cash	297,328	(179,763)
Cash - Beginning of period	80,629	252,008
Cash - End of period	$377,957	$72,245

Supplemental disclosure of cash and non-cash investing and financing transactions

Cash paid for interest	$132,777	$92,231

The accompanying notes are an integral part of these condensed consolidated financial statements

F-4

Note 1 - Nature of operations

DERMAdoctor LLC was initially formed as a Missouri corporation under the name DERMAdoctor, Inc. At the end of 2015, D. Doctor Acquisition LLC was formed, and a Contribution Agreement, Bill of Sale and Assignment and Assumption Agreement was entered into between DERMAdoctor Inc. and D. Doctor Acquisition LLC. DERMAdoctor Inc. contributed assets to D. Doctor Acquisition LLC for consideration of 525,000 Units of the Company. At the same time, D. Doctor Acquisition LLC changed its name to DERMAdoctor LLC and DERMAdoctor Inc., changed its name to Papillon Partners Inc. (“Papillon”) which owns the majority of DERMAdoctor, LLC. Jeff and Audrey Kunin own 100% of 1901 McGee LLC, which owns the building that is being leased by DERMAdoctor, LLC and is therefore consolidated within DERMAdoctor, LLC under United States Generally Accepted Accounting Principles. Papillon is jointly owned by Audrey Kunin, Chief Creative Officer of DERMAdoctor, LLC and Jeff Kunin, President and Chief Executive Officer of DERMAdoctor, LLC. DERMAdoctor, LLC was founded by board-certified dermatologist, Dr. Audrey Kunin and the company headquarters is located in Kansas City, Missouri.

The Company is an innovative, prestige skin care company focused on the creation and sale of products designed to target common skin concerns. The Company’s product portfolio includes cleansers, serums, masks, moisturizers, and antiperspirants. The Company utilizes a multi-channel distribution model which includes traditional domestic retail outlets, direct to consumer internet sales through our website (www.dermadoctor.com) and Amazon.com, and international distributors who resell the products in their exclusive territories. The Company currently sells to distributors in China, Hong Kong, the Middle East, and Central America. The Company believes that a core element of its success is its distinctive marketing strategy. The Company focuses on educating its target customers, women between the age of 18-65 who have a college education with above average household income, about the unique benefits of its products, developing intimate relationships with those consumers and capitalizing on its multi-channel distribution strategy to effectively reach and engage those consumers.

Note 2 - Going concern

Prior to the three months ended June 30, 2018, the Company has incurred losses and negative cash flows from operations since inception. Cash and cash equivalents at June 30, 2018 and cash flows from operations will not be sufficient to fund the operations of the Company over the twelve-month period from the date these condensed consolidated financial statements are issued. The Company has a receivables financing facility in place and the Company’s majority member, Papillon, has provided short-term loans to the Company and may continue to do so (see Note 9-Related party transactions). The Company is actively pursuing additional sources of financing to fund its operations. These sources could include an initial public offering of the Company’s equity, or additional issuances of debt or equity. There is no assurance that additional financing from any source will be available on acceptable terms, if at all. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

These consolidated financial statements have been prepared with the assumption that the Company will continue as a going concern and will be able to realize its assets and discharge its liabilities in the normal course of business and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the inability of the Company to continue as a going concern.

Note 3 - Summary of significant accounting policies

Principles of consolidation

The condensed consolidated financial statements have been prepared in accordance with principles generally accepted in the United States (“GAAP”). The accompanying consolidated financial statements of the Company include all the accounts of DERMAdoctor LLC and its affiliated company, 1901 McGee LLC, a variable interest entity for which the Company is the primary beneficiary. All significant intercompany balances have been eliminated in consolidation.

Basis of presentation

Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted. However, the Company believes that the disclosures in these financial statements are adequate to make the information presented not misleading. The unaudited condensed consolidated financial statements included in this document have been prepared on the same basis as the annual consolidated financial statements, and in our opinion reflect all adjustments, which include normal recurring adjustments necessary for a fair presentation in accordance with GAAP and SEC regulations for interim financial statements. The results for the three and six months ended June 30, 2018 are not necessarily indicative of the results that the Company will have for any subsequent period. These unaudited condensed consolidated financial statements and the notes to those statements should be read in conjunction with the audited consolidated financial statements and the notes to those statements for the year ended December 31, 2017.

F-5

Note 3 - Summary of significant accounting policies (continued)

Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make judgments, assumptions and estimates that affect the amounts reported in the Company’s consolidated financial statements and accompanying notes. Actual results could differ materially from those estimates.

Cash and cash equivalents

Cash and cash equivalents include all cash balances and highly liquid investments purchased with maturities of three months or less. The Company’s cash is currently comprised of cash on hand, deposits in banks, and cash balances held at third-party e-commerce marketplaces.

The Company places its cash with high credit quality financial institutions. At times such investments may be in excess of the Federal Deposit Insurance Corporation (FDIC) insurance limit. Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash deposits. Accounts at each institution are insured by the FDIC up to $250,000.

The Company utilizes multiple third-party e-commerce marketplaces to sell goods. Typically, cash generated from sales, via the marketplaces, is transferred within one week of the sale. Cash generated from these sales is held in a non-FDIC insured account and then transferred to the Company’s bank account at the earliest possible instance.

Accounts receivable, net

Accounts receivables consist of customer obligations arising from transactions with domestic retail customers, reduced by an allowance for doubtful accounts for estimated losses based on the aging of accounts receivable and historical collection experience. The Company writes off accounts receivable against the allowance when a balance is determined to be uncollectible. Recoveries of receivables previously written off are recorded when received. At June 30, 2018 and December 31, 2017, $181,250 and $181,778, respectively, of the sales allowances (as discussed below under “Revenue recognition”) were netted against accounts receivable. The Company grants credit terms in the normal course of business to its domestic retail customers. The risk with respect to trade receivables is mitigated by the thirty to sixty-day duration of customer payment terms and the good credit quality type of the Company’s customer. Credit is not currently extended to e-commerce customers or international distributors who pay for goods prior to them being shipped.

Inventory, net

Inventories consist of components and finished goods and are stated at the lower of cost or net realizable value. Cost is determined on the first in, first out method. Cost components include direct materials, assembly, and freight. The Company reviews its inventory for excess, obsolescence, or expiration and writes down inventory that has no alternative uses to its net realizable value.

Cost of sales includes all the costs to manufacture the Company's products by third-party contractors, which are recognized in the consolidated statement of operations when the product is sold. Cost of sales also includes the cost of inventory write-downs associated with adjustments of held inventories to their net realizable value. These costs are reflected in the Company’s consolidated statements of operations when the product is sold, and net sales revenues are recognized or, in the case of inventory write-downs, when circumstances indicate that the carrying value of inventories is more than their recoverable value. In addition, cost of sales includes warehouse costs including depreciation, wages, utilities, real estate taxes, and property insurance.

Property and equipment, net

A fixed asset is any tangible asset purchased for use in the day-to-day operations of the Company from which an economic benefit will be derived over a period greater than one year. Fixed assets include items of property and equipment such as buildings, leasehold improvements, office furniture, fixtures, computers and other related technology equipment. All capitalized assets are depreciated using the straight-line depreciation method. Repairs and maintenance expenditures are expensed as incurred. The Company evaluates events and changes in circumstances that could indicate carrying amounts of long-lived assets, including property and equipment, may not be recoverable. When such events or changes in circumstances occur, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted future cash flows derived from their use and eventual disposition. If the sum of the undiscounted future cash flows is less than the carrying amount of an asset, the Company records an impairment loss for the amount by which the carrying amount of the assets exceeds its fair value. There were no triggering events that occurred during the three and six months ended June 30, 2018 or 2017 that would have required evaluation of impairment.

F-6

Note 3 - Summary of significant accounting policies (continued)

Deferred offering costs

Deferred offering costs, which primarily consist of direct incremental legal and accounting fees relating to the IPO, NASDAQ listing fees, and printing fees have been capitalized. The deferred offering costs will be offset against IPO proceeds upon the consummation of the offering. In the event the offering is terminated, deferred offering costs will be expensed.

Segment Reporting

Operating segments are components of an enterprise for which separate financial information is available that is evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Utilizing these criteria, the Company manages its business based on one operating segment and one reportable segment.

Revenue recognition

In May 2014 the FASB issued ASU 2014-09, “Revenue from Contracts with Customers” (Topic 606), which will replace existing revenue recognition standards and significantly expand the disclosure requirements for revenue arrangements. It may be adopted either retrospectively or on a modified retrospective basis to new contracts and existing contracts with remaining performance obligations as of the effective date. The Company adopted ASU 2015-14 effective January 1, 2018 on a fully retrospective basis. The Company reviewed all terms and conditions with customers to determine any potential effects of ASU 2014-09 and determined that the adoption of this standard did not have a material impact on the Company’s results of operations, financial condition and/or financial statement disclosures (see “Revenue recognition” note above for further information regarding revenue recognition).

Revenue consists of sales of our products through domestic retail customers, international distributors, international retail customers, and e-commerce channels and shipping fees charged to our e-commerce customers. Sales through all channels are recognized when the related goods have been transferred to customers for an amount that reflects the consideration for which the Company expects to be entitled in exchange for said goods. Revenue recognized through e-commerce sales is recognized net of any taxes that are collected from consumers and subsequently remitted to governmental authorities.

E-commerce customers can return unused product within 30 days for any reason for full credit. Our domestic retail customers can return product or take credits for damaged product and returns from their customers. They are also allowed to return product that they decide to no longer carry in their stores or sell on their websites. Some agreements with domestic retail customers allow them to use a portion of the products they purchase as testers.

Provision for sales discounts, product returns, markdowns, shortages, damages and testers are recorded as reductions to revenue when the related revenue from customers is recognized. The estimated reserves for these items is established by the Company based upon management’s best estimates at the time of sale based upon historical trends.

The Company regularly reviews and revises, when deemed necessary, its estimates of sales returns and other required reserves based primarily upon the historical rate of actual product returns, the duration of time between the original sale and return, new product launches and any communicated changes in sales plans by our retail customers. Customers will take credits for discounts, returns, markdowns, damages, shortages, and testers which will reduce future amounts owed to the Company. These revenue reductions are reflected in the consolidated statements of operations as an allowance against revenue.

The Company recorded a reserve of $475,250 and $390,000 at June 30, 2018 and December 31, 2017, respectively. At June 30, 2018, $181,250 of the reserve was netted against accounts receivable, while $294,000 was included in accrued expenses and other current liabilities. At December 31, 2017, $181,778 of the reserve was netted against accounts receivable, while $208,222 was included in accrued expenses and other current liabilities. The Company recorded $1,144,075 and $236,222 of revenue reductions during the three months ended June 30, 2018 and 2017, respectively. The Company recorded $1,328,173 and $564,278 of revenue reductions during the six months ended June 30, 2018 and 2017, respectively.

Certain international customers pay for products in advance. In these instances, when cash is received in advance of a shipment of goods to customers, deferred revenue is recorded. The Company recorded deferred revenue of $0 and $45,077 as of June 30, 2018 and December 31, 2017, respectively.

F-7

Note 3 - Summary of significant accounting policies (continued)

Concentrations of risk

For the three months ended June 30, 2018, three significant customers (defined as contributing at least 10%) accounted for 70% (44%, 15%, and 11%) of net sales. As of June 30, 2018, two significant customers accounted for approximately 95% of (82% and 13%) of accounts receivable. Two vendors accounted for approximately 39% (27% and 12%) of purchases for the three months ended June 30, 2018.

For the six months ended June 30, 2018, three significant customers (defined as contributing at least 10%) accounted for 62% (30%, 19%, and 13%) of net sales. Two vendors accounted for approximately 53% (38% and 15%) of purchases for the six months ended June 30, 2018.

For the three months ended June 30, 2017, four significant customers (defined as contributing at least 10%) accounted for 64% (22%, 18%, 14%, and 10%) of net sales. As of June 30, 2017, three significant customers accounted for approximately 84% (48%, 25%, and 11%) of accounts receivable. Two vendors accounted for approximately 49% (35% and 14%) of purchases for the three months ended June 30, 2017.

For the six months ended June 30, 2017, three significant customers (defined as contributing at least 10%) accounted for 56% (27%, 19%, and 10%) of net sales. Two vendors accounted for approximately 47% (36% and 11%) of purchases for the six months ended June 30, 2017.

During the three and six months ended June 30, 2018 and 2017, net sales by sales channel were as follows:

	Three months ended	Three months ended	Six months ended	Six months ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017

Domestic	64%	43%	57%	44%
E-commerce	20%	32%	24%	33%
International	16%	25%	19%	23%

Selling expenses

Selling expenses include expenses to advertise and market the Company's products, such as, print advertising costs, digital marketing costs, freelance sales representatives, selling fees and expenses, promotional displays, samples and consumer promotions. Advertising and marketing within Selling Expenses, including promotions and digital marketing costs are expensed as incurred or distributed. Advertising and marketing expenses were $504,823 and $457,108 for the three months ending June 30, 2018 and 2017, respectively. Advertising and marketing expenses were $894,639 and $851,515 for the six months ending June 30, 2018 and 2017, respectively.

General and administrative expenses

General and administrative (“G&A”) expenses include depreciation and amortization of certain fixed assets, non-sales overhead (principally personnel and related expenses), insurance and professional service fees.

Research and development expenses

Research and development (“R&D”) costs are expensed as incurred. R&D costs include costs of all basic research activities required to develop a new product or make significant changes to an existing product. R&D costs also include the cost of laboratory testing and registering of new products. R&D costs, included in General and Administrative expenses, totaled $3,269 and $33,058 for the three months ended June 30, 2018 and 2017, respectively. R&D costs totaled $24,929 and $40,913 for the six months ended June 30, 2018 and 2017, respectively.

Income taxes

The Company is a limited liability company which is not a tax paying entity at the corporate level. Each member is instead individually responsible for their share of the Company’s income or loss for income tax reporting purposes.

Recent accounting pronouncements

In 2016, the FASB issued ASU 2016-02 “Leases” (Topic 842), which will require lessees to recognize a right-of-use asset and a lease liability for virtually all of their leases (other than leases that meet the definition of a short-term lease). The liability will be equal to the present value of lease payments.

The asset will be based on the liability, subject to adjustment, such as for initial direct costs. Lessor accounting is similar to the current model, but updated to align with certain changes to the lessee model (e.g., certain definitions, such as initial direct costs, have been updated) and the new revenue recognition standard. This guidance is effective for annual periods beginning after December 15, 2018, with early adoption permitted. The Company expects to adopt ASU No. 2016-02 beginning as of January 1, 2019. Due to the fact that 1901 McGee, LLC is consolidated, the Company does not expect this adoption to have a material impact.

F-8

Note 3 - Summary of significant accounting policies (continued)

Income (loss) per membership unit

Basic net income (loss) per membership unit is computed by dividing the net loss attributable to DERMAdoctor, LLC by the weighted-average number of membership units outstanding for the period. Diluted net income (loss) per membership unit is computed by dividing the net loss attributable to DERMAdoctor, LLC by the weighted-average number of membership units and dilutive membership units equivalents outstanding for the period.

Proforma EPS

The unaudited pro forma basic and diluted net income (loss) per share attributable to common stockholders for the three and six months ended June 30, 2018 and 2017 give effect to the assumed conversion of all membership units upon an initial public offering by treating all membership units as if they had been converted to common stock in all periods in which such shares were outstanding. Shares to be sold in the offering are excluded from the unaudited pro forma basic and diluted loss per share attributable to common stock holders calculations. In addition, $2,850 and $5,700 of interest expense incurred in the three and six months ended June 30, 2018, respectively, and $0 of interest expense incurred during the three and six months ended June 30, 2017, respectively, on the $190,000 related party notes to be repaid with anticipated proceeds from the IPO has been recognized within the unaudited pro forma basic and diluted loss per share. Finally, the unaudited pro forma basic and diluted income per share attributable to common stockholders for the three and six months ended June 30, 2018 includes estimated federal and state corporate income taxes in the amount of $109,577 and $52,396, respectively. No pro forma income tax expense was added for the periods with losses for the three and six months ended June 30, 2017.

Note 4 - Inventory, net

As of June 30, 2018 and December 31, 2017, total net inventory values represented by finished goods and components were as follows:

	June 30, 2018	December 31, 2017

Finished Goods	$911,700	$1,114,208
Components	1,075,583	913,992
Total	$1,987,283	$2,028,200

Based on historical trends as well as review of the products on hand, the Company carried a reserve for obsolete inventory of $145,000 and $142,000 at June 30, 2018 and December 31, 2017, respectively.

Note 5 - Property and equipment, net

Property and equipment, net as of June 30, 2018 and December 31, 2017 consists of the following:

	Useful Life	June 30, 2018	December 31, 2017

Buildings	39	$2,890,299	$2,890,299
Land	Indefinite	395,350	395,350
Equipment	5	36,727	36,727
Furniture & Fixtures	5	11,130	11,130
Property and Equipment, Gross		3,333,506	3,333,506
Less: Accumulated Depreciation		(397,867)	(351,279)
Property and Equipment, Net		$2,935,639	$2,982,227

Depreciation expense was $23,245 and $24,090 for the three months ended June 30, 2018 and 2017, respectively. Depreciation expense was $46,588 and $48,428 for the six months ended June 30, 2018 and 2017, respectively.

Depreciation expense attributable to the Company’s warehouse is recorded within cost of goods sold, while depreciation expense attributable to the Company’s general office workspace is recorded within general and administrative expenses. For the three months ended June 30, 2018 and 2017, $10,948 of depreciation expense was recorded in cost of goods sold. For the six months ended June 30, 2018 and 2017, $21,896 of depreciation expense was recorded in cost of goods sold.

F-9

Note 6 - Accrued expenses and other current liabilities

The Company’s accrued expenses and other current liabilities at June 30, 2018 and December 31, 2017 consisted of the following:

	June 31, 2018	December 31, 2017

Reserve for sales returns	$294,000	$208,222
Credit card payable	257,000	153,420
Inventory in transit	188,457	155,248
Compensation	84,114	65,036
Marketing	33,000	40,000
Other accruals	35,529	35,529
Total	$892,100	$657,455

Note 7 - Debt

The Company’s outstanding debt as of June 30, 2018 and December 31, 2017 consists of the following:

	June 30, 2018	December 31, 2017
Mortgage payables:
Term loan - EDCKC	$1,116,043	$1,147,983
Term loan - Alterra Bank	1,519,258	1,545,141
Less: debt issuance costs	(17,333)	(19,333)
Less: current portion	(118,136)	(116,360)

Total long-term portion of mortgage payables:	2,499,832	2,557,431
Related Party notes payable:
Promissory notes - Papillon Partners	1,790,000	$1,790,000
Less: current portion	(190,000)	(190,000)

Total long-term portion of related notes payable:	1,600,000	1,600,000

Current portion of accounts receivable financing payable	$-	$180,316

Mortgage payables

On December 21, 2012 1901 McGee, LLC entered into a 20-year $1,440,000 loan with EDC Loan Corporation (“EDCKC”) which was funded on February 13, 2013 and matures on February 1, 2033. The loan is secured by all the real property of 1901 McGee, LLC, including the assignment of rents and income, and is subordinate to the deed of trust in favor of Alterra Bank. The loan is guaranteed by Audrey Kunin, Jeff Kunin, Audrey G. Kunin Trust, Jeffrey R. Kunin Trust, and Papillon (See Note 10-Related Party Transactions). The interest rate on the loan is 2.21% with an all-in rate of 2.25% including servicing and other fees. The note may be prepaid in full with 45 days’ notice. The monthly payment is $9,644, including principal and interest payments of $7,451. A prepayment penalty applies if the loan is repaid prior to the tenth year of the loan based on a prepayment schedule. At June 30, 2018, the prepayment penalty was equal to 1.55% of the remaining principal balance.

The Company capitalized $40,000 in deferred financing fees related to this note. 1901 McGee, LLC is also subject to certain events of default including cross default and adverse financial condition provisions.

On May 31, 2016, 1901 McGee, LLC entered into a loan with Alterra Bank for $1,624,211. The loan will mature on October 26, 2022. Interest is paid at a fixed rate of 3.95%. 1901 McGee, LLC is also subject to certain reporting and other covenants to remain in good standing under the loan. The term loan will be repaid in 76 monthly installments of $9,421 each and one last payment estimated at $1,268,821, with the first payment due June 26, 2016. The loan is secured by all the real property of 1901 McGee, LLC, including the assignment of rents and the security interest in the rents and personal property up to a maximum amount of $1,624,211. The loan is guaranteed by Jeff and Audrey Kunin and the Audrey G. Kunin Trust and the Jeffrey R. Kunin Trust (see note 9-Related party transactions). The term loan can be prepaid in part or in whole without premium or penalty.

F-10

Note 7 - Debt (continued)

Related party debt

On November 8, 2016 the Company entered into a three (3) year $1,600,000 promissory note with Papillon. Interest is paid monthly at a rate of 6% per annum and all or any portion of the note may be prepaid without premium or penalty of any kind. The principal amount is due in one balloon payment at the maturity date of November 8, 2019. For the three months ended June 30, 2018 and 2017, the Company recognized $23,934 in interest expense related to this note. For the six months ended June 30, 2018 and 2017, the Company recognized $47,587 in interest expense related to this note.

On July 17, 2017, the Company entered into a three (3) month $90,000 promissory note with Papillon. Interest is paid at a rate of 6% per annum, payable monthly. Multiple note extensions have been granted during 2017 and 2018. The note currently matures on October 27, 2018 and all or any portion of the note may be prepaid without premium or penalty of any kind. For the three and six months ended June 30, 2018, the Company has recognized $1,350 and $2,700, respectively, in interest expense related to this note.

On November 9, 2017, the Company entered into a three (3) month $100,000 promissory note with Papillon. Interest is paid at a rate of 6% per annum, payable monthly. Multiple note extensions have been granted during 2018. The note currently matures on October 27, 2018 and all or any portion of the note may be prepaid without premium or penalty of any kind. For the three and six months ended June 30, 2018, the Company has recognized $1,500 and $3,000, respectively, in interest expense related to this note.

Accounts receivable financing payable

On October 19, 2017, the Company entered into an accounts receivable financing facility with CircleUp Credit Advisors, LLC (“CircleUp”). CircleUp issues individual loans under the facility based on a percentage of outstanding accounts receivable from certain customers less the current total loan amounts outstanding. The customers pay CircleUp directly up to the amount funded to the Company by CircleUp in addition to any incurred interest. Interest is paid at a rate of 17% per annum. To the extent payments from our customers are not sufficient to repay any funds advanced to us by CircleUp, we are obligated to repay any outstanding loan amounts. Our agreement with CircleUp is ongoing and may be cancelled by either party without notice. During 2018, CircleUp agreed to lend amounts to the Company, in addition to the outstanding accounts receivable facility, to fund payments owed to vendors for large inventory purchases made in conjunction with a material customer sale to be completed in the second of quarter of 2018. As of June 30, 2018, and December 31, 2017, the outstanding balance on the facility was $0 and $180,316.

Aggregate future minimum principal payments on the outstanding debt are as follows:

Twelve months ending June 30,
2019	308,136
2020	1,721,623
2021	125,542
2022	129,437
2023	1,364,466
Thereafter	776,097
Total outstanding debt	4,425,301

Note 8 - Commitments and contingencies

From time to time, the Company may become involved in legal proceedings, claims, and litigation arising in the ordinary course of business. Management is not currently aware of any matters that it expects will have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

F-11

Note 9 - Related party transactions

Audrey and Jeff Kunin, through their wholly-owned company, Papillon, are 82.23% owners of DERMAdoctor, LLC. Audrey Kunin is the Chief Executive Officer of DERMAdoctor, LLC and Jeff Kunin is the Chief Operating Officer of DERMAdoctor, LLC. They are 100% owners of 1901 McGee, LLC which owns the building where DERMAdoctor, LLC leases office and warehouse space. Audrey and Jeff Kunin have entered into direct loan agreements with the Company and have guaranteed unrelated third-party principal and interest repayments for the Company including individually, though Papillon, and through the Audrey G. Kunin Trust and the Jeffrey R. Kunin Trust.

Papillon, at June 30, 2018, had extended a total of $1,790,000 in promissory notes to the Company (see Note 7 - Debt). Effective January 1, 2016, the Company entered into sales proceeds agreements with multiple employees of the Company and Papillon. As of June 30, 2018, two of these employees remain with the Company. Pursuant to these agreements, on the event of a sale of the Company, these two employees are eligible to receive .25% of Papillon’s portion of the excess sales proceeds after reductions for (a) all debts and liabilities of the Company, (b) the unreturned capital contributions, and (c) the establishment of any reserves which the Board deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company. To estimate the value of these potential sales proceeds, the Company first developed an estimate of the potential valuation of the Company as of June 30, 2018 and 2017. The estimated value was then reduced by the necessary capital contributions and outstanding debt as of June 30, 2018 and 2017. The remaining value was then multiplied by .25% to determine the potential sales proceeds liability.

The Company estimated a value of for these potentials proceeds payments of $115,000 and $96,000 as of June 30, 2018 and December 31, 2017, respectively. Of these amounts, $9,500 and $8,000 were recorded as compensation expense and as contributed equity during the three months ended June 30, 2018 and 2017, respectively. $19,000 and $16,000 were recorded as compensation expense and as contributed equity during the six months ended June 30, 2018 and 2017, respectively.

As of June 30, 2018 and December 31, 2017, the Company owed $45,000 to related parties to cover costs related to the capital raise discussed in Note 10 – Capital Raise.

Note 10 - Capital raise

January 1, 2016 securities purchase agreement

On January 1, 2016, the Company sold 475,000 of the 1,000,000 outstanding Units to a private equity firm and an employee of the same private equity firm (hereafter both parties will be referred to as “PE Firm”), constituting 47.5% of the issued and outstanding Units of the Company for a purchase price of $3,500,000 under a Securities Purchase Agreement (the “Purchase Agreement”). The proceeds were used to repay outstanding promissory notes to Jeff and Audrey Kunin in the amount of $353,000 and for working capital and general corporate purposes as disclosed in Note 7-Debt. In conjunction with the investment, an Operating Agreement was entered into by the members of the Company. The Operating Agreement limited the Company from taking certain actions such as incurring additional indebtedness, issuing additional Units, and hiring certain employees without a supermajority of Units in favor of such action. The Operating Agreement provides for five managers, consisting of two managers designated by Papillon, two designated by the PE Firm, and one jointly designated by Papillon and the PE Firm, who are authorized to make the day to day decisions for the Company. The Operating Agreement designates how profits and losses are to be allocated. Distributions upon dissolution of the Company under certain circumstances go first, to the payment of debts and liabilities of the Company; second to the establishment of any reserve for an contingent, conditional or unasserted claims or obligations of the Company; third, to the PE Firm in an amount equal to its Unreturned Capital Contributions (as such term is defined in the Operating Agreement); fourth to Papillon in an amount equal to its Unreturned Capital Contributions; and finally, to the members pro rata in proportion to their respective Percentage Interests (as such term is defined in the Operating Agreement). The Company incurred costs related to the equity transaction in the amount of $209,384 which were recorded as a reduction of the proceeds received in the sale of the membership interests.

In conjunction with the Purchase Agreement, a put right was granted to the PE firm. The put right allowed the PE Firm to sell their 475,000 Units to the Company at any time after January 1, 2019, in their absolute discretion, by delivering a 12-month prior notice to the Company and Papillon. Upon delivery of the put notice, Papillon could elect to initiate a process for an approved sale of the Company to a third party during the 12-month period. If Papillon did not elect to exercise its rights with respect to such an approved sale by the expiration of the 12-month period, the Company would be required to purchase all of the Units put to the Company within 120 days. The put price for the 475,000 units was the greater of two times the PE Firm’s capital contribution ($3,500,000) or the Fair Market Value of such Units as of the date of the notice.

F-12

Note 10 - Capital raise (continued)

The Company evaluated the put right and considered the put right a redemption provision on the membership interests, which was outside of the control of the Company and required mezzanine equity classification on the condensed consolidated balance sheet.

November 8, 2016 reorganization

On November 8, 2016, pursuant to the terms of a Unit Purchase Agreement, the PE Firm sold one-half of their Units to Papillon in exchange for Papillon repaying the Company’s $1,590,942 outstanding balance on Banker’s Trust Line of Credit through a $1,600,000 term loan to the Company. The transaction resulted in Papillon owning 762,500 Units or 76.25% of the outstanding Units of the Company, and the PE firm owning 237,500 of the outstanding Units of the Company. In connection with the transaction, the Operating Agreement was amended (the “Amended Operating Agreement”) to change the supermajority requirement for the actions described above to a simple majority requirement, giving Papillon the authority to authorize the specified Company actions without agreement from the PE Firm. The Amended Operating Agreement also limits related party transactions and requires that any additional loans made by Papillon to the Company must be made at a maximum interest rate of 6% per annum. The number of managers was reduced from five to three and Papillon was given the authority to designate all three members. The Amended Operating Agreement also provides for a right of first refusal and drag along and tag along rights to both Papillon and the PE Firm. In conjunction with entering into the Amended Operating Agreement, the put right previously granted to the PE Firm was modified (the “Modified Put Option”), and the PE firm’s put right associated with the 237,500 Units purchased by Papillon was terminated, which resulted in the reclassification of $1,750,000 being reclassified from mezzanine financing to permanent equity. The Modified Put Option permits the PE Firm to sell their 237,500 Units to the Company at any time after November 8, 2020, in their absolute discretion, by delivering a 12-month prior notice to the Company and Papillon. Upon delivery of the put notice, Papillon may elect to initiate a process for an approved sale of the Company to a third party during the 12-month period.

If Papillon does not elect to exercise its rights with respect to such an approved sale by the expiration of the 12-month period, the Company will be required to purchase all of the Units put to the Company within 120 days. The put price for the 237,500 Units is the greater of the PE Firm’s capital contribution ($1,750,000) or the fair market value of such Units as of the date of the notice. At the discretion of the Company, payment for the Units may be with a promissory note to be paid in equal monthly installments over three years. The interest rate for such a note will be the Prime Rate in effect on the first banking day of each year. The promissory note will be secured by a joint and several personal guarantees by Jeff and Audrey Kunin.

December 28, 2017 amendment

On December 28, 2017, the PE firm and Papillon entered into an agreement pursuant to which the PE firm sold Papillon 59,884 Units of the Company (representing approximately 25% of the PE firm’s total ownership of the Company). In consideration of the Units received, Papillon paid the PE firm $480,000. This transaction reduced the put price (discussed in “November 8, 2016 Reorganization” note above) to $1,270,000 or the fair market value of the PE firms’ remaining Units as of the date of the put notice. As a result, $480,000 was reclassified from mezzanine financing to permanent equity. Under the terms of the amendment, in the event of a successful initial public offering, the remaining put right will be cancelled.

F-13

Note 11 - Variable interest entity

We have determined that 1901 McGee, LLC qualifies as a Variable Interest Entity (VIE) because: it was formed with the sole intent of leasing office and warehouse space to DERMAdoctor, LLC; is 100% owned by Audrey and Jeff Kunin who also own 100% of Papillon which owns 82.23% of DERMAdoctor, LLC; and the Company has significant control over the financial performance of 1901 McGee, LLC. We consolidate the 1901 McGee, LLC financial statements because we have the power to direct the activities that significantly affect their economic performance due to implicit interests of our common majority owner. DERMAdoctor, LLC does not have any rights of the assets or obligations of the liabilities of 1901 McGee, LLC.

The classification and carrying amounts of assets and liabilities of 1901 McGee, LLC in the consolidated balance sheet are as follows for the periods ending June 30, 2018 and December 31, 2017:

	June 30, 2018	December 31, 2017

Current assets	$14,403	$19,996
Property and equipment	2,931,038	2,974,830
	2,945,441	2,994,826

Current liabilities (a)	140,464	140,686
Mortgage payable, net of current portion	2,499,832	2,557,431
Equity - Non-controlling interest	305,145	296,709
	$2,945,441	$2,994,826

(a)	$17,328 at June 30, 2018 and December 31, 2017 of deferred revenue related to prepaid rent of the building is included within the consolidated balance sheets of 1901 McGee, LLC above. The deferred revenue of 1901 McGee, LLC and prepaid rent of DERMAdoctor, LLC are not included on the consolidated balance sheets as the amounts are eliminated upon consolidation.

Note 12 - Subsequent events

The Company has performed an evaluation of subsequent events through the date of the independent auditors’ report on consolidated financial statements.

On July 29, 2018, the $90,000 promissory note with Papillon was extended to October 27, 2018.

On July 29, 2018, the $100,000 promissory note with Papillon was extended to October 27, 2018.

F-14

DERMAdoctor, LLC

CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2017 AND 2016

AND

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

F-15

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Members of DERMAdoctor, LLC

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of DERMAdoctor, LLC and affiliate (the “Company”) as of December 31, 2017 and 2016, and the related consolidated statements of operations, members’ deficiency, and cash flows for each of the years in the two-year period ended December 31, 2017, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Change in Accounting Principle

As discussed in Note 3 to the consolidated financial statements, the Company changed the manner in which it accounts for the valuation of its inventory in 2017.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has recurring losses and negative cash flows from operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. If the Company is unable to obtain additional sources of financing and achieve profitability there could be a material adverse effect on the Company.

/s/ Friedman LLP

We have served as the Company’s auditor since 2017.

East Hanover, New Jersey

March 2, 2018

F-16

DERMAdoctor, LLC

Consolidated Balance Sheets

	December 31, 2017	December 31, 2016
Assets
Cash and cash equivalents (a)	$80,629	$252,008
Accounts receivable, net	227,543	49,179
Inventory, net	2,028,200	1,705,597
Deferred offering costs	95,000	-
Prepaid expenses (a)	11,603	43,416
Total current assets	2,442,975	2,050,200
Property and equipment, net (a)	2,982,227	3,077,671
Total assets	$5,425,202	$5,127,871

Liabilities and Members' Deficiency
Current portion of mortgage payables (a)	$116,360	$111,770
Current portion of related party notes payable	190,000	-
Accounts receivables financing payable	180,316	-
Accounts payable (a)	504,854	446,841
Related party accounts payable	45,000	51,876
Deferred revenue	45,077	-
Accrued expense and other current liabilities	657,455	428,889
Total current liabilities	1,739,062	1,039,376
Mortgage payables, net of current portion (a)	2,557,431	2,671,103
Related party note payable	1,600,000	1,600,000
Total liabilities	5,896,493	5,310,479

Commitments and contingencies

Redeemable membership interest	1,270,000	1,750,000

Members' deficiency	(2,038,000)	(2,204,917)
Noncontrolling interests	296,709	272,309
Total deficiency	(1,741,291)	(1,932,608)
Total liabilities, redeemable membership interest and deficiency	$5,425,202	$5,127,871

(a)	At December 31, 2017, $19,996 of cash and cash equivalents, $2,974,830 of property and equipment, net, $116,360 of current portion of mortgage payables, $6,998 of accounts payable, $2,557,431 of mortgage payables, net of current portion, from consolidated variable interest entities are included in the respective balance sheets captions above. See Note 12-Variable Interest Entity.

At December 31, 2016, $11,413 of cash and cash equivalents, $6,052 of prepaid expenses, $3,062,415 of property and equipment, net, $111,770 of current portion of mortgage payables, $7,875 of accounts payable, $2,671,103 of mortgage payables, net of current portion, from consolidated variable interest entities are included in the respective balance sheets captions above. See Note 12-Variable Interest Entity.

The accompanying notes are an integral part of these consolidated financial statements.

F-17

DERMAdoctor, LLC

Consolidated Statements of Operations

	For the year ended	For the year ended
	December 31, 2017	December 31, 2016

Net sales	$8,808,674	$6,474,861
Cost of sales	4,062,563	2,902,349
Gross profit	4,746,111	3,572,512

Operating expenses
Selling expenses	3,371,570	3,955,468
General and administrative expenses	1,643,416	1,475,468
Total Expenses	5,014,986	5,430,936

Loss from operations	(268,875)	(1,858,424)

Other income and expenses
Other income	11,840	10,736
Interest expense	(199,321)	(175,545)
Net loss	(456,356)	(2,023,233)
Net loss attributable to noncontrolling interest	(111,273)	(125,969)
Net loss attributable to DERMAdoctor, LLC	$(345,083)	$(1,897,264)

Net loss per unit, basic and diluted	$(0.35)	$(1.90)

Weighted average units outstanding - basic and diluted	1,000,000	1,000,000

Pro forma income tax effect (unaudited)	$-	$-

Pro forma net loss per share of common stock, basic and diluted (note 3) (unaudited)	$(0.11)	$(0.63)

Pro forma weighted average common shares outstanding - basic and diluted (note 3) (unaudited)	3,000,000	3,000,000

The accompanying notes are an integral part of these consolidated financial statements.

F-18

DERMAdoctor, LLC

Consolidated Statements of Cash Flows

	For the year Ended	For the year Ended
	December 31, 2017	December 31, 2016
Cash flows from operating activities:

Net Loss	$(456,356)	$(2,023,233)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation of property and equipment	95,446	101,915
Amortization of deferred financing fees	4,000	19,332
Obsolete inventory reserve	46,159	95,841
Non-cash compensation	32,000	64,000
Changes in operating assets and liabilities:
Accounts receivable	(178,364)	349,377
Inventory	(368,762)	(492,797)
Prepaid Expenses	31,813	27,644
Related party accounts payable	(6,876)	51,876
Accounts payable	58,014	(1,085,777)
Deferred revenue	45,077	-
Accrued expenses	228,566	88,460
Net cash used in operating activities	(469,283)	(2,803,362)

Cash flows from investing activities:

Purchases of property and equipment	-	(6,492)
Net cash used in investing activities	-	(6,492)

Cash flows from financing activities:

Proceeds from mortgage payables	-	1,624,211
Proceeds from line of credit	-	4,643,099
Proceeds from related party notes payable	190,000	1,600,000
Proceeds from accounts receivable financing	1,057,000	-
Repayment of mortgage payables	(113,084)	(1,720,160)
Repayment of related party notes payable	-	(353,000)
Repayment of line of credit	-	(6,375,149)
Repayments of accounts receivable financing	(876,684)	-
Capital contributions, 1901 McGee LLC	135,673	128,421
Capital contributions, DERMAdoctor, LLC	-	3,500,000
Deferred offering costs	(95,000)	-
Financing fees	-	(105,000)
Net cash provided by financing activities	297,905	2,942,422

Net increase (decrease) in cash	(171,379)	132,568
Cash - Beginning of period	252,008	119,440
Cash - End of period	$80,629	$252,008

Supplemental disclosure of cash and non-cash investing and financing transactions

Cash paid for interest	$199,321	$175,544
Financing costs included in accounts payable	$-	$104,384
Reclassification of mezzanine financing to permanent equity	$480,000	$1,750,000

The accompanying notes are an integral part of these consolidated financial statements.

F-19

DERMAdoctor, LLC

Consolidated Statements of Members’ Deficiency

	Members' Deficiency	Non-Controlling Interests	Total Deficiency

Balance as of January 1, 2016	$(1,912,269)	$269,857	$(1,642,412)

Net loss	(1,897,264)	(125,969)	(2,023,233)
Capital contributions	64,000	128,421	192,421
Reclassification of mezzanine financing to permanent equity	1,750,000	-	1,750,000
Fees associated with sale of membership interest	(209,384)	-	(209,384)

Balance as of December 31, 2016	$(2,204,917)	$272,309	$(1,932,608)

Net loss	(345,083)	(111,273)	(456,356)
Capital contributions	32,000	135,673	167,673
Reclassification of mezzanine financing to permanent equity	480,000	-	480,000

Balance as of December 31, 2017	$(2,038,000)	$296,709	$(1,741,291)

The accompanying notes are an integral part of these consolidated financial statements.

F-20

DERMAdoctor, LLC

Notes to the consolidated financial statements

Note 1 - Nature of operations

DERMAdoctor LLC was initially formed as a Missouri corporation under the name DERMAdoctor, Inc. At the end of 2015, D. Doctor Acquisition LLC was formed and a Contribution Agreement, Bill of Sale and Assignment and Assumption Agreement was entered into between DERMAdoctor Inc. and D. Doctor Acquisition LLC. DERMAdoctor Inc. contributed assets to D. Doctor Acquisition LLC for consideration of 525,000 Units of the Company. At the same time, D. Doctor Acquisition LLC changed its name to DERMAdoctor LLC and DERMAdoctor Inc., changed its name to Papillon Partners Inc. (“Papillon”) which owns the majority of DERMAdoctor, LLC. Jeff and Audrey Kunin own 100% of 1901 McGee LLC, which owns the building that is being leased by DERMAdoctor, LLC and is therefore consolidated within DERMAdoctor, LLC under United States Generally Accepted Accounting Principles. Papillon is jointly owned by Audrey Kunin, Chief Creative Officer of DERMAdoctor, LLC (formerly Chief Executive Officer) and Jeff Kunin, President and Chief Executive Officer of DERMAdoctor, LLC (formerly Chief Operating Officer). DERMAdoctor, LLC was founded by board-certified dermatologist, Dr. Audrey Kunin and the company headquarters is located in Kansas City, Missouri.

The Company is an innovative, prestige skin care company focused on the creation and sale of products designed to target common skin concerns. The Company’s product portfolio includes cleansers, serums, masks, moisturizers, and antiperspirants. The Company utilizes a multi-channel distribution model which includes traditional domestic retail outlets, direct to consumer internet sales through our website (www.dermadoctor.com) and Amazon.com., and international distributors who resell the products in their exclusive territories. The Company currently sells to distributors in China, Hong Kong, Kuwait, the UAE and Central America. The Company believes that a core element of its success is its distinctive marketing strategy. The Company focuses on educating its target customers, women between the age of 18 to 65 who have a college education with above average household income, about the unique benefits of its products, developing intimate relationships with those consumers and capitalizing on its multi-channel distribution strategy to effectively reach and engage those consumers.

Note 2 - Going concern

The Company has incurred losses and negative cash flows from operations since inception. Cash and cash equivalents at December 31, 2017 and cash flows from operations will not be sufficient to fund the operations of the Company over the twelve month period from the date these consolidated financial statements are issued. The Company has entered into a receivables financing facility and the Company’s majority member, Papillon, has provided short-term loans to the Company and may continue to do so (see Note 10-Related party transactions). The Company is actively pursuing additional sources of financing to fund its operations. These sources could include an initial public offering of the Company’s equity, or additional issuances of debt or equity. There is no assurance that additional financing from any source will be available on acceptable terms, if at all. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

These consolidated financial statements have been prepared with the assumption that the Company will continue as a going concern and will be able to realize its assets and discharge its liabilities in the normal course of business and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the inability of the Company to continue as a going concern.

F-21

Note 3 - Summary of significant accounting policies

Principles of consolidation

The consolidated financial statements have been prepared in accordance with principles generally accepted in the United States (“GAAP”). The accompanying consolidated financial statements of the Company include all the accounts of DERMAdoctor LLC and its affiliated company, 1901 McGee LLC, a variable interest entity for which the Company is the primary beneficiary. All significant intercompany balances have been eliminated in consolidation.

Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make judgments, assumptions and estimates that affect the amounts reported in the Company’s consolidated financial statements and accompanying notes. Actual results could differ materially from those estimates.

Reclassifications

Certain reclassifications have been made to prior year financial statements to conform to classifications used in the current year. These reclassifications had no impact on net loss, shareholders’ equity or cash flows as previously reported.

Cash and cash equivalents

Cash and cash equivalents include all cash balances and highly liquid investments purchased with maturities of three months or less. The Company’s cash is currently comprised of cash on hand, deposits in banks, and cash balances held at third-party e-commerce marketplaces.

The Company places its cash with high credit quality financial institutions. At times such investments may be in excess of the Federal Deposit Insurance Corporation (FDIC) insurance limit. Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash deposits. Accounts at each institution are insured by the FDIC up to $250,000.

The Company utilizes multiple third-party e-commerce marketplaces to sell goods. Typically, cash generated from sales, via the marketplaces, is transferred within one week of the sale. Cash generated from these sales is held in a non-FDIC insured account and then transferred to the Company’s bank account at the earliest possible instance.

Accounts receivable, net

Accounts receivables consist of customer obligations arising from transactions with domestic retail customers, reduced by an allowance for doubtful accounts for estimated losses based on the aging of accounts receivable and historical collection experience. The Company writes off accounts receivable against the allowance when a balance is determined to be uncollectible. Recoveries of receivables previously written off are recorded when received. At December 31, 2017 and 2016, $181,778 and $0, respectively, of the sales allowances (as discussed below under “Revenue recognition”) were netted against accounts receivable.

F-22

Note 3 - Summary of significant accounting policies (continued)

The Company grants credit terms in the normal course of business to its domestic retail customers. The risk with respect to trade receivables is mitigated by the thirty to sixty-day duration of customer payment terms and the good credit quality type of the Company’s customer. Credit is not currently extended to e-commerce customers or international distributors who pay for goods prior to them being shipped.

Inventory, net

Inventories consist of components and finished goods and are stated at the lower of cost or net realizable value. Cost is determined on the first in, first out method. Cost components include direct materials, assembly, and freight. The Company reviews its inventory for excess, obsolescence, or expiration and writes down inventory that has no alternative uses to its net realizable value.

Cost of sales includes all the costs to manufacture the Company's products by third-party contractors, which are recognized in the consolidated statement of operations when the product is sold. Cost of sales also includes the cost of inventory write-downs associated with adjustments of held inventories to their net realizable value. These costs are reflected in the Company’s consolidated statements of operations when the product is sold, and net sales revenues are recognized or, in the case of inventory write-downs, when circumstances indicate that the carrying value of inventories is more than their recoverable value. In addition, cost of sales includes warehouse costs including depreciation, wages, utilities, real estate taxes, and property insurance.

Effective January 1, 2017, the Company elected to change its method of valuing its inventory to the FIFO method, where as in all prior years’ inventory was valued using the average cost method. The Company believes that the FIFO method of inventory valuation is preferable because the FIFO method results in the valuation of inventories at more current costs on the consolidated balance sheet, as well as the fact that the FIFO method is commonly used in the beauty industry. The Company determined that this change was not material to the financial statements in the current year or prior years. As such, no retrospective changes were made to the consolidated balance sheets, consolidated statements of operations, consolidated statements of cash flows, or consolidated statements of member’s deficiency.

Property and equipment, net

A fixed asset is any tangible asset purchased for use in the day-to-day operations of the Company from which an economic benefit will be derived over a period greater than one year. Fixed assets include items of property and equipment such as buildings, leasehold improvements, office furniture, fixtures, computers and other related technology equipment. All capitalized assets are depreciated using the straight-line depreciation method. Repairs and maintenance expenditures are expensed as incurred. The Company evaluates events and changes in circumstances that could indicate carrying amounts of long-lived assets, including property and equipment, may not be recoverable. When such events or changes in circumstances occur, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted future cash flows derived from their use and eventual disposition. If the sum of the undiscounted future cash flows is less than the carrying amount of an asset, the Company records an impairment loss for the amount by which the carrying amount of the assets exceeds its fair value. There was no impairment recorded in 2017 or 2016.

F-23

Note 3 - Summary of significant accounting policies (continued)

Debt issuance costs

Debt issuance costs were incurred for arranging credit facilities from various financial institutions. These costs were presented as a discount to the related liability on the consolidated balance sheets and accreted over the term of the related liability using the effective interest rate method. Accretion expense is included in interest expense on the consolidated statements of operations in the amounts of $4,000 and $19,332 for the years ended December 31, 2017 and 2016.

Deferred offering costs

Deferred offering costs, which primarily consist of direct incremental legal and accounting fees relating to the IPO, have been capitalized. The deferred offering costs will be offset against IPO proceeds upon the consummation of the offering. In the event the offering is terminated, deferred offering costs will be expensed.

Segment Reporting

Operating segments are components of an enterprise for which separate financial information is available that is evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Utilizing these criteria, the Company manages its business based on one operating segment and one reportable segment.

Revenue recognition

Revenue consists of sales of our products through domestic retail customers, international distributors, international retail customers, and e-commerce channels and shipping fees charged to our e-commerce customers. Sales through all channels are recognized when persuasive evidence of an arrangement exists, services have been rendered (the product has shipped or when delivered, based on the shipping terms), the price is fixed and determinable and collectability is reasonably assured. Revenue recognized through e-commerce sales is recognized net of any taxes that are collected from consumers and subsequently remitted to governmental authorities.

E-commerce customers can return unused product within 30 days for any reason for full credit. Our domestic retail customers can return product or take credits for damaged product and returns from their customers. They are also allowed to return product that they decide to no longer carry in their stores or sell on their websites. Some agreements with domestic retail customers allow them to use a portion of the products they purchase as testers.

Provision for sales discounts, product returns, markdowns, shortages, damages and testers are recorded as reductions to revenue. The reserve for these items is established by the Company based upon management’s best estimates at the time of sale based upon historical trends.

F-24

Note 3 - Summary of significant accounting policies (continued)

The Company regularly reviews and revises, when deemed necessary, its estimates of sales returns and other required reserves based primarily upon the historical rate of actual product returns, the duration of time between the original sale and return, new product launches and any communicated changes in sales plans by our retail customers. Customers will take credits for discounts, returns, markdowns, damages, shortages, and testers which will reduce future amounts owed to the Company. These revenue reductions are reflected in the consolidated statements of operations as an allowance against revenue. The Company recorded an estimated reserve of $390,000 and $298,000 at December 31, 2017 and 2016, respectively. At December 31, 2017, $181,778 of the reserve was netted against accounts receivable, while $208,222 was included in accrued expenses and other current liabilities. At December 31, 2016, the reserve of $298,000 was included in accrued expenses and other liabilities. These reserves were related to known and potential domestic retail customer returns, testers, and damages. The Company recorded $958,542 and $1,283,261 of revenue reductions during the years ended December 31, 2017 and 2016, respectively.

Certain international customers pay for products in advance. In these instances, when cash is received in advance of a shipment of goods to customers, deferred revenue is recorded. The Company recorded $45,077 and $0 of deferred revenue at December 31, 2017 and 2016, respectively.

Concentrations of risk

For the year ended December 31, 2017, three significant customers (defined as contributing at least 10%) accounted for 58% (26%, 17% and 15%) of net sales. As of December 31, 2017, two significant customer accounted for approximately 83% of (45% and 38%) of accounts receivable. During 2017, one vendor accounted for approximately 39% of purchases for the year ended December 31, 2017.

For the year ended December 31, 2016, three significant customers (defined as contributing at least 10%) accounted for 71% (40%, 21% and 10%) of net sales. As of December 31, 2016, three significant customers accounted for approximately 85% (48%, 22% and 15%) of accounts receivable. During 2016, one vendor accounted for approximately 31% of purchases for the year ended December 31, 2016.

During 2017 and 2016, net sales by sales channel were as follows:

	Twelve months ended	Twelve months ended
	December 31, 2017	December 31, 2016

Domestic	44%	68%
E-commerce	26%	26%
International	30%	6%

F-25

Note 3 - Summary of significant accounting policies (continued)

Fair value of financial instruments

The Company adopted the provisions of the accounting pronouncement which defines fair value, establishes a framework for measuring fair value and enhances fair value measurement disclosure. Under the provisions of the pronouncement, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

U.S. GAAP establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use on unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is described below:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3: Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

It is the Company’s policy to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements. When available, the Company uses quoted market prices to measure fair value. If market prices are not available, the fair value measurement is based on models that use primarily market based parameters including interest rate yield curves, option volatilities and currency rates. In certain cases where market rate assumptions are not available, the Company is required to make judgments about assumptions market participants would use to estimate the fair value of a financial instrument. Changes in the underlying assumptions used, including discount rates and estimates of future cash flows could significantly affect the results of current or future values. The results may not be realized in an actual sale or immediate settlement of an asset or liability. For certain instruments, including cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses, it was determined that the carrying amount approximated fair value because of the short maturities of these instruments. All debt is based on current rates at which the Company could borrow funds with similar remaining maturities and approximate fair value.

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Note 3 - Summary of significant accounting policies (continued)

Selling expenses

Selling expenses include expenses to advertise and market the Company's products, such as, print advertising costs, digital marketing costs, freelance sales representatives, selling fees and expenses, promotional displays, samples and consumer promotions. Advertising and marketing within Selling Expenses, including promotions and digital marketing costs are expensed as incurred or distributed. Advertising and marketing expenses were $1,793,846 and $2,114,847 in 2017 and 2016, respectively.

General and administrative expenses

General and administrative (“G&A”) expenses include depreciation and amortization of certain fixed assets, non-sales overhead (principally personnel and related expenses), insurance and professional service fees.

Research and development expenses

Research and development (“R&D”) costs are expensed as incurred. R&D costs include costs of all basic research activities required to develop a new product or make significant changes to an existing product. R&D costs also include the cost of laboratory testing and registering of new products. R&D costs, included in General and Administrative expenses, totaled $83,845 and $79,385 in 2017 and 2016, respectively.

Income taxes

The Company is a limited liability company which is not a tax paying entity at the corporate level. Each member is instead individually responsible for their share of the Company’s income or loss for income tax reporting purposes.

Recent accounting pronouncements

In May 2014 the FASB issued ASU 2014-09, “Revenue from Contracts with Customers” (Topic 606), which will replace existing revenue recognition standards and significantly expand the disclosure requirements for revenue arrangements. It may be adopted either retrospectively or on a modified retrospective basis to new contracts and existing contracts with remaining performance obligations as of the effective date.

In February 2015, the FASB issued ASU No. 2015-02, “Consolidations (Topic 810): Amendments to the consolidation analysis”. The amendment places more emphasis in the consolidation evaluation on variable interests other than fee arrangements such as principal investment risk. Additionally, the amendments in this update reduce the extent to which related party arrangements cause an entity to be considered a primary beneficiary. The Company adopted ASU No. 2015-02 beginning as of January 1, 2016, and notes that this adoption did not have a material impact on the Company’s results of operations, financial condition and/or financial statement disclosures.

In August 2015, the FASB issued ASU No. 2015-14, “Revenue from Contracts with Customers: Deferral of the Effective Date,” which allows for a deferral of the adoption date for ASU No. 2014-09 until January 1, 2018 and permits early adoption of ASU No. 2014-09, but not before the effective date of January 1, 2017. The Company is currently evaluating the alternative methods of adoption and the effect on its financial statements and related disclosures.

In April 2015, the FASB issued ASU No. 2015-03, "Simplifying the Presentation of Debt Issuance Costs," which requires debt issuance costs to be presented in the financial statements as a deduction from the corresponding debt liability, consistent with the presentation of debt discounts.

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Note 3 - Summary of significant accounting policies (continued)

This guidance became effective for annual periods beginning after December 15, 2015, with early adoption permitted, and is applied retrospectively. The Company adopted ASU No. 2015-03 beginning as of January 1, 2015 and the adoption did not have a material impact on the Company’s results of operations, financial condition and/or financial statement disclosures.

In July 2015, the FASB issued ASU No. 2015-11, "Inventory (Topic 330): Simplifying the Measurement of Inventory," which simplifies the subsequent measurement of inventories by requiring inventory to be measured at the lower of cost or net realizable value, rather than at the lower of cost or market. Net realizable value is defined as the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. This guidance is effective for annual periods beginning after December 15, 2016, with early adoption permitted. The Company adopted ASU No. 2015-11 beginning as of January 1, 2015 and did not have a material impact on the Company’s results of operations, financial condition and/or financial statement disclosures.

In 2016, the FASB issued ASU 2016-02 “Leases” (Topic 842), which will require lessees to recognize a right-of-use asset and a lease liability for virtually all of their leases (other than leases that meet the definition of a short-term lease). The liability will be equal to the present value of lease payments. The asset will be based on the liability, subject to adjustment, such as for initial direct costs. Lessor accounting is similar to the current model, but updated to align with certain changes to the lessee model (e.g., certain definitions, such as initial direct costs, have been updated) and the new revenue recognition standard. This guidance is effective for annual periods beginning after December 15, 2018, with early adoption permitted. The Company expects to adopt ASU No. 2016-02 beginning as of January 1, 2019. Due to the fact that 1901 McGee, LLC is consolidated, the Company does not expect this adoption to have an impact.

In October 2016, the FASB issued ASU No. 2016-17, “Consolidations (Topic 810): Interests held through related parties under common control”, which amends the consolidation guidance on how a reporting entity that is the single decision maker of a VIE should treat indirect interests in the entity held through related parties that are under common control, with the reporting entity when determining whether it is the primary beneficiary of that VIE. The primary beneficiary of a VIE is a reporting entity that has a controlling financial interest in a VIE, and, therefore, consolidates the VIE. A reporting entity has an indirect interest in a VIE if it has a direct interest in a related party that, in turn, has a direct interest in the VIE. The Company adopted ASU No. 2016-17 beginning as of January 1, 2017, and notes that the adoption did not have a material impact on the Company’s results of operations, financial condition and/or financial statement disclosures.

Loss per membership unit

Basic loss per membership unit is computed by dividing the net loss attributable to DERMAdoctor, LLC by the weighted-average number of membership units outstanding for the period. Diluted loss per membership unit is computed by dividing the net loss attributable to DERMAdoctor, LLC by the weighted-average number of membership units and dilutive membership units equivalents outstanding for the period.

Proforma EPS

The unaudited pro forma basic and diluted loss per share attributable to common stockholders for the years ended December 31, 2017 and 2016 give effect to the assumed conversion of all 1,000,000 membership units upon an initial public offering by treating all membership units as if they had been converted to 3,000,000 shares common stock in all periods in which such shares were outstanding. Shares to be sold in the offering are excluded from the unaudited pro forma basic and diluted loss per share attributable to common stock holders calculations. In addition, the $3,250 of interest expense incurred during 2017 on the $190,000 related party notes to be repaid has been excluded form the unaudited pro forma basic and diluted loss per share.

Note 4 - Inventory, net

As of December 31, 2017 and 2016, total net inventory values represented by finished goods and components were as follows:

	December 31, 2017	December 31, 2016

Finished Goods	$1,114,208	$541,598
Components	913,992	1,163,999
Total	$2,028,200	$1,705,597

Based on historical trends as well as review of the products on hand, the Company recorded a reserve for obsolete inventory of $142,000 and $95,841 at December 31, 2017 and 2016, respectively.

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Note 5 - Property and equipment, net

Property and equipment, net as of December 31, 2017 and 2016 consists of the following:

	Useful Life	December 31, 2017	December 31, 2016

Buildings	39	$2,890,299	$2,890,299
Land	Indefinite	395,350	395,350
Equipment	5	36,727	36,727
Furniture & Fixtures	5	11,130	11,130
Property and Equipment, Gross		3,333,506	3,333,506
Less: Accumulated Depreciation		(351,279)	(255,835)
Property and Equipment, Net		$2,982,227	$3,077,671

Depreciation expense was $95,446 and $101,915 for 2017 and 2016, respectively. Depreciation expense attributable to the Company’s warehouse is recorded within cost of goods sold, while depreciation expense attributable to the Company’s general office workspace is recorded within general and administrative expenses. For each of the years ended December 31, 2017 and 2016, $43,792 of depreciation expense was recorded in cost of goods sold.

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Note 6 - Accrued expenses and other current liabilities

The Company’s accrued expenses and other current liabilities consisted of the following:

	December 31, 2017	December 31, 2016

Reserve for sales returns	$208,222	$298,000
Inventory in transit	155,248	-
Credit card payable	153,420	-
Compensation	65,036	61,888
Marketing	40,000	34,553
Other accruals	35,529	34,448
Total	$657,455	$428,889

Note 7 - Debt

The Company’s outstanding debt as of December 31, 2017 and 2016 consists of the following:

	December 31, 2017	December 31, 2016
Mortgage payables:
Term loan - EDCKC	$1,147,983	$1,210,797
Term loan - Alterra Bank	1,545,141	1,595,409
Less: debt issuance costs	(19,333)	(23,333)
Less:current portion	(116,360)	(111,770)
Total long-term portion of mortgage payables:	2,557,431	2,671,103
Related Party notes payable:
Promissory notes - Papillon Partners	1,790,000	$1,600,000
Less: current portion	(190,000)	-
Total long-term portion of related notes payable:	1,600,000	1,600,000
Current portion of accounts receivable financing payable	$180,316	$-

Mortgage payables

On December 21, 2012 1901 McGee, LLC entered into a 20-year $1,440,000 loan with EDC Loan Corporation (“EDCKC”) which was funded on February 13, 2013 and matures on February 1, 2033. The loan is secured by all the real property of 1901 McGee, LLC, including the assignment of rents and income, and is subordinate to the deed of trust in favor of Alterra Bank. The loan is guaranteed by Audrey Kunin, Jeff Kunin, Audrey G. Kunin Trust, Jeffrey R. Kunin Trust, and Papillon (See Note 10-Related Party Transactions). The interest rate on the loan is 2.21% with an all-in rate of 2.25% including servicing and other fees. The note may be prepaid in full with 45 days’ notice. The monthly payment is $9,644, including principal and interest payments of $7,451. A prepayment penalty applies if the loan is repaid prior to the tenth year of the loan based on a prepayment schedule. At December 31, 2017 and 2016, the prepayment penalty was equal to 1.55% of the remaining principal balance. The Company capitalized $40,000 in deferred financing fees related to this note. 1901 McGee, LLC is also subject to certain events of default including cross default and adverse financial condition provisions.

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Note 7 - Debt (continued)

On October 26, 2012, 1901 McGee, LLC entered into a 10-year, $1,750,000 term loan with ANB Bank. 1901 McGee, LLC repaid the remaining balance of the ANB loan in full on May 31, 2016 with the proceeds from the term loan with Alterra Bank discussed below.

On May 31, 2016, 1901 McGee, LLC entered into a loan with Alterra Bank for $1,624,211. The proceeds of the loan were used to pay off the ANB Bank term loan. The loan will mature on October 26, 2022. Interest is paid at a fixed rate of 3.95%. 1901 McGee, LLC is also subject to certain reporting and other covenants to remain in good standing under the loan. The term loan will be repaid in 76 monthly installments of $9,421 each and one last payment estimated at $1,268,821, with the first payment due June 26, 2016.

The loan is secured by all the real property of 1901 McGee, LLC, including the assignment of rents and the security interest in the rents and personal property up to a maximum amount of $1,624,211. The loan is guaranteed by Jeff and Audrey Kunin and the Audrey G. Kunin Trust and the Jeffrey R. Kunin Trust (see note 10-Related party transactions). The term loan can be prepaid in part or in whole without premium or penalty.

Line of credit

On October 26, 2012, the Company entered into a revolving credit facility with ANB Bank with a maturity date of October 26, 2015. The credit limit on the Facility was $1,900,000. The facility was collateralized with the Audrey G. Kunin Trust UA dated February 21, 1999. Audrey Kunin is the Chief Creative Officer and has an ownership position in the Company (see Note 10-Related party transactions). The PE firm investment proceeds (see Note11-Capital Raise) were used to pay off the credit facility in full. The facility was closed on January 7, 2016.

On February 22, 2016, the Company entered into a one (1) year, $2,000,000 line of credit with Banker’s Trust Company. All amounts under the line of credit were available for draw until the maturity date on February 22, 2017. The line of credit was collateralized by substantially all of the Company’s assets. The interest rate on the line of credit was subject to change from time to time and is charged at a rate of 0.58 percentage points over the Wall Street Journal U.S. Prime Rate. The Company was also subject to certain reporting and financial covenants to remain in good standing under the line of credit. All or a portion of the line of credit may be paid without penalty earlier than it is due. The line was paid in full with proceeds from the Papillon loan discussed below. The line was closed on November 8, 2016.

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Note 7 - Debt (continued)

Related party debt

On September 30, 2014, the Company entered into a $250,000 demand loan agreement with Jeff and Audrey Kunin. There was no interest rate associated with the loan and all or any portion of the note could be prepaid without premium or penalty. The note was repaid in full on January 11, 2016.

On December 1, 2015, the Company entered into a $150,000 demand loan agreement with Jeff and Audrey Kunin of which $103,000 was drawn. There was no interest rate associated with the loan and all or any portion of the note could be prepaid without premium or penalty. The note was repaid in full on January 11, 2016.

On November 8, 2016 the Company entered into a three (3) year $1,600,000 promissory note with Papillon. Interest is paid monthly at a rate of 6% per annum and all or any portion of the note may be prepaid without premium or penalty of any kind. The principal amount is due in one balloon payment at the maturity date of November 8, 2019. For the years ended December 31, 2017 and 2016, the Company has recognized $96,000 and $14,203, respectively, in interest expense related to this note.

On July 17, 2017, the Company entered into a three month $90,000 promissory note with Papillon. Interest is paid at a rate of 6% per annum, payable monthly. The note was extended for a three month period on October 15, 2017. The note was extended again on January 13, 2018 for a two month period. The note matures on March 15, 2018 and all or any portion of the note may be prepaid without premium or penalty of any kind. For the year ended December 31, 2017, the Company has recognized $2,250 in interest expense related to this note.

On November 9, 2017, the Company entered into a three month $100,000 promissory note with Papillon. Interest is paid at a rate of 6% per annum, payable monthly. The note was extended for a three-month period on February 6, 2018. The note matures on May 8, 2018 and all or any portion of the note may be prepaid without premium or penalty of any kind. For the year ended December 31, 2017, the Company has recognized $1,000 in interest expense related to this note.

Accounts receivable financing payable

On October 19, 2017, the Company entered into an accounts receivable financing facility with CircleUp Credit Advisors, LLC (“CircleUp”). CircleUp issues individual loans under the facility based on a percentage of outstanding accounts receivable from certain customers less the current total loan amounts outstanding. The customers pay CircleUp directly up to the amount funded to the Company by CircleUp in addition to any incurred interest. Interest is paid at a rate of 17% per annum. To the extent payments from our customers are not sufficient to repay any funds advanced to us by CircleUp, we are obligated to repay any outstanding loan amounts. As of December 31, 2017, the outstanding balance on the facility was $180,316.

Aggregate future minimum principal payments on the outstanding debt are as follows:

Year ending December 31,
2018	486,676
2019	1,719,947
2020	123,491
2021	127,476
Thereafter	2,205,850
Total outstanding debt	4,663,440

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Note 8 - Commitments and contingencies

From time to time, the Company may become involved in legal proceedings, claims, and litigation arising in the ordinary course of business. Management is not currently aware of any matters that it expects will have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

Employment Agreements

On January 1, 2016, the Company entered into an employment agreement with Dr. Audrey Kunin to act as our Chief Executive Officer. Dr. Kunin receives an annual base salary of $150,000 per year. Pursuant to the employment agreement, Dr. Kunin will be entitled to a bonus equal to two percent of actual measurable sales that are the direct result of her personal media appearances on behalf of the Company, as determined by the Company. No bonus was paid to Dr. Kunin for the year ended December 31, 2017 or 2016. If Dr. Kunin’s employment contract is terminated for cause (as defined in the agreement), death or disability, she (or her estate in the event of death) will receive the accrued base salary, vacation pay, expense reimbursement and any other entitlements accrued by her through the date of termination to the extent not previously paid. If Dr. Kunin’s employment is terminated without cause, she will also receive an amount equal to two months base salary as severance. Under her employment agreement, Dr. Kunin has also agreed to non-competition provisions. The Company has negotiated a new employment agreement with Dr. Kunin with respect to her position as Chief Creative Officer.

On May 22, 2017, the Company entered into an employment agreement with Andrea Bielsker to act as our Chief Financial Officer. Ms. Bielsker receives an annual base salary of $130,000 per year. Pursuant to the employment agreement, Ms. Bielsker will devote 60% of her professional time to the Company. Ms. Bielsker is eligible for an annual bonus equal to a percentage of her base salary. Any bonus that may be awarded will be in the sole and absolute discretion of both the Compensation Committee and the Board of Directors of the Company. If Ms. Bielsker’s employment contract is terminated for cause (as defined in the agreement), death or disability, she (or her estate in the event of death) will receive the accrued base salary, vacation pay, expense reimbursement and any other entitlements accrued by her through the date of termination to the extent not previously paid. If Ms. Bielsker’s employment is terminated without cause, she will also receive an amount equal to three months base salary as severance. Under her employment agreement, Ms. Bielsker has also agreed to non-competition provisions. The initial term of this Agreement shall end on December 31, 2018.

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Note 9 - Employee benefit plan

The Company maintains a defined contribution 401(k) plan (the “401(k) Plan”) for eligible employees. Participants may make voluntary contributions up to the maximum amount allowable by law. The Company may make contributions to the 401(k) Plan on a discretionary basis which vest to the participants 100%. The Company made contributions of $35,307 and $33,625 for 2017 and 2016, respectively.

Note 10 - Related party transactions

Audrey and Jeff Kunin, through their wholly-owned company, Papillon, are 82.23% owners of DERMAdoctor, LLC. Audrey Kunin is the Chief Executive Officer of DERMAdoctor, LLC and Jeff Kunin is the Chief Operating Officer of DERMAdoctor, LLC. They are 100% owners of 1901 McGee, LLC which owns the building where DERMAdoctor, LLC leases office and warehouse space.

Audrey and Jeff Kunin have entered into direct loan agreements with the Company and have guaranteed unrelated third-party principal and interest repayments for the Company including individually, though Papillon, and through the Audrey G. Kunin Trust and the Jeffrey R. Kunin Trust.

Papillon, at December 31, 2017, had extended a total of $1,790,000 in promissory notes to the Company (see Note 7 - Debt).

Effective January 1, 2016, the Company entered into sales proceeds agreements with multiple employees of the Company and Papillon. As of December 31, 2017, only two of these employees remain with the Company. Pursuant to these agreements, on the event of a sale of the Company, these two employees are eligible to receive .25% of Papillon’s portion of the excess sales proceeds after reductions for (a) all debts and liabilities of the Company, (b) the unreturned capital contributions, and (c) the establishment of any reserves which the Board deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company. To estimate the value of these potential sales proceeds, the Company first developed an estimate of the potential valuation of the Company as of December 31, 2017 and 2016. The estimated value was then reduced by the necessary capital contributions and outstanding debt as of December 31, 2017 and 2016. The remaining value was then multiplied by .25% to determine the potential sales proceeds liability. The Company estimated a value for these potential sales proceeds payments of $96,000 and $64,000 as of December 31, 2017 and 2016, respectively. Of these amounts, $32,000 and $64,000 were recorded as compensation expense and as contributed equity during 2017 and 2016, respectively.

As of December 31, 2017, the Company owed $45,000 to related parties to cover costs related to the capital raise discussed in Note 11 – Capital Raise.

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Note 11 - Capital raise

January 1, 2016 securities purchase agreement

On January 1, 2016, the Company sold 475,000 of the 1,000,000 outstanding membership units to a private equity firm and an employee of the same private equity firm (hereafter both parties will be referred to as “PE Firm”), constituting 47.5% of the issued and outstanding membership units of the Company for a purchase price of $3,500,000 under a Securities Purchase Agreement (the “Purchase Agreement”). The proceeds were used to repay outstanding promissory notes to Jeff and Audrey Kunin in the amount of $353,000 and for working capital and general corporate purposes as disclosed in Note 7-Debt.

In conjunction with the investment, an Operating Agreement was entered into by the members of the Company. The Operating Agreement limited the Company from taking certain actions such as incurring additional indebtedness, issuing additional Units, and hiring certain employees without a supermajority of Units in favor of such action. The Operating Agreement provides for five managers, consisting of two managers designated by Papillon, two designated by the PE Firm, and one jointly designated by Papillon and the PE Firm, who are authorized to make the day to day decisions for the Company. The Operating Agreement designates how profits and losses are to be allocated.

Distributions upon dissolution of the Company under certain circumstances go first, to the payment of debts and liabilities of the Company; second to the establishment of any reserve for an contingent, conditional or unasserted claims or obligations of the Company; third, to the PE Firm in an amount equal to its Unreturned Capital Contributions (as such term is defined in the Operating Agreement); fourth to Papillon in an amount equal to its Unreturned Capital Contributions; and finally, to the members pro rata in proportion to their respective Percentage Interests (as such term is defined in the Operating Agreement). The Company incurred costs related to the equity transaction in the amount of $209,384 which were recorded as a reduction of the proceeds received in the sale of the membership interests. In conjunction with the Purchase Agreement, a put right was granted to the PE firm. The put right allowed the PE Firm to sell their 475,000 Units to the Company at any time after January 1, 2019, in their absolute discretion, by delivering a 12-month prior notice to the Company and Papillon. Upon delivery of the put notice, Papillon could elect to initiate a process for an approved sale of the Company to a third party during the 12-month period. If Papillon did not elect to exercise its rights with respect to such an approved sale by the expiration of the 12-month period, the Company would be required to purchase all of the Units put to the Company within 120 days. The put price for the 475,000 units was the greater of two times the PE Firm’s capital contribution ($3,500,000) or the Fair Market Value of such Units as of the date of the notice. The Company evaluated the put right and considered the put right a redemption provision on the membership interests, which was outside of the control of the Company and required mezzanine equity classification on the consolidated balance sheet.

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Note 11 - Capital Raise (continued)

November 8, 2016 reorganization

On November 8, 2016, pursuant to the terms of a Unit Purchase Agreement, the PE Firm sold one-half of their Units to Papillon in exchange for Papillon repaying the Company’s $1,590,942 outstanding balance on Banker’s Trust Line of Credit through a $1,600,000 term loan to the Company. The transaction resulted in Papillon owning 762,500 Units or 76.25% of the outstanding membership units of the Company, and the PE firm owning 237,500 of the outstanding membership units of the Company. In connection with the transaction, the Operating Agreement was amended (the “Amended Operating Agreement”) to change the supermajority requirement for the actions described above to a simple majority requirement, giving Papillon the authority to authorize the specified Company actions without agreement from the PE Firm. The Amended Operating Agreement also limits related party transactions and requires that any additional loans made by Papillon to the Company must be made at a maximum interest rate of 6% per annum. The number of managers was reduced from five to three and Papillon was given the authority to designate all three members. The Amended Operating Agreement also provides for a right of first refusal and drag along and tag along rights to both Papillon and the PE Firm.

In conjunction with entering into the Amended Operating Agreement, the put right previously granted to the PE Firm was modified (the “Modified Put Option”), and the PE firm’s put right associated with the 237,500 Units purchased by Papillon was terminated, which resulted in the reclassification of $1,750,000 being reclassified from mezzanine financing to permanent equity. The Modified Put Option permits the PE Firm to sell their 237,500 Units to the Company at any time after November 8, 2020, in their absolute discretion, by delivering a 12-month prior notice to the Company and Papillon. Upon delivery of the put notice, Papillon may elect to initiate a process for an approved sale of the Company to a third party during the 12-month period.

If Papillon does not elect to exercise its rights with respect to such an approved sale by the expiration of the 12-month period, the Company will be required to purchase all of the Units put to the Company within 120 days. The put price for the 237,500 Units is the greater of the PE Firm’s capital contribution ($1,750,000) or the fair market value of such Units as of the date of the notice. At the discretion of the Company, payment for the Units may be with a promissory note to be paid in equal monthly installments over three years. The interest rate for such a note will be the Prime Rate in effect on the first banking day of each year. The promissory note will be secured by a joint and several personal guarantees by Jeff and Audrey Kunin.

December 28, 2017 amendment

On December 28, 2017, the PE firm and Papillon entered into an agreement pursuant to which the PE firm sold Papillon 59,884 Units of the Company (representing approximately 25% of the PE firm’s total ownership of the Company). In consideration of the Units received, Papillon paid the PE firm $480,000. This transaction reduced the put price (discussed in “November 8, 2016 Reorganization” note above) to $1,270,000 or the fair market value of the PE firms’ remaining Units as of the date of the put notice. As a result, $480,000 was reclassified from mezzanine financing to permanent equity. In the event of a successful initial public offering, the remaining put right will be cancelled.

Note 12 - Variable interest entity

We have determined that 1901 McGee, LLC qualifies as a Variable Interest Entity (VIE) because: it was formed with the sole intent of leasing office and warehouse space to DERMAdoctor, LLC; is 100% owned by Audrey and Jeff Kunin who also own 100% of Papillon which owns 82.23% of DERMAdoctor, LLC; and the Company has significant control over the financial performance of 1901 McGee, LLC. We consolidate the 1901 McGee, LLC financial statements because we have the power to direct the activities that significantly affect their economic performance due to implicit interests of our common majority owner. DERMAdoctor, LLC does not have any rights of the assets or obligations of the liabilities of 1901 McGee, LLC.

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Note 12 - Variable interest entity (continued)

The classification and carrying amounts of assets and liabilities of 1901 McGee, LLC in the consolidated balance sheet are as follows for the periods ending December 31, 2017 and 2016:

	December 31, 2017	December 31, 2016

Current assets	$19,996	$17,465
Property and equipment	2,974,830	3,062,415
	2,994,826	3,079,880

Current liabilities (a)	140,686	136,468
Mortgage payable, net of current portion	2,557,431	2,671,103
Equity - Non-controlling interest	296,709	272,309
	$2,994,826	$3,079,880

(a)	$17,328 at December 31, 2017 and $16,823 at December 31, 2016 of deferred revenue related to prepaid rent of the building is included within the consolidated balance sheets of 1901 McGee, LLC above. The deferred revenue of 1901 McGee, LLC and prepaid rent of DERMAdoctor, LLC are not included on the consolidated balance sheets as the amounts are eliminated upon consolidation.

Note 13 - Subsequent events

The Company has performed an evaluation of subsequent events through the date of the independent auditors’ report on consolidated financial statements.

On March 1, 2018, Jeff Kunin was appointed President and Chief Executive Officer, and Audrey Kunin was appointed as Chief Creative Officer.

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2,470,000 Units Consisting of Shares
of Common Stock and Warrants

PROSPECTUS

ThinkEquity

a division of Fordham Financial Management, Inc.

Through and including                      , 2018 (25 days after commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by the registrant, other than estimated underwriting discounts and commissions, in connection with our public offering. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the Nasdaq listing fee:

SEC registration fee	$1,865
FINRA filing fee	2,764
Nasdaq listing fee	50,000
Legal fees and expenses	400,000
Accounting fees and expenses	60,000
Fees and expenses of the transfer agent, registrar and warrant agent	1,000
Printing and engraving expenses	10,000
Non-accountable expenses to Representative	123,500
Miscellaneous expenses	125,871
Total	$775,000

Item 14. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were, are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) actually and reasonably incurred.

The Registrant’s certificate of incorporation and amended and restated bylaws, each of which will become effective prior to the effectiveness of the registration statement of which this prospectus is a part, provide for the indemnification of its directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

●	transaction from which the director derives an improper personal benefit;

●	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payment of dividends or redemption of shares; or

●	breach of a director’s duty of loyalty to the corporation or its stockholders.

The Registrant’s certificate of incorporation includes such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Registrant upon delivery to it of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, the Registrant has entered into indemnity agreements with each of its directors and executive officers, that require the Registrant to indemnify such persons against any and all costs and expenses (including attorneys’, witness or other professional fees) actually and reasonably incurred by such persons in connection with any action, suit or proceeding (including derivative actions), whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer or is or was acting or serving as an officer, director, employee or agent of the Registrant or any of its affiliated enterprises. Under these agreements, the Registrant is not required to provide indemnification for certain matters, including:

●	indemnification beyond that permitted by the Delaware General Corporation Law;

●	indemnification for any proceeding with respect to the unlawful payment of remuneration to the director or officer;

●	indemnification for certain proceedings involving a final judgment that the director or officer is required to disgorge profits from the purchase or sale of the Registrant’s stock;

●	indemnification for proceedings involving a final judgment that the director’s or officer’s conduct was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct or a breach of his or her duty of loyalty, but only to the extent of such specific determination;

●	indemnification for proceedings or claims brought by an officer or director against us or any of the Registrant’s directors, officers, employees or agents, except for claims to establish a right of indemnification or proceedings or claims approved by the Registrant’s board of directors or required by law;

●	indemnification for settlements the director or officer enters into without the Registrant’s consent; or

●	indemnification in violation of any undertaking required by the Securities Act or in any registration statement filed by the Registrant.

The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Except as otherwise disclosed under the heading “Legal Proceedings” in the “Business” section of this registration statement, there is at present no pending litigation or proceeding involving any of the Registrant’s directors or executive officers as to which indemnification is required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

The Registrant has an insurance policy in place that covers its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

The Registrant plans to enter into an underwriting agreement which provides that the underwriters are obligated, under some circumstances, to indemnify the Registrant’s directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

During the last three years, we have issued unregistered securities to the persons described below. None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof as a transaction not involving a public offering. The recipients both had access, through their relationship with us, to information about us.

On December 31, 2015, we issued 525,000 Units to DERMAdoctor, Inc. (now known as Papillon Partners, Inc., or Papillon) in consideration of the contribution by DERMAdoctor, Inc. of assets.

On January 1, 2016, we issued 475,000 Units to Midwest Growth Partners LLLP for cash proceeds of $3,500,000.

On November 8, 2016, we issued a promissory note in the aggregate principal amount of $1,600,000 to Papillon, which note bears interest at a rate of 6% per annum.

On July 17, 2017, we issued a short-term promissory note to Papillon in the aggregate principal amount of $90,000, which note bears interest at a rate of 6% per annum.

On November 9, 2017, we issued a short-term promissory note to Papillon in the aggregate principal amount of 100,000, which note bears interest at a rate of 6% per annum.

Item 16. Exhibits and Financial Statement Schedules.

The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this registration statement.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes that:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 5 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Kansas City, State of Missouri, on the 21st of September, 2018.

DERMADOCTOR, INC.

By:	/s/ Jeff Kunin, M.D.
Name:	Jeff Kunin, M.D.
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeff Kunin, M.D.	President and Chief Executive Officer (Principal Executive Officer) and	September 21, 2018
Jeff Kunin, M.D.	Chairman of the Board of Directors

/s/ Andrea Bielsker	Chief Financial Officer (Principal Financial and Accounting Officer)	September 21, 2018
Andrea Bielsker

/s/ Audrey Kunin, M.D.	Chief Creative Officer and Member of the Board of Directors	September 21, 2018
Audrey Kunin, M.D.

*	Member of the Board of Directors	September 21, 2018
William Kunin

*By:	/s/ Jeff Kunin, M.D.
Jeff Kunin, M.D.
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
1.1*	Form of Underwriting Agreement
3.1#	Articles of Organization of D. Doctor Acquisition, LLC (the predecessor of DERMAdoctor, LLC)
3.2#	Amended and Restated Operating Agreement of DERMAdoctor, LLC
3.3#	Amendment of Articles of Organization of DERMAdoctor, LLC
3.4#	Certificate of Incorporation of DERMAdoctor, Inc. filed with Delaware Secretary of State on April 30, 2018.
3.5#	Bylaws of DERMAdoctor, Inc.
3.6#	Form of Certificate of Merger to be filed with the Secretary of State of the State of Delaware
3.7#	Form of Articles of Merger to be filed with the Secretary of State of the State of Missouri
3.8#	Form of Agreement and Plan of Merger
4.1#	Specimen Common Stock Certificate
4.2#	Form of Representative’s Warrant
4.3#	Promissory Note, dated November 8, 2016
4.4#	Promissory Note, dated July 17, 2017
4.5#	Promissory Note, dated November 9, 2017
4.6#	Promissory Note Extension Agreement dated October 9, 2017 (to July 2017 Note)
4.7#	Promissory Note Second Extension Agreement dated January 13, 2018 (to July 2017 Note)
4.8#	Promissory Note Extension Agreement dated February 6, 2018 (to November 2017 Note)
4.9#	Promissory Note Third Extension Agreement dated March 15, 2018 (to November 2017 Note)
4.10#	Promissory Note Extension Agreement dated April 30, 2018 (to July 2017 Note)
4.11#	Promissory Note Extension Agreement dated April 30, 2018 (to November 2017 Note)
4.12*	Promissory Note Extension Agreement dated (to July 2017 Note)
4.13*	Promissory Note Extension Agreement dated (to November 2017 Note)
4.14*	Form of Warrant Agent Agreement (including the Form of Global Certificate included therein as Exhibit A and the Form of Certificated Warrant included therein as Annex C)
5.1*	Opinion of Gracin & Marlow, LLP
10.1#	Form of Indemnification Agreement by and between the Registrant and its directors and officers
10.2#	DERMAdoctor, Inc. 2018 Equity Incentive Plan
10.3#	Form of Stock Option Agreement, Notice of Exercise and Stock Option Grant Notice under the 2018 Equity Incentive Plan
10.4#	Form of Restricted Stock Unit Award Agreement and Notice of Award of Restricted Stock Units under the 2018 Equity Incentive Plan
10.5#	Form of Restricted Stock Agreement and Notice of Award of Restricted Stock under the 2018 Equity Incentive Plan
10.6#	Non-Competition Agreement with Jeffery R. Kunin, dated January 1, 2016
10.7#	Employment Agreement with Andrea Bielsker, dated May 22, 2017
10.8#	Employment Agreement with Audrey Kunin, dated March 10, 2018
10.9#	Employment Agreement with Jeffrey R. Kunin, dated March 10, 2018
10.10#	Building Lease dated January 1, 2016 between 1901 McGee, LLC and DERMAdoctor, LLC
10.11#	Form of Commercial Loan Agreement between DERMAdoctor, LLC and CircleUp Credit Advisors, LLC
10.12#	Form of Sale Proceeds Sharing Agreement
21.1#	Subsidiaries of DERMAdoctor, Inc.
23.1*	Consent of Friedman, LLP
23.2*	Consent of Gracin & Marlow, LLP (See Exhibit 5.1 above)
24.1#	Power of Attorney (Included in the signature page of the initial Registration Statement)
99.1#	Consent of Victoria Barnard, Director Nominee
99.2#	Consent of Brad Hampton, Director Nominee
99.3#	Consent of James Hyde, Director Nominee

+	Indicates management contract or compensatory plan.

*	Filed herewith

#	Previously filed